                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_]Preliminary Proxy Statement              COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               HNC SOFTWARE INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
      COMMON STOCK, $0.001 PAR VALUE
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
      5,088,956(1)
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      $34.8125(2)
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
      $177,159,281
   --------------------------------------------------------------------------

  (5) Total fee paid:
      $35,431.86(3)
   --------------------------------------------------------------------------

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:
(1) The conversion ratio and the actual number of shares to be issued pursuant to the proposed merger that is the subject of this Proxy Statement will be determined at the effective time of the merger. For purposes of calculating the filing fee, the aggregate number of securities to be issued has been estimated using the applicable merger conversion formula applied to information as of July 31, 1997.
(2) Pursuant to Exchange Act Rule 0-11(a), the per share price has been calculated as the average of the high and low prices reported on the Nasdaq National Market on August 22, 1997.
(3) Pursuant to Exchange Act Rule 0-11(c), the filing fee is equal to the 1/50 of 1% of the value of the HNC Common Stock to be transferred to security holders of CompReview, Inc. in the proposed transaction.

                                [LOGO OF HNC]

                               October 20, 1997

To Our Stockholders:

  As you may be aware, HNC Software Inc., a Delaware corporation ("HNC"), CompReview, Inc., a California corporation ("CompReview"), the current stockholders of CompReview and FW1 Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of HNC ("Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of July 14, 1997 (the "Agreement") pursuant to which HNC proposes to acquire CompReview through a merger of Merger Sub into CompReview (the "Merger"). If the Merger becomes effective, HNC will issue shares of HNC Common Stock and options to purchase HNC Common Stock ("HNC Options") to the stockholders and optionholders of CompReview, respectively, and CompReview will become a wholly-owned subsidiary of HNC.

  You are cordially invited to attend a Special Meeting of Stockholders of HNC (the "Meeting") to be held at the Embassy Suites Hotel located at 4550 La Jolla Village Drive, San Diego, California, on Tuesday, November 25, 1997 at 10:00 a.m., Pacific Time, at which you will be asked to consider and vote upon a proposal to approve the issuance of shares of HNC Common Stock and HNC Options to the stockholders and optionholders, respectively, of CompReview pursuant to the Agreement and the Merger.

  The total number of shares of HNC Common Stock that will be issued in the Merger or issuable upon the exercise of HNC Options issued in the Merger (collectively, the "HNC Merger Shares") will be equal to the sum of (i) 5,000,000 shares of HNC Common Stock plus (ii) the number of shares of HNC Common Stock obtained by dividing (A) the retained earnings of CompReview as of the close of the last full calendar month preceding the closing of the Merger by (B) the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market for the 20 trading days immediately preceding (but not including) the closing date of the Merger (the "HNC Closing Average Price Per Share"). Upon effectiveness of the Merger, each outstanding share of CompReview Common Stock will be converted into a number of shares of HNC Common Stock equal to the Conversion Ratio (as defined below) and each outstanding option to purchase CompReview Common Stock (a "CompReview Option") will be assumed by HNC and converted into an HNC Option to purchase the number of shares of HNC Common Stock obtained by multiplying the number of shares of CompReview Common Stock subject to such CompReview Option immediately prior to the Merger by the Conversion Ratio. The exercise price of each HNC Option issued in the Merger will be equal to the exercise price (as of immediately prior to the Merger) of the CompReview Option that was converted into such HNC Option divided by the Conversion Ratio.

  The "Conversion Ratio" is the number obtained by dividing (i) the number of the HNC Merger Shares by (ii) the sum of the number of shares of CompReview Common Stock that are (A) outstanding immediately prior to the Merger, (B) issuable under all CompReview Options that are outstanding immediately prior to the Merger and (C) issuable by CompReview upon exercise of any other outstanding derivative securities of CompReview. Based on the foregoing, if the Merger had occurred on July 31, 1997 when the HNC Closing Average Price Per Share would have been $37.0969 (the average closing price per share of HNC Common Stock for the 20 trading days prior to July 31, 1997), then based on the capitalization and retained earnings of CompReview as of July 31, 1997, the Conversion Ratio would have been 0.4893, the current security holders of CompReview would have received a total of 4,893,227 shares of HNC Common Stock and HNC Options to purchase a total of 195,729 shares of HNC Common Stock in the Merger and the former stockholders of CompReview would have owned approximately 20.1% of HNC's outstanding Common Stock immediately following the Merger. This estimate is an example only and is subject to change if the retained earnings of CompReview, the capitalization of CompReview or the HNC Closing Average Price Per Share changes after July 31, 1997 and before the Effective Time of the Merger. Specifically, if there is a substantial increase in CompReview's retained earnings or a substantial decrease in the market price of HNC Common Stock before the Effective Time, the number of shares of HNC Common Stock and HNC Options issued in the Merger would increase substantially.

  At the Meeting you will also be asked to consider and vote upon a proposal to amend HNC's 1995 Equity Incentive Plan (the "Incentive Plan") to increase the number of shares of HNC Common Stock reserved for issuance thereunder by 750,000 shares, as described in greater detail in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement. The Board of Directors of HNC believes that the availability of additional stock options will facilitate HNC's expansion of its employee base. In particular, HNC's proposed acquisition of CompReview will substantially increase the number of employees without stock options who are eligible to receive options under the Incentive Plan. Management believes that this amendment to the Incentive Plan is in the best interests of HNC because of the continuing need to provide options in order to attract and retain highly qualified employees and remain competitive in the software industry, which is currently providing employees with significant opportunities for employment with HNC's competitors and other software companies.

  After careful consideration, the Board of Directors of HNC has approved the Agreement, the Merger, the related issuance of HNC Common Stock and HNC Options thereunder and the transactions and agreements related thereto and has concluded that they are in the best interests of HNC and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HNC APPROVE THE ISSUANCE OF SHARES OF HNC COMMON STOCK AND HNC OPTIONS IN THE MERGER. HNC's Board of Directors has also unanimously approved the above-mentioned amendment of the Incentive Plan to increase the number of shares of HNC Common Stock reserved thereunder by 750,000 shares. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSED AMENDMENT TO THE INCENTIVE PLAN.

  Please use this opportunity to take part in HNC's affairs by voting on the business to come before the Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.

  We hope to see you at the Meeting.

                                          Sincerely,

                                          /s/ Robert L. North
                                          Robert L. North
                                          President and Chief Executive
                                           Officer

                               HNC SOFTWARE INC.

                          5930 CORNERSTONE COURT WEST
                       SAN DIEGO, CALIFORNIA 92121-3728

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of HNC Software Inc., a Delaware corporation ("HNC"), will be held at the Embassy Suites Hotel located at 4550 La Jolla Village Drive, San Diego, California, on Tuesday, November 25, 1997, at 10:00 a.m., Pacific Time.

  At the Meeting, you will be asked to consider and vote upon the following matters:

    1. A proposal to approve the issuance by HNC of shares of HNC Common Stock and options to purchase HNC Common Stock to the stockholders and optionholders, respectively, of CompReview, Inc., a California corporation ("CompReview"), pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated as of July 14, 1997 by and among HNC, FW1 Acquisition Corp., a wholly-owned subsidiary of HNC ("Merger Sub"), CompReview and the current stockholders of CompReview, and the merger (the "Merger") of Merger Sub with and into CompReview.

    2. A proposal to approve an amendment to the Company's 1995 Equity Incentive Plan increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 750,000 shares.

    3. Such other matters as may properly come before the Meeting or any postponements or adjournments thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on September 29, 1997 are entitled to notice of and to vote at the Meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, for any purpose relevant to the Meeting, at the Company's offices at 5930 Cornerstone Court West, San Diego, California, during the Company's ordinary business hours for 10 days prior to the Meeting.

                                          By Order of the Board of Directors

                                          /s/ Raymond V. Thomas
                                          Raymond V. Thomas
                                          Vice President, Finance and
                                           Administration,
                                          Chief Financial Officer and
                                           Secretary

San Diego, California
October 20, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   1
TRADEMARKS.................................................................   1
FORWARD-LOOKING STATEMENTS.................................................   1
SUMMARY....................................................................   2
  THE MEETING..............................................................   2
    Date, Time and Place...................................................   2
    Record Date; Shares Entitled to Vote...................................   2
    Quorum.................................................................   3
    Vote Required..........................................................   3
    Recommendation of the HNC Board........................................   3
  PROPOSAL NO. 1: APPROVAL OF THE ISSUANCE OF SHARES OF HNC COMMON STOCK
   AND OPTIONS TO PURCHASE HNC COMMON STOCK IN THE MERGER..................   4
    The Companies..........................................................   4
    Risk Factors...........................................................   4
    Reasons for the Merger.................................................   5
    Opinion of HNC's Financial Advisor.....................................   6
    Certain Federal Income Tax Considerations..............................   6
    Regulatory Matters.....................................................   6
    Accounting Treatment...................................................   6
    Terms of the Merger; Conversion of CompReview Shares; Conversion Ratio.   7
    Procedure for Converting CompReview Shares.............................   7
    Effective Time.........................................................   8
    Assumption and Conversion of CompReview Stock Options..................   8
    Form S-8 and Form S-3 Registration Statements..........................   8
    Stock Ownership Immediately Following the Merger.......................   8
    Effects of the Merger..................................................   9
    Conduct of the Business of CompReview Prior to the Merger..............   9
    Non-Solicitation.......................................................  10
    Conditions to the Merger...............................................  10
    Termination; Amendment.................................................  10
    Indemnification and Escrow.............................................  11
    Related Agreements.....................................................  12
  PROPOSAL NO. 2: AMENDMENT TO THE 1995 EQUITY INCENTIVE PLAN..............  13
  OTHER BUSINESS...........................................................  13
  MARKET PRICE AND DIVIDENDS...............................................  14
  SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA......  16
    HNC Selected Consolidated Historical Financial Data....................  17
    CompReview Selected Historical Financial Data..........................  18
    HNC and CompReview Selected Unaudited Pro Forma Consolidated Combined
     Financial Data........................................................  18
    CompReview Selected Quarterly Operating Results........................  19
  ADDITIONAL INFORMATION REGARDING THE CONVERSION RATIO....................  19
  COMPARATIVE PER SHARE DATA...............................................  20
THE MEETING................................................................  21
    Date, Time and Place of Meeting........................................  21
    Purpose of Meeting.....................................................  21
    Record Date; Quorum; Outstanding Shares................................  21
    Voting Rights; Required Vote...........................................  21
    Voting of Proxies......................................................  22
    Revocability of Proxies................................................  22
    Recommendation of the HNC Board........................................  23

PROPOSAL NO. 1: APPROVAL OF THE ISSUANCE OF SHARES OF HNC COMMON STOCK AND
 OPTIONS TO PURCHASE HNC COMMON STOCK IN THE MERGER........................  24
  RISK FACTORS.............................................................  24
    Risks Related to the Merger............................................  24
    Risks Related to CompReview............................................  27
  THE MERGER...............................................................  32
    Joint Reasons for the Merger...........................................  32
    HNC's Reasons for the Merger...........................................  32
    CompReview's Reasons for the Merger....................................  33
    Background of the Merger...............................................  33
    Opinion of HNC's Financial Advisor.....................................  34
    Certain Federal Income Tax Considerations..............................  37
    Governmental and Regulatory Approvals..................................  38
    Accounting Treatment...................................................  39
  TERMS OF THE MERGER......................................................  40
    Effective Time.........................................................  40
    Manner and Basis of Converting CompReview Shares.......................  40
    Assumption and Conversion of CompReview Stock Options..................  41
    Stock Ownership Immediately Following the Merger.......................  41
    Effects of the Merger..................................................  42
    Representations and Warranties.........................................  42
    Conduct of the Business of CompReview Prior to the Merger..............  43
    Non-Solicitation.......................................................  44
    Conditions to the Merger...............................................  44
    Termination, Amendment and Waiver......................................  46
    Indemnification and Escrow.............................................  47
    Related Agreements.....................................................  48
  UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED FINANCIAL
   INFORMATION.............................................................  50
    Unaudited Pro Forma Consolidated Combined Condensed Balance Sheet at
     June 30, 1997.........................................................  51
    Unaudited Pro Forma Consolidated Combined Condensed Statement of
     Operations for the Six Months ended June 30, 1997.....................  52
    Unaudited Pro Forma Consolidated Combined Condensed Statement of
     Operations for the Six Months ended June 30, 1996.....................  53
    Unaudited Pro Forma Consolidated Combined Condensed Statement of
     Operations for the Year ended December 31, 1996.......................  54
    Unaudited Pro Forma Consolidated Combined Condensed Statement of
     Operations for the Year ended December 31, 1995.......................  55
    Unaudited Pro Forma Consolidated Combined Condensed Statement of
     Operations for the Year ended December 31, 1994.......................  56
    Notes to Unaudited Pro Forma Consolidated Combined Condensed Financial
     Information...........................................................  57
  COMPREVIEW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS...............................................  58
  BUSINESS OF COMPREVIEW...................................................  63
PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE 1995 EQUITY INCENTIVE PLAN....  69
  SUMMARY OF THE 1995 EQUITY INCENTIVE PLAN................................  69
  NEW PLAN BENEFITS........................................................  72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  73
EXECUTIVE COMPENSATION.....................................................  75
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION................  77
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  77
INDEPENDENT ACCOUNTANTS....................................................  77

STOCKHOLDER PROPOSALS......................................................   77
OTHER BUSINESS.............................................................   78
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   78
COMPREVIEW, INC. INDEX TO FINANCIAL STATEMENTS.............................  F-1
APPENDIX A--Agreement and Plan of Reorganization, dated as of July 14, 1997 by and among HNC Software Inc., FWI Acquisition Corp., CompReview, Inc.,
 and Robert L. Kaaren, M.D. and Mishel E. Munayyer a.k.a. Michael E.
 Munayyer, Trustee of the Michael Munayyer Trust dated August 11, 1995.....  A-1
APPENDIX B--Opinion of Robertson, Stephens & Company LLC...................  B-1

                             AVAILABLE INFORMATION

  HNC is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address "http://www.sec.gov." HNC Common Stock is quoted on the Nasdaq National Market, and publicly-filed reports, proxy statements and other information regarding HNC can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  No person has been authorized to give any information or to make any representation in connection with the matters set forth herein other than as contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by HNC or CompReview. Under no circumstances shall the delivery of this Proxy Statement create an implication that there has been no change in facts herein set forth since the date hereof.

                                  TRADEMARKS

  CompCompare(TM), MIRA(TM), ProviderCompare(TM), Retek(TM) and Risk Data(TM) are trademarks of HNC. CRLink(R) and CRV8(R) are registered trademarks of CompReview and CompReview(TM) is a trademark of CompReview.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify these forward-looking statements. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, possible changes in legislation and other statements regarding matters that are not historical fact are forward-looking statements. The forward-looking statements reflect the best judgment of the management of HNC and CompReview, as appropriate, based on factors currently known and involve risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The matters set forth under the caption "Risk Factors" in this Proxy Statement, as well as those discussed elsewhere in this Proxy Statement or in documents that are incorporated herein by reference, constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results or outcomes to differ materially from those in such forward-looking statements.

  Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which reflect the analysis of the management of HNC and CompReview, as appropriate, only as of the date hereof. Neither HNC nor CompReview undertakes any obligation to revise or update these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement and in the documents annexed hereto.

  This Proxy Statement contains forward-looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify these forward-looking statements. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, possible changes in legislation and other statements regarding matters that are not historical fact are forward-looking statements. The forward-looking statements reflect the best judgment of the management of HNC and CompReview, as appropriate, based on factors currently known and involve risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The matters set forth under the caption "Risk Factors" in this Proxy Statement, as well as those discussed elsewhere in this Proxy Statement or in documents that are incorporated herein by reference, constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results or outcomes to differ materially from those in such forward-looking statements.

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of HNC (the "HNC Board") of proxies from holders of HNC Common Stock for use at the Meeting. At the Meeting, the holders of HNC Common Stock will be asked to approve the issuance by HNC of shares of HNC Common Stock and options to purchase HNC Common Stock ("HNC Options") to the stockholders and optionholders of CompReview, respectively, pursuant to the Merger and the Agreement by and among HNC, CompReview, the current stockholders of CompReview and Merger Sub. As a result of the Merger, CompReview will become a wholly-owned subsidiary of HNC. A copy of the Agreement is attached as Appendix A to this Proxy Statement. At the Meeting, the holders of HNC Common Stock will also be asked to approve an amendment to HNC's 1995 Equity Incentive Plan (the "Incentive Plan") that will increase the number of shares of HNC Common Stock authorized for issuance thereunder by 750,000 shares.

                                  THE MEETING

DATE, TIME AND PLACE

  The Meeting will be held at the Embassy Suites Hotel located at 4550 La Jolla Village Drive, San Diego, California, on Tuesday, November 25, 1997, at 10:00 a.m., Pacific Time. At the Meeting, stockholders of record of HNC as of the close of business on September 29, 1997 (the "Record Date") will be asked to consider and vote upon the following: (i) a proposal to approve the issuance by HNC of shares of HNC Common Stock and HNC Options pursuant to the Agreement and the Merger; and (ii) a proposal to approve an amendment to the Incentive Plan that will increase the number of shares of HNC Common Stock reserved for issuance thereunder by 750,000 shares.

RECORD DATE; SHARES ENTITLED TO VOTE

  Holders of record of HNC Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, there were a total of 19,539,604 shares of HNC Common Stock issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Meeting. See "The Meeting -- Record Date; Quorum; Outstanding Shares."

  Because the number of shares of HNC Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of HNC Common Stock outstanding prior to the Merger, approval by holders of HNC Common Stock of the issuance of HNC Common Stock and HNC Options in the Merger is required under the rules of the Nasdaq National Market. IF HOLDERS OF HNC COMMON STOCK DO NOT VOTE TO APPROVE SUCH ISSUANCE OF HNC COMMON STOCK AND HNC OPTIONS, THE MERGER WILL NOT BE CONSUMMATED. HNC is not a constituent corporation to the Merger, and, therefore, specific approval of the Agreement by the HNC stockholders is not required under the Delaware General Corporation Law or HNC's Certificate of Incorporation or Bylaws. See "The Meeting -- Voting Rights; Required Vote."

  As a group, all executive officers and directors of HNC and their affiliates beneficially owned 1,196,931 shares, or approximately 6.1%, of the HNC Common Stock outstanding on the Record Date. See "Security Ownership of Certain Beneficial Owners and Management."

QUORUM

  The required quorum for the transaction of business at the Meeting is a majority of the shares of HNC Common Stock outstanding on the Record Date. Abstentions and broker non-votes will each be included in determining the number of shares present at the Meeting for purposes of determining the presence of a quorum.

VOTE REQUIRED

  Approval of the issuance of shares of HNC Common Stock and HNC Options pursuant to the Agreement and the Merger requires the affirmative vote of at least a majority of the shares of HNC Common Stock that are present in person or represented by proxy at the Meeting and are voted for or against the proposal. Abstentions and broker non-votes will not affect the outcome of the vote with respect to approval of the issuance of shares of HNC Common Stock and HNC Options pursuant to the Agreement and the Merger.

  Approval of the amendment to the Incentive Plan requires the affirmative vote of at least a majority of the shares of HNC Common Stock that are present in person or represented by proxy at the Meeting and are voted for or against the proposal. Abstentions and broker non-votes will not affect the outcome of the vote with respect to approval of the amendment to the Incentive Plan. See "The Meeting -- Voting Rights; Required Vote."

RECOMMENDATION OF THE HNC BOARD

  The HNC Board, by unanimous vote, has adopted and approved the Agreement, the Merger and the transactions contemplated thereby, and has determined that the Merger is in the best interests of HNC and its stockholders. The HNC Board has also unanimously approved the amendment of the Incentive Plan to increase the number of shares of HNC Common Stock reserved for issuance thereunder by 750,000 shares. After careful consideration, the HNC Board unanimously recommends a vote FOR approval of the proposal to issue shares of HNC Common Stock and HNC Options pursuant to the Agreement and the Merger and a vote FOR the amendment of HNC's Incentive Plan. See "The Meeting -- Recommendation of the HNC Board," "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- The Merger -- HNC's Reasons for the Merger" and "-- Background of the Merger."

   PROPOSAL NO. 1: APPROVAL OF THE ISSUANCE OF SHARES OF HNC COMMON STOCK AND
               OPTIONS TO PURCHASE HNC COMMON STOCK IN THE MERGER

THE COMPANIES

  HNC. HNC and its subsidiaries develop, market and support intelligent client-server software solutions for mission-critical business decision applications in real-time environments. HNC employs proprietary neural-network predictive models in many of its products to convert existing data and business experiences into meaningful recommendations and actions. HNC has leveraged its client-server software architecture and experience in statistical modeling to address several business markets.

  On August 30, 1996, HNC completed its acquisition of Risk Data Corporation ("Risk Data"), in a transaction accounted for as a pooling of interests. Risk Data is based in Irvine, California and develops and markets proprietary software decision products for use in the workers' compensation insurance industry. On November 29, 1996, HNC completed its acquisition of Retek Distribution Corporation, now named Retek Information Systems, Inc. ("Retek"), in a transaction accounted for as a pooling of interests. Retek develops and markets software products that provide merchandise management and other management tools to retailers and their vendors. In 1996, HNC formed Aptex Software Inc. ("Aptex"), a partially owned subsidiary located in San Diego, California that exploits electronic text analysis technology in products designed for the Internet and other environments. HNC and its subsidiaries also have sales subsidiaries in the United Kingdom, Canada and Australia. HNC was incorporated in California in 1986 and reincorporated in Delaware in 1995. Its principal executive offices are located at 5930 Cornerstone Court West, San Diego, California 92121-3728, and its telephone number is (619) 546-8877. As used in this Proxy Statement, the term "HNC" refers to HNC Software Inc., a Delaware corporation, its California predecessor and its subsidiaries, Retek, Risk Data, Aptex and the other direct and indirect subsidiaries of HNC described above.

  Merger Sub. Merger Sub is a Delaware corporation recently organized by HNC solely for the purpose of effecting the Merger. It is a wholly-owned subsidiary of HNC that has no material assets and has not engaged in any activities except in connection with the proposed Merger. Merger Sub's executive offices are located at 5930 Cornerstone Court West, San Diego, California 92121-3728 and its telephone number is (619) 546-8877.

  CompReview. CompReview develops, markets and supports a computer software product and related services designed to assist in the management and containment of the medical costs of workers' compensation and automobile accident medical claims. CompReview provides its product and services primarily to insurance companies, managed care organizations, third party administrators and large, self-insured employers. Through its product, CRLink, CompReview provides its customers with a coherent set of cost containment tools with application throughout the workers' compensation and automobile accident medical claims process. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Business of CompReview."

  CompReview was formed as a partnership in 1988 and was incorporated in California in 1991. Its principal executive offices are located at 3200 Park Center Drive, 5th Floor, Costa Mesa, California 92626, and its telephone number at that location is (714) 481-5200. As used in this Proxy Statement, the term "CompReview" refers to CompReview, Inc., a California corporation.

RISK FACTORS

  Holders of HNC Common Stock should carefully consider a variety of risks in evaluating the issuance of HNC Common Stock and HNC Options in the Merger to be voted on at the Meeting, including the risks related to the Merger and risks related specifically to CompReview. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger--Risk Factors."

  Risks related to the Merger include the following: (i) that the anticipated long-term strategic benefits of the Merger depend on the successful integration of CompReview into HNC's business; (ii) that HNC will depend on the continued service of the current management of CompReview after the Merger; (iii) that the price of HNC Common Stock will be significantly and adversely affected after the Merger if HNC fails to achieve business synergies after the Merger or if the Merger has a dilutive effect; (iv) that the inherent risks of the Merger may be compounded by ongoing efforts associated with the integration of other recent acquisitions by HNC; (v) that the Merger is expected to result in substantial direct transaction costs and that the integration of CompReview into HNC's business may involve substantial additional costs; (vi) that the aggregate number of shares of HNC Common Stock and HNC Options issuable in the Merger would increase over the estimate provided in this Proxy Statement if the retained earnings of CompReview were to increase or the HNC Closing Average Price Per Share were to decrease after July 31, 1997 and before the Effective Time of the Merger; (vii) that the Merger will dilute HNC stockholders' ownership interests and result in the ownership of a substantial block of HNC Common Stock by the former stockholders of CompReview; and (viii) that future sales of HNC Common Stock after the Merger could adversely affect or cause substantial variations in the price of such stock.

  Risks related to CompReview include the following: (i) that CompReview depends on its CRLink product for substantially all of its revenues; (ii) that CompReview depends on certain key customers; (iii) that a number of factors may result in fluctuations in the operating results of CompReview, and that such fluctuations may in turn affect the price of HNC Common Stock after the Merger;
(iv) that CompReview's sales cycle is unpredictable, which may contribute to fluctuations in CompReview's results of operations; (v) that the market for CompReview's cost containment software system is extremely competitive and rapidly changing and that the success of CompReview depends on its ability to compete successfully with numerous competitors for its product and anticipate and respond to changing technologies and market conditions; (vi) that CompReview's future success depends on its ability to enter new markets by developing new products and to adapt its existing product to additional hardware platforms and operating systems, each on a timely and cost-effective basis; (vii) the risk of defects in the software product of CompReview; (viii) the risks inherent in managing growth; (ix) that CompReview depends on the hiring and retention of qualified personnel; (x) that there are a number of government regulations and industry standards with which CompReview and its product must comply; (xi) the dependence of CompReview on proprietary technology, which it may not be able to protect fully or which may be subject to litigation; (xii) allegations of infringement of proprietary rights of third parties, which could lead to the need to pay license fees or to litigation; and
(xiii) that CompReview expects to expend substantial resources to convert its product to properly process dates beyond December 31, 1999.

REASONS FOR THE MERGER

  The HNC Board and the CompReview Board have authorized the execution and delivery of the Agreement with the expectation that the proposed Merger will contribute to the success of both companies by providing them with the ability to use each other's technologies to improve their existing product offerings and develop enhanced new products, the opportunity to market their products and services more effectively and the opportunity to develop greater presence in the insurance market.

  In addition, the HNC Board approved the proposed Merger because it believes that the Merger will: (i) give HNC the opportunity to increase its presence in the insurance industry, which HNC views as a strategic market for intelligent decision products; (ii) give HNC the opportunity to leverage CompReview's existing business by using HNC's technology to develop new value-added analytical tools that would use insurance claims data derived from CompReview's transaction processing business; and (iii) provide CompReview and HNC's Risk Data subsidiary with advantageous cross-selling and marketing opportunities.

  The CompReview Board approved the proposed Merger because it believes that:
(i) the Merger will provide the opportunity for CompReview to enhance the capability and functionality of its software product by using

HNC's proprietary neural network technology; (ii) the Merger will afford CompReview with additional credibility and marketing visibility; (iii) HNC's Risk Data subsidiary will provide CompReview with joint marketing and sales opportunities; (iv) the Merger will provide CompReview with increased ability to use stock options and other incentives and benefits to attract and retain talented personnel; and (v) the Merger will provide the stockholders of CompReview with increased liquidity.

OPINION OF HNC'S FINANCIAL ADVISOR

  Robertson, Stephens & Company LLC, predecessor-in-interest to BancAmerica Robertson Stephens ("BRS"), delivered its written opinion, dated July 9, 1997, to the HNC Board, that, as of such date and subject to certain matters stated therein, the price to be paid by HNC for the outstanding securities of CompReview (the "Purchase Price") under the Agreement was fair to HNC from a financial point of view. The full text of BRS's opinion, which describes the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as the limitations on the review undertaken, by BRS in rendering its opinion, is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. Stockholders of HNC are urged to read such opinion carefully and in its entirety. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- The Merger -- Opinion of HNC's Financial Advisor."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The Merger is intended to qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss should generally be recognized by the holders of shares of CompReview Common Stock on the exchange of their shares of CompReview Common Stock solely for the shares of HNC Common Stock (other than cash received for fractional shares). It is a condition to the obligations of CompReview under the Agreement to effect the Merger that, on and as of the closing of the Merger, CompReview shall not have been advised in writing by its accountants that, by reason of any act or omission on the part of HNC, the Merger will not be eligible to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by virtue of the provisions of
Section 368(a)(2)(E) of the Code. The holders of CompReview Common Stock are urged to consult their own tax advisors. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- The Merger -- Certain Federal Income Tax Considerations."

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the Federal Trade Commission (the "FTC") and the specified waiting period requirements of the HSR Act have been satisfied. On September 5, 1997, the FTC notified the parties that their request for early termination of the waiting period had been granted. In addition, in connection with the consummation of the Merger, the applicable securities laws must be complied with. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- The Merger -- Governmental and Regulatory Approvals."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting purposes in accordance with generally accepted accounting principles. It is a condition to HNC's obligations to consummate the Merger that, among other things, HNC receives the written advice of Price Waterhouse LLP, as of the Effective Time, that, in accordance with generally accepted accounting principles, the Merger qualifies as a pooling of interests for accounting purposes and that CompReview receives the written advice of its accountants, as of the Effective Time, that, in accordance with generally accepted accounting principles, CompReview is eligible to participate in a transaction that qualifies as a pooling of interests for accounting purposes. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger-- The Merger -- Accounting Treatment."

TERMS OF THE MERGER; CONVERSION OF COMPREVIEW SHARES; CONVERSION RATIO

  At the Effective Time (as defined below) of the Merger, Merger Sub will merge with and into CompReview and HNC will acquire all of the capital stock of CompReview. As a result of the Merger, each share of CompReview Common Stock, other than dissenting shares, that is outstanding immediately before the Effective Time of the Merger will be converted into the number of shares of HNC Common Stock that is equal to the Conversion Ratio (as defined below), and each option to purchase CompReview Common Stock (a "CompReview Option") that is outstanding immediately before the Effective Time of the Merger will be assumed by HNC and will become an HNC Option, with appropriate adjustments to be made to the number of shares of HNC Common Stock issuable thereunder and the exercise price thereof in proportion to the Conversion Ratio.

  The total number of shares of HNC Common Stock that will be issued in the Merger or issuable upon the exercise of HNC Options issued in the Merger (collectively, the "HNC Merger Shares") will be equal to the sum of (i) 5,000,000 shares of HNC Common Stock, plus (ii) the number of shares of HNC Common Stock obtained by dividing (A) the retained earnings of CompReview as of the close of the last full calendar month ended prior to the closing date of the Merger, by (B) the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market for the 20 trading days immediately preceding (but not including) the closing date of the Merger (the "HNC Closing Average Price Per Share"). The "Conversion Ratio" is the number obtained by dividing (i) the number of the HNC Merger Shares by (ii) the sum of the number of shares of CompReview Common Stock that are (A) outstanding immediately prior to the Merger, (B) issuable under all CompReview Options that are outstanding immediately prior to the Merger and (C) issuable by CompReview upon exercise of any other outstanding derivative securities of CompReview.

  No fractional shares will be issued by HNC in the Merger. In lieu thereof, each holder of CompReview Common Stock who would otherwise be entitled to a fraction of a share of HNC Common Stock (after aggregating all fractional shares to be received by such holder) will instead receive from HNC an amount of cash (rounded to the nearest whole cent) equal to the HNC Closing Average Price Per Share multiplied by such fraction. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Manner and Basis of Converting CompReview Shares."

PROCEDURE FOR CONVERTING COMPREVIEW SHARES

  Upon the closing date of the Merger, each holder of shares of CompReview Common Stock will surrender the certificate(s) for such shares, duly endorsed to HNC for cancellation as of the Effective Time. Promptly after the Effective Time and receipt of such certificates, HNC or its transfer agent will issue to each tendering holder of such a CompReview stock certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to the Merger (less the shares of HNC Common Stock to be placed in escrow under the Agreement and an Escrow Agreement, as described below), and HNC or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Manner and Basis of Converting CompReview Shares."

EFFECTIVE TIME

  The Merger will become effective upon the filing of an Agreement of Merger between CompReview and Merger Sub with the California Secretary of State and the filing of an Agreement of Merger or a Certificate of Merger with the Delaware Secretary of State (the "Effective Time"). The Closing of the Merger (the "Closing") will occur on the first business day after the satisfaction or waiver of the conditions to the Merger, or at such later time as HNC and CompReview mutually agree (the "Closing Date"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date and Effective Time will occur on or about November 28, 1997. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Effective Time."

ASSUMPTION AND CONVERSION OF COMPREVIEW STOCK OPTIONS

  Upon the Effective Time, each CompReview Option granted by CompReview to CompReview employees under CompReview's 1995 Stock Option Plan (the "CompReview Option Plan") that is outstanding immediately prior to the Effective Time will be assumed by HNC and converted into an HNC Option to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of CompReview Common Stock subject to such CompReview Option immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of HNC Common Stock equal to the exercise price per share of CompReview Common Stock that was in effect for such CompReview Option immediately prior to the Effective Time divided by the Conversion Ratio. The number of shares of HNC Common Stock subject to each HNC Option (after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option) will be rounded down to the nearest whole number of shares of HNC Common Stock. The terms and conditions of each CompReview Option will, to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Pre-Merger employment service with CompReview will be credited to each holder of a CompReview Option for purposes of applying any vesting schedule contained in a CompReview Option to determine the number of shares of HNC Common Stock that are exercisable under the HNC Option into which such CompReview Option is converted in the Merger. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Assumption and Conversion of CompReview Stock Options."

FORM S-8 AND FORM S-3 REGISTRATION STATEMENTS

  HNC will use its best efforts to file a registration statement on Form S-8 under the Securities Act covering the shares of HNC Common Stock issuable upon exercise of the HNC Options issued in the Merger within five business days after the Effective Time. In addition, as soon as practicable after the Effective Time, HNC has agreed to file with the SEC a registration statement on Form S-3 under the Securities Act for an offering to be made on a continuous basis (the "Shelf Registration"), covering the shares of HNC Common Stock issued to the holders of CompReview Common Stock in the Merger. HNC will use its best efforts to have the Shelf Registration declared effective as soon as practicable after the Effective Time and to keep the Shelf Registration continuously effective until the first anniversary of the Effective Time. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Assumption and Conversion of CompReview Stock Options" and "-- Related Agreements -- Registration Rights Agreement."

STOCK OWNERSHIP IMMEDIATELY FOLLOWING THE MERGER

  Assuming that (i) the retained earnings of CompReview of $3.3 million as of July 31, 1997 were the retained earnings of CompReview at the close of the last calendar month prior to the Effective Time; (ii) the capitalization of CompReview as of July 31, 1997 (including 10,000,000 shares of CompReview Common Stock outstanding and 400,000 shares issuable upon exercise of outstanding CompReview Options) was the capitalization of CompReview immediately prior to the Effective Time; and (iii) the HNC Closing Average Price

Per Share was $37.0969 (the average closing price per share of HNC Common Stock for the 20 trading days prior to July 31, 1997), then HNC would issue an aggregate of approximately 4,893,227 shares of HNC Common Stock to holders of CompReview Common Stock in the Merger and HNC Options to purchase approximately 195,729 additional shares of HNC Common Stock. Based on the foregoing assumptions, the former stockholders of CompReview would be issued shares of HNC Common Stock in the Merger representing approximately 20.1% of HNC's outstanding voting power. These numbers of shares and percentages are examples only and are subject to change if the retained earnings of CompReview, the capitalization of CompReview or the HNC Closing Average Price Per Share changes after July 31, 1997 and before the Effective Time of the Merger. Specifically, the number of shares of HNC Common Stock and HNC Options issuable in the Merger would exceed the above estimate if the retained earnings of CompReview were to increase or the HNC Closing Average Price Per Share were to decrease before the Effective Time of the Merger. CompReview has the right, but not the obligation, to terminate the Agreement if the HNC Closing Average Price Per Share is less than $26.00. The Agreement provides that the minimum number of shares of HNC Common Stock and HNC Options issuable in the Merger is 5,000,000 shares. The Agreement does not permit HNC to terminate the Agreement if the HNC Closing Average Price Per Share decreases and also does not limit the maximum number of shares of HNC Common Stock and HNC Options issuable in the Merger. Therefore, if there is a substantial increase in CompReview's retained earnings or a substantial decrease in the market price of HNC Common Stock before the Effective Time, the number of shares of HNC Common Stock and HNC Options issued in the Merger would increase substantially. HNC will not seek further approval of the HNC stockholders if the number of shares of HNC Common Stock and/or HNC Options to be issued in the Merger differs materially from the estimate shown above. See "--Additional Information Regarding the Conversion Ratio" and "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Risk Factors -- Risks Related to the Merger -- Risks Associated with Conversion Ratio" and "-- Terms of the Merger -- Stock Ownership Immediately Following the Merger."

EFFECTS OF THE MERGER

  When the Merger is completed, Merger Sub will cease to exist, and all of the business, assets, liabilities and obligations of Merger Sub will be transferred to and assumed by CompReview by operation of law, with CompReview continuing in existence as the surviving corporation of the Merger (the "Surviving Corporation"). Pursuant to the Agreement, the Articles of Incorporation of CompReview, as amended, will become the Articles of Incorporation of the Surviving Corporation and the Bylaws of CompReview, as amended, will become the Bylaws of the Surviving Corporation. Immediately following the Effective Time, the Board of Directors of the Surviving Corporation will consist of the following five directors: Robert L. North, Raymond V. Thomas, Mark S. Hammond, Robert L. Kaaren, M.D. and Michael E. Munayyer. Immediately following the Effective Time, the officers of the Surviving Corporation (and their respective offices) will be: Robert L. Kaaren, M.D. - Chairman and Chief Executive Officer; Michael E. Munayyer - Chief Technical Officer; Michelle T. DeLizio - President; Robert M. Acosta - Vice President of Sales and Marketing; Matthew P. Schults - Vice President of Information Systems; and Raymond V. Thomas - Chief Financial Officer and Secretary. There will be no change in the Board of Directors or officers of HNC as a result of the Merger. See "Proposal No. 1:
Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Effects of the Merger."

CONDUCT OF THE BUSINESS OF COMPREVIEW PRIOR TO THE MERGER

  Prior to the earlier of the Effective Time or the termination of the Agreement, CompReview and Robert L. Kaaren, M.D. and Michael E. Munayyer, who were the sole stockholders of CompReview on the date the Agreement was signed (the "CR Stockholders"), have agreed to carry on the business of CompReview in the usual and ordinary course, in substantially the same manner as conducted prior to execution of the Agreement, to pay CompReview's debts or perform its other obligations when due and preserve intact its present business organization, to keep available the services of its present officers and employees and to preserve its business relationships. In addition, without the prior consent of HNC, CompReview is not permitted to perform or engage in certain activities. CompReview has also agreed to deliver to HNC, within 15 days after the end of each month ending before the Closing Date, its unaudited balance sheet and statement of operations, which will be prepared in the ordinary course of its business, consistent with its past practice. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Conduct of the Business of CompReview Prior to the Merger."

NON-SOLICITATION

  Under the terms of the Agreement, CompReview and the CR Stockholders have agreed that none of them will engage in certain activities relating to, or that could result in, a proposal by a third party for the acquisition of CompReview, its stock, its assets or its business. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Non-Solicitation."

CONDITIONS TO THE MERGER

  In addition to the requirements that the requisite approvals of stockholders of HNC and CompReview be received and that all HSR Act requirements be satisfied, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Agreement to be terminated. Consummation of the Merger is conditioned on, among other things, the accuracy of each party's representations and warranties in the Agreement, performance by each party of its covenants in the Agreement and the absence of legal action preventing consummation of the Merger. In addition, the obligations of CompReview under the Agreement to effect the Merger are subject to the fulfillment or satisfaction of certain other conditions, including the condition that CompReview shall not have been advised in writing by its accountants that, by reason of any act or omission on the part of HNC, the Merger will not be eligible to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The obligations of HNC under the Agreement to effect the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of certain other conditions, including the absence of a material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of CompReview, and the condition that HNC shall have been advised in writing by Price Waterhouse LLP, as of the Effective Time, that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a pooling of interests for accounting purposes, and CompReview shall have been advised in writing by its accountants, as of the Effective Time, that, in accordance with generally accepted accounting principles, CompReview is eligible to participate in a transaction that qualifies as a pooling of interests for accounting purposes. Either party may waive its rights to require compliance by the other party or parties with any of the provisions of the Agreement or any of the conditions to its obligations under the Agreement. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Conditions to the Merger."

TERMINATION; AMENDMENT

  The Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and CompReview. Unless otherwise agreed by HNC and CompReview, the Agreement will automatically terminate at any time prior to the Effective Time if all conditions to the parties' obligation to effect the Closing have not been satisfied or waived by the appropriate party on or before December 31, 1997 (the "Termination Date"). In addition, either party may terminate the Agreement at any time prior to the Closing if the other party has committed a material breach of (i) any of its representations and warranties under the Agreement or (ii) any of its covenants under the Agreement, and has not cured such material breach prior to the earlier of the Closing or 30 days after the party seeking termination has given the other party written notice of its intention to terminate the Agreement on account of such breach.

  At the Closing, the Agreement may be terminated and abandoned (i) by HNC, if any of the conditions to HNC's obligations set forth in the Agreement have not been fulfilled or waived by HNC on or prior to the Termination Date; (ii) by CompReview, if any of the conditions to CompReview's obligations set forth in the Agreement have not been fulfilled or waived by CompReview on or prior to the Termination Date; or (iii) by CompReview, if the HNC Closing Average Price Per Share is less than $26.00 per share, as presently constituted, provided that if CompReview does not affirmatively exercise this right of termination at the Closing, then the Agreement will remain in effect.

  Any term or provision of the Agreement may be amended, and the observance of any term of the Agreement may be waived only by a writing signed by the party to be bound thereby. The Agreement may be amended by the parties at any time before or after approval of the stockholders of CompReview, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of CompReview without obtaining such further approval. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger-- Termination, Amendment and Waiver."

INDEMNIFICATION AND ESCROW

  In connection with the Merger, HNC, each of the CR Stockholders and State Street Bank and Trust Company (or another similar institution) as escrow agent (the "Escrow Agent") will enter into an Escrow Agreement (the "Escrow Agreement"). Pursuant to the Escrow Agreement, upon the Closing of the Merger, HNC will withhold 10% of the shares of HNC Common Stock to be issued to the holders of CompReview Common Stock in the Merger (the "Escrow Shares") and will deliver certificates representing the Escrow Shares to the Escrow Agent, together with related stock transfer powers, to be held by the Escrow Agent as security for the indemnification obligations of the holders of CompReview Common Stock under the Agreement and pursuant to the Escrow Agreement. Pursuant to these indemnification obligations, the holders of CompReview Common Stock will indemnify and hold harmless HNC, its officers, directors, agents, stockholders and employees from and against all claims, demands, suits, actions, causes of action, losses, costs, demonstrable damages, liabilities and expenses ("Damages") incurred and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants of CompReview in the Agreement or the related certificates and documents delivered pursuant to the Agreement. These indemnification obligations will not apply unless and until the Damages exceed $250,000, in which event the holders of CompReview Common Stock will indemnify HNC for all Damages incurred, including the first $250,000 of Damages. Satisfaction of the indemnification obligations of the holders of CompReview Common Stock shall be effected solely by the forfeiture of the Escrow Shares, except that such limitation will not apply in the case of Damages arising from intentional fraudulent conduct or other willful misconduct or a breach of any provision of the Affiliate Agreement or the Investment Representation Letters entered into by each CompReview stockholder. The Escrow Agent will hold the Escrow Shares during that time period commencing on the Closing Date of the Merger and ending on the first anniversary of the Closing Date. However, the indemnification obligations regarding those representations and warranties of CompReview concerning matters addressed by the first audited financial statements of the post-Merger combined company (meaning HNC and its consolidated subsidiaries, including CompReview) together with a report thereon from HNC's independent accountants, will expire upon the earlier of (i) the date on which such financial statements are first released to the public or
(ii) the first anniversary of the Closing Date. So long as the Escrow Shares are held in escrow, stockholders who receive shares of HNC Common Stock in the Merger will have the right to vote their Escrow Shares for their own accounts and will retain all incidents of ownership of the Escrow Shares that are not inconsistent with the terms of the Agreement. Stockholders are entitled to receive any cash dividends or other distributions made in respect of the Escrow Shares, except for dividends paid in shares of HNC Common Stock, which will be placed in escrow as additional security under the Escrow Agreement. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Indemnification and Escrow."

RELATED AGREEMENTS

  Investment Representation Letters. The shares of HNC Common Stock to be issued to the holders of CompReview Common Stock in the Merger will be issued in a private placement pursuant to an exemption from the registration requirements of the Securities Act. Accordingly, to perfect such exemption, the holders of CompReview Common Stock and CompReview Options will execute Investment Representation Letters in favor of HNC pursuant to which they will, among other things, acknowledge that they are acquiring restricted securities within the meaning of Rule 144 under the Securities Act and that they have no intention of making any unlawful distribution of the shares of HNC Common Stock issued in the Merger (or issuable upon exercise of HNC Options issued in the Merger).

  Registration Rights Agreement. As a condition of the consummation of the Merger, HNC and each holder of CompReview Common Stock will enter into a Registration Rights Agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, HNC will agree to prepare and file with the SEC, as promptly as reasonably practicable after the Effective Time, a Shelf Registration statement on Form S-3 under the Securities Act, covering the shares of HNC Common Stock issued to all of the holders of CompReview Common Stock in the Merger (the "Registrable Securities"). HNC will use its best efforts to have the Shelf Registration declared effective as soon as practicable after the Effective Time of the Merger and to keep the Shelf Registration continuously effective until the first anniversary of the Effective Time of the Merger. No former CompReview stockholder may sell any Registrable Securities until after HNC has publicly released a report including financial statements that include at least 30 days of post-Merger combined operating results of HNC and CompReview.

  After a total of 1,250,000 shares of Registrable Securities has been sold under the Shelf Registration, additional shares of HNC Common Stock may be sold under the Shelf Registration only during certain 20-day open window periods following notice by the seller of an intent to sell and certification by HNC that the prospectus included in the Shelf Registration is current. HNC is required to maintain a maximum of three such open window periods for the sale of Registrable Securities by the former holders of CompReview Common Stock, and, unless waived by HNC, there will be at least a 60-day interval between any two open window periods. HNC will not be obligated to effect or keep effective any Shelf Registration (i) with respect to the Registrable Securities held by a stockholder if all the Registrable Securities then held by such stockholder may lawfully be resold in any three-month period without registration under the Securities Act or (ii) after the first anniversary of the Effective Time of the Merger. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Related Agreements -- Registration Rights Agreement."

  Stockholder Agreements. Pursuant to certain Stockholder Agreements dated July 14, 1997 (the "Stockholder Agreements"), each CR Stockholder agreed (i) not to sell, transfer or dispose of or encumber any shares of his CompReview Common Stock until the Effective Time of the Merger or the termination of the Agreement; and (ii) to vote all shares of his CompReview Common Stock in favor of the Merger and the transactions contemplated thereby and against any opposing or competing proposal for a merger or reorganization with any other party. Each CR Stockholder also agreed not to revoke such agreement prior to the Merger. In addition, as security for each CR Stockholder's obligation to vote his shares of CompReview Common Stock as specified in the Stockholder Agreement, each CR Stockholder delivered an irrevocable proxy to HNC covering the total number of CompReview shares beneficially owned by such CR Stockholder. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Related Agreements -- Stockholder Agreements."

  Affiliate Agreements. To help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, each of the CR Stockholders has entered into an Affiliate Agreement dated July 14, 1997 (the "Affiliate Agreements"), pursuant to which he has agreed not to dispose of, or take any action that would reduce his risk of ownership or investment in, any securities of CompReview or HNC (i) during the 30-day period immediately preceding the Effective Time or (ii) until such time after the Effective Time as HNC has publicly released a report including the combined financial results of HNC and CompReview for a period of at least 30 days of post-Merger combined operations. Pursuant to the Affiliate Agreements, the CR Stockholders have also made representations related to the "continuity of interests" requirements for a reorganization under the Code. The executive officers and directors of HNC have entered into similar agreements. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Related Agreements -- Affiliate Agreements."

  Employment and Non-Competition Agreements. Robert L. Kaaren, M.D. and Michael
E. Munayyer, directors and executive officers of CompReview and the only stockholders of CompReview, will enter into Employment Agreements with CompReview whereby they will agree to continue to serve full-time as officers of CompReview for a period of three years following the consummation of the Merger. Following such three-year period, their employment will be terminable at-will by either the officer or CompReview. Under these Employment Agreements, Dr. Kaaren and Mr. Munayyer will be compensated at an annual base salary rate of $150,000 per year and will have the opportunity to earn target bonuses of 50% or more of base salary for meeting or exceeding certain target goals. During the term of the Employment Agreements, Dr. Kaaren and Mr. Munayyer each will agree not to engage in any business that is directly or indirectly competitive with CompReview, HNC or any of HNC's subsidiaries, and during the term of employment and for one year thereafter, each of them will agree not to solicit business on behalf of anyone (other than CompReview and HNC) from any customer of HNC or CompReview, and not to solicit any employee or consultant of HNC or CompReview to terminate their employment or services with HNC or CompReview. If the employment of either individual is terminated without cause during the term of his Employment Agreement, he will continue to receive his base salary during the scheduled term of the Employment Agreement plus a portion of the bonus that would have been payable at the end of the year in which his employment is terminated. If employment is terminated for cause, then only base salary earned through the termination date will be paid to the individual.

  Dr. Kaaren and Mr. Munayyer will also enter into Non-Competition Agreements providing that, for a period of three years following the Effective Time of the Merger, they will not engage in any business that is directly or indirectly competitive with or substantially similar to the business engaged in by CompReview, or presently proposed to be conducted by CompReview. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Related Agreements -- Employment and Non-Competition Agreements."

          PROPOSAL NO. 2: AMENDMENT TO THE 1995 EQUITY INCENTIVE PLAN

  In addition to the proposal to approve the issuance of HNC Common Stock and options to purchase HNC Common Stock pursuant to the Agreement and the Merger, at the Meeting the HNC stockholders will be asked to consider and vote upon a proposal to amend the Incentive Plan to increase the number of shares of HNC Common Stock reserved for issuance thereunder by 750,000 shares. The HNC Board recommends a vote FOR the amendment to the Incentive Plan. See "Proposal No. 2:
Approval of Amendment to the 1995 Equity Incentive Plan."

                                 OTHER BUSINESS

  The HNC Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the HNC Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                           MARKET PRICE AND DIVIDENDS

MARKET PRICE DATA

  HNC Common Stock is traded on the Nasdaq National Market under the symbol "HNCS." The following table sets forth the quarterly high and low sales prices for HNC Common Stock as reported by the Nasdaq National Market since HNC Common Stock began trading on the Nasdaq National Market on June 20, 1995. Prior to such date, there was no established public trading market for HNC Common Stock. All prices have been adjusted to give retroactive effect to a two-for-one stock split effected in the form of a stock dividend paid in April 1996.

                                                                    HIGH   LOW
                                                                   ------ ------
1995:
  Second Quarter (from June 20, 1995)............................. 12 1/2 10
  Third Quarter................................................... 13 5/8  9 7/8
  Fourth Quarter.................................................. 24 1/2 10 1/2
1996:
  First Quarter................................................... 38 3/4 18 1/4
  Second Quarter.................................................. 51     31 1/4
  Third Quarter................................................... 47 1/2 20 3/4
  Fourth Quarter.................................................. 45 1/4 26 1/4
1997:
  First Quarter................................................... 36 3/4 23 1/4
  Second Quarter.................................................. 42 3/8 18 1/4
  Third Quarter (through September 29, 1997)...................... 43 5/8 33 3/4

  The following table sets forth the closing sales price per share of HNC Common Stock on the Nasdaq National Market on July 14, 1997, the last trading day before announcement of the proposed Merger, and on October 17, 1997, the latest practicable trading day before the mailing of this Proxy Statement for which information was obtainable, and the equivalent per share prices for CompReview Common Stock. The "equivalent per share price" for CompReview Common Stock as of such dates equals the closing sale prices per share of HNC Common Stock on such dates multiplied by the estimated Conversion Ratio of 0.4893. See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Terms of the Merger -- Manner and Basis of Converting CompReview Shares."

                                                                      COMPREVIEW
                                                     HNC COMMON STOCK EQUIVALENT
                                                     ---------------- ----------
July 14, 1997.......................................     $37.875       $18.532
October 17, 1997....................................     $38.125       $18.654

  As of the Record Date, there were 19,539,604 shares of HNC Common Stock issued and outstanding, held by 170 stockholders of record. HNC estimates that there are approximately 4,425 beneficial stockholders. As of the Record Date, there were 10,000,000 shares of CompReview Common Stock issued and outstanding, held by two stockholders.

DIVIDENDS

  HNC has never paid cash dividends on its stock and has no present intention to do so. HNC currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, HNC's bank credit agreement currently prohibits HNC from paying or declaring any cash dividends without the bank's consent.

  CompReview is an "S" corporation within the meaning of the Code and, as such, most of CompReview's income (for tax purposes) and associated income tax liability is passed through to and recognized by CompReview's stockholders, rather than by CompReview. Accordingly, CompReview has in the ordinary course of its business historically declared and paid cash dividends to its stockholders, in part to provide them with sufficient cash to meet their tax liabilities arising from CompReview's operations. During the years ending December 31, 1996, 1995 and 1994, CompReview declared and paid cash dividends to its stockholders in the amount of $5,907,321, $3,845,000 and $990,000, respectively. During the six months ended June 30, 1997, CompReview distributed cash dividends in the amount of $3,600,000 to its stockholders. Consistent with its current dividend practices, CompReview expects to distribute to its stockholders additional cash dividends of approximately $0.06 to $0.08 per share for each full calendar month ended prior to the Effective Time of the Merger. Following the Merger, CompReview will become a wholly-owned subsidiary of HNC and will cease to be an "S" corporation for tax purposes.

                       SELECTED HISTORICAL AND UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth certain selected historical financial data for HNC and CompReview and selected unaudited pro forma consolidated combined financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the periods presented.

  The following selected consolidated historical financial data of HNC for each of the three years in the period ended December 31, 1996 and as of December 31, 1996 and 1995 have been derived from the HNC historical consolidated financial statements, as audited by Price Waterhouse LLP, independent accountants, and should be read in conjunction with such financial statements and the notes thereto incorporated herein by reference. The selected consolidated historical financial data of HNC for the years ended December 31, 1993 and 1992 and as of December 31, 1994, 1993 and 1992 have been derived from audited HNC historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto, which are on file with the SEC. The consolidated statement of operations data of HNC for the six-month periods ended June 30, 1997 and 1996 and the consolidated balance sheet data of HNC at June 30, 1997 are unaudited but have been prepared on the same basis as the audited consolidated financial statements of HNC and, in the opinion of management of HNC, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the six-month periods ended June 30, 1997 and 1996 are not necessarily indicative of results to be expected for any future period.

  The following selected historical financial data of CompReview for each of the three years in the period ended December 31, 1996 and as of December 31, 1996 and 1995 have been derived from the CompReview historical financial statements as audited by Deloitte & Touche LLP, independent accountants, and should be read in conjunction with such financial statements and the notes thereto included elsewhere in this Proxy Statement. The selected historical financial data of CompReview for the years ended December 31, 1993 and 1992 and as of December 31, 1994, 1993 and 1992 have been derived from unaudited CompReview historical financial statements. The statement of operations data of CompReview for the six-month periods ended June 30, 1997 and 1996 and the balance sheet data of CompReview at June 30, 1997 are unaudited but have been prepared on the same basis as the audited financial statements of CompReview and, in the opinion of management of CompReview, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the six-month periods ended June 30, 1997 and 1996 are not necessarily indicative of results to be expected for any future period.

  The selected unaudited pro forma consolidated combined financial data of HNC and CompReview is derived from the unaudited pro forma consolidated combined condensed financial statements included in this Proxy Statement, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma statements and the notes thereto.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position.

              HNC SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            SIX MONTHS
                          ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                          ---------------  --------------------------------------
                           1997    1996     1996    1995    1994    1993    1992
                          ------- -------  ------- ------- ------- ------- ------
STATEMENT OF OPERATIONS
 DATA(1):
Total revenues..........  $39,470 $22,455  $53,833 $30,672 $20,674 $12,829 $9,447
Operating income (loss).    6,525     (18)   4,118   1,142     249     411     24
Net income (loss).......    4,641    (361)   6,376   2,123     548     263    (10)
Net income (loss) per
 share..................  $  0.23 $ (0.02) $  0.31
Shares used in computing
 net income (loss) per
 share..................   20,448  18,407   20,367
Pro forma net income per
 share(2)...............                           $  0.13 $  0.04
Shares used in computing
 pro forma net income
 per share(2)...........                            16,901  13,870

                                 AS OF             AS OF DECEMBER 31,
                                JUNE 30, ---------------------------------------
                                  1997    1996    1995    1994    1993    1992
                                -------- ------- ------- ------- ------- -------
BALANCE SHEET DATA(1):
Cash, cash equivalents and in-
 vestments....................  $ 42,325 $34,245 $43,509 $ 6,714 $ 4,133 $ 1,715
Total assets..................   103,439  94,219  58,947  17,139   9,471   5,542
Long-term obligations, less
 current portion..............       151     264   1,373     931     367     957
Mandatorily redeemable con-
 vertible preferred stock.....        --      --      --  13,169  12,452  11,735

--------
(1) The HNC Selected Consolidated Historical Financial Data gives retroactive effect, in all periods presented, to the mergers on August 30, 1996 with Risk Data and on November 29, 1996 with Retek, which were each accounted for as a pooling of interests.

(2) For an explanation of the determination of the number of shares used in computing pro forma net income per share, see Note 1 of Notes to Consolidated Financial Statements incorporated herein by reference. These amounts give effect to the common stock dividend declared on March 5, 1996 and paid on April 3, 1996.

                 COMPREVIEW SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               SIX MONTHS
                             ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                             -------------- ------------------------------------
                              1997    1996   1996    1995    1994   1993   1992
                             ------- ------ ------- ------- ------ ------ ------
STATEMENT OF INCOME DATA:
Total revenues.............  $12,195 $8,119 $17,606 $13,032 $9,164 $3,338 $2,386
Operating income...........    4,598  2,170   5,541   3,940  2,632    623    226
Net income.................    4,527  2,123   5,517   3,954  2,594    612    218
Dividends per share........  $  0.36 $ 0.24 $  0.59 $  0.38 $ 0.10 $ 0.01 $ 0.02
                                                     AS OF DECEMBER 31,
                             AS OF JUNE 30, ------------------------------------
                                  1997       1996    1995    1994   1993   1992
                             -------------- ------- ------- ------ ------ ------
BALANCE SHEET DATA:
Cash and cash equivalents .        332          604   1,466  1,113 $  546 $  218
Total assets...............      5,409        4,074   4,166  3,524  1,473    430
Long-term obligations, less
 current portion...........         --           --      --     --     --     --
                               SIX MONTHS
                             ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                             -------------- ------------------------------------
                              1997    1996   1996    1995    1994   1993   1992
                             ------- ------ ------- ------- ------ ------ ------
PRO FORMA STATEMENT OF
 INCOME DATA:
Pro forma net income(1)....    2,775  1,317   3,355   2,411  1,589    378    135
Pro forma net income per
 share(1)..................  $  0.28 $ 0.13 $  0.34 $  0.24 $ 0.16 $ 0.04 $ 0.01
Shares used in computing
 pro forma net income per
 share.....................   10,000 10,000  10,000  10,000 10,000 10,000 10,000

--------
(1) Pro forma CompReview net income and net income per share gives retroactive effect to federal and state income taxes as if CompReview had filed subchapter C corporation income tax returns for the periods presented.

                               HNC AND COMPREVIEW
       SELECTED UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            SIX MONTHS
                          ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                          --------------- ---------------------------------------
                           1997    1996    1996    1995    1994    1993    1992
                          ------- ------- ------- ------- ------- ------- -------
STATEMENT OF INCOME
 DATA:
Total revenues..........  $51,665 $30,574 $71,439 $43,704 $29,838 $16,167 $11,833
Operating income........   11,123   2,152   9,659   5,082   2,881   1,034     250
Net income(1)...........    7,416     956   9,731   4,534   2,137     641     125
Net income per share(1).  $  0.29 $  0.04 $  0.38 $  0.21 $  0.11      --      --
Shares used in computing
 net income per share...   25,449  23,403  25,367  21,810  18,763
                                                    AS OF DECEMBER 31,
                          AS OF JUNE 30,  ---------------------------------------
                               1997        1996    1995    1994    1993    1992
                          --------------- ------- ------- ------- ------- -------
BALANCE SHEET DATA:
Cash, cash equivalents
 and investments........       41,257      34,849  44,975   7,827   4,679   1,933
Total assets............      107,448      98,293  63,113  20,663  10,944   5,972
Long-term obligations,
 less current portion ..         151          264   1,373     931     367     957
Mandatorily redeemable
 convertible preferred
 stock..................           --          --      --  13,169  12,452  11,735

--------
(1) Pro forma combined HNC and CompReview net income and net income per share gives retroactive effect to federal and state income taxes as if CompReview had filed subchapter C corporation income tax returns for the periods presented.

          COMPREVIEW SELECTED QUARTERLY OPERATING RESULTS (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                            SIX MONTHS
                          ENDED JUNE 30,
                               1997            YEAR ENDED DECEMBER 31, 1996
                          --------------- ---------------------------------------
                           FIRST  SECOND   FIRST  SECOND   THIRD  FOURTH   TOTAL
                          QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER  YEAR
                          ------- ------- ------- ------- ------- ------- -------
Revenues................  $5,591  $6,604  $3,978  $4,141  $ 4,512 $4,975  $17,606
Operating income........   2,059   2,539   1,011   1,193    1,589  1,748    5,541
Pro forma net income....   1,224   1,531     595     722      936  1,102    3,355
Pro forma net income per
 share..................  $ 0.12  $ 0.15  $ 0.06  $ 0.07  $  0.09 $ 0.11  $  0.34
                               YEAR ENDED DECEMBER 31, 1995
                          ---------------------------------------
                           FIRST  SECOND   THIRD  FOURTH   TOTAL
                          QUARTER QUARTER QUARTER QUARTER  YEAR
                          ------- ------- ------- ------- -------
Revenues................  $2,923  $3,087  $3,335  $3,687  $13,032
Operating income........     740     949   1,095   1,156    3,940
Pro forma net income....     453     581     673     704    2,411
Pro forma net income per
 share..................  $ 0.05  $ 0.06  $ 0.07  $ 0.07  $  0.24

             ADDITIONAL INFORMATION REGARDING THE CONVERSION RATIO

  Several portions of this Proxy Statement contain an example of the computation of the Merger conversion formula that yields an estimated Conversion Ratio of 0.4893 (the "Estimated Conversion Ratio"). See "Proposal No. 1: Approval of the Issuance of Shares of HNC Common Stock and Options to Purchase HNC Common Stock in the Merger -- Risk Factors -- Risks Related to the Merger -- Risks Associated with Conversion Ratio" and "-- Shares Eligible for Future Sale" and "-- Terms of the Merger -- Stock Ownership Immediately Following the Merger." The Estimated Conversion Ratio was determined by applying the Merger conversion formula to information as of July 31, 1997. However, assuming the Effective Time of the Merger occurs on or about November 28, 1997, the actual Conversion Ratio will not be based on that July 31, 1997 information but will instead be determined based on: (i) the number of shares of CompReview Common Stock and the number of CompReview Options that are outstanding just before the Effective Time; (ii) the retained earnings of CompReview at October 31, 1997; and (iii) the HNC Closing Average Price Per Share for the 20 trading days beginning on or about October 30, 1997. Consequently, although CompReview's current capitalization of 10,000,000 outstanding shares of CompReview Common Stock and 400,000 CompReview Options (which has not changed since July 31, 1997) is not expected to change before the Effective Time, the actual Conversion Ratio computed at the Effective Time may nevertheless exceed the Estimated Conversion Ratio if (i) CompReview's retained earnings at month end prior to the Effective Time exceed CompReview's July 31, 1997 retained earnings of $3.3 million and/or (ii) the actual HNC Closing Average Price Per Share computed at the Effective Time is less than $37.0969 (the assumed HNC Closing Average Price Per Share used to compute the Estimated Conversion Ratio).

  Although the actual Conversion Ratio cannot now be determined, because the Agreement provides that the number of HNC Merger Shares (i.e., the number of shares of HNC Common Stock to be issued in the Merger or subject to HNC Options issued in the Merger) cannot be less than a minimum of 5,000,000 shares, the Conversion Ratio will in no event be less than 0.4808 (5,000,000 HNC Merger Shares divided by 10,400,000 CompReview shares and options). However, the Agreement imposes no maximum limit on the amount of the Conversion Ratio or on the number of HNC Merger Shares and therefore it is possible that the number of shares of HNC Common Stock and HNC Options issued in the Merger could substantially exceed the 4,893,227 shares of HNC Common Stock and 195,729 HNC Options that would be issued at the Estimated Conversion Ratio of 0.4893. HNC will not seek further approval of the HNC stockholders if the actual Conversion Ratio materially exceeds the Estimated Conversion Ratio. However, based on currently available information regarding CompReview's retained earnings and recent trading prices of HNC's Common Stock, HNC does not expect that the actual Conversion Ratio will materially exceed the Estimated Conversion Ratio of 0.4893. For example, if the July 31, 1997 information used to compute the Estimated Conversion Ratio were changed by reducing the assumed HNC Closing Average Price Per Share from $37.0969 to $26.00 (the price below which CompReview has the right to terminate the Agreement), then the Conversion Ratio would increase to 0.4930 and HNC would be required to issue an aggregate of 4,930,000 shares of HNC Common Stock and 197,200 HNC Options in the Merger.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of HNC and CompReview and selected unaudited pro forma financial information after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the issuance of 0.4893 of a share of HNC Common Stock for each outstanding share of CompReview Common Stock in the Merger and assuming the Merger had occurred at the beginning of the periods presented. The actual number of shares of HNC Common Stock to be exchanged for all of the outstanding shares of CompReview Common Stock will be determined at the Effective Time based on the Conversion Ratio at the Effective Time. The following data should be read in conjunction with the Selected Historical and Unaudited Pro Forma Combined Financial Data, the Unaudited Pro Forma Consolidated Combined Condensed Financial Information and the separate historical financial statements of HNC incorporated by reference herein and of CompReview included elsewhere in this Proxy Statement. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of the future operations or financial position of HNC. No cash dividends have ever been declared or paid on HNC Common Stock. CompReview distributed cash dividends of $5,907,321, $3,845,000 and $990,000 to its stockholders during the years ended December 31, 1996, 1995 and 1994, respectively. During the six months ended June 30, 1997, CompReview distributed cash dividends of $3,600,000 to its stockholders. Consistent with its current dividend practices, CompReview expects to distribute to its stockholders additional cash dividends of approximately $0.06 to $0.08 per share for each full calendar month ended prior to the Effective Time of the Merger.

       COMPARISON OF EARNINGS AND BOOK VALUES PER SHARE OF COMMON STOCK*

                                                      PRO FORMA**
                           PER HNC    PER COMPREVIEW PER COMPREVIEW      PRO FORMA EARNINGS
                         COMMON SHARE  COMMON SHARE   COMMON SHARE   GIVING EFFECT TO MERGER***
                         ------------ -------------- -------------- -----------------------------
                                                                                      PER 0.4893
                                                                          PER            HNC
YEAR                       EARNINGS      EARNINGS       EARNINGS    HNC COMMON SHARE COMMON SHARE
----                       --------      --------       --------    ---------------- ------------
June 30, 1997 (six
 months)................    $0.23         $0.45          $0.28           $0.29          $0.14
December 31, 1996.......    $0.31         $0.55          $0.34           $0.38          $0.19
December 31, 1995.......    $0.13         $0.40          $0.24           $0.21          $0.10
December 31, 1994.......    $0.04         $0.26          $0.16           $0.11          $0.05

                           PER HNC    PER COMPREVIEW    PRO FORMA BOOK VALUES
                         COMMON SHARE  COMMON SHARE  GIVING EFFECT TO MERGER***
                         ------------ -------------- -------------------------------
                                                                        PER 0.4893
                                                        PER HNC             HNC
                                                     COMMON SHARE      COMMON SHARE
                                                     -------------     -------------
Book Values at
 June 30, 1997..........    $4.63         $0.35          $3.84             $1.88
 December 31, 1996......    $4.05         $0.26          $3.35             $1.64

--------
  * This Comparison should be read in conjunction with the unaudited pro forma combined financial statements and the separate financial statements of the respective companies and the notes thereto incorporated by reference herein or appearing elsewhere in this Proxy Statement.

 ** Pro Forma CompReview earnings per share gives retroactive effect to federal and state income taxes as if CompReview had filed Subchapter C corporation income tax returns for the periods presented.

*** Assumes that each share of CompReview Common Stock at the Effective Time of the Merger will be exchanged for 0.4893 shares of HNC Common Stock. The pro forma amounts give effect to the proposed Merger on a pooling of interests basis and to federal and state income taxes as if CompReview had filed Subchapter C corporation income tax returns for the periods presented.

                                  THE MEETING

  The accompanying proxy is solicited on behalf of the Board of Directors of HNC Software Inc., a Delaware corporation ("HNC"), for use at the Meeting.

DATE, TIME AND PLACE OF MEETING

  The Meeting will be held at the Embassy Suites Hotel located at 4550 La Jolla Village Drive, San Diego, California, on Tuesday, November 25, 1997, at 10:00 a.m., Pacific Time.

PURPOSE OF MEETING

  The purpose of the Meeting is to consider and vote upon (i) a proposal to approve the issuance by HNC of shares of HNC Common Stock and options to purchase HNC Common Stock ("HNC Options") in the Merger to the stockholders and optionholders, respectively, of CompReview pursuant to the Agreement and the Merger; and (ii) a proposal to approve an amendment to HNC's 1995 Equity Incentive Plan (the "Incentive Plan") increasing the number of shares of HNC Common Stock reserved for issuance thereunder by 750,000 shares.

RECORD DATE; QUORUM; OUTSTANDING SHARES

  Only holders of record of HNC Common Stock at the close of business on September 29, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. A majority of the shares of HNC Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Meeting.

  At the close of business on the Record Date, there were a total of 19,539,604 shares of HNC Common Stock outstanding and entitled to vote held of record by approximately 170 stockholders (though HNC has been informed that there are in excess of 4,425 beneficial owners).

  On or about October 23, 1997, a notice of the Meeting and a copy of this Proxy Statement were mailed to all of HNC's stockholders of record as of the Record Date.

VOTING RIGHTS; REQUIRED VOTE

  Holders of HNC Common Stock are entitled to one vote for each share held as of the Record Date. In the event that a broker, bank, custodian, nominee or other record holder of HNC Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares of HNC Common Stock on a particular matter (a "broker non-vote"), then those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining whether or not a quorum is present at the Meeting.

  Proposal No. 1 (a proposal to approve the issuance by HNC of shares of HNC Common Stock and HNC Options in the Merger to the stockholders and optionholders, respectively, of CompReview pursuant to the Agreement and the Merger) requires for approval the affirmative vote of at least a majority of the shares of HNC Common Stock that are present in person or represented by proxy at the Meeting and are voted for or against the proposal. Abstentions and broker non-votes will not affect the outcome of the vote with respect to approval of the issuance of shares of HNC Common Stock and HNC Options pursuant to the Agreement and the Merger.

  Because the number of shares of HNC Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of HNC Common Stock outstanding prior to the Merger, approval by holders of HNC Common Stock of the issuance of HNC Common Stock and HNC Options in the Merger is required under the rules of the Nasdaq National Market. IF HOLDERS OF HNC COMMON STOCK DO NOT VOTE TO APPROVE SUCH ISSUANCE OF HNC COMMON STOCK AND HNC OPTIONS, THE MERGER WILL NOT BE CONSUMMATED. HNC is not a constituent corporation to the Merger, and, therefore, specific approval of the Agreement by the HNC stockholders is not required under the Delaware General Corporation Law or HNC's Certificate of Incorporation or Bylaws.

  Proposal No. 2 (a proposal to amend HNC's Incentive Plan to increase the number of shares of HNC Common Stock reserved for issuance thereunder by 750,000 shares) requires for approval the affirmative vote of at least a majority of the shares of HNC Common Stock that are present in person or represented by proxy at the Meeting and are voted for or against the proposal. Abstentions and broker non-votes will not affect the outcome of the vote with respect to approval of the amendment to the Incentive Plan.

  All votes will be tabulated by the inspector of elections appointed for the Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

VOTING OF PROXIES

  The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of HNC (the "HNC Board") for use at the Meeting. HNC stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to HNC. All executed, returned proxies that are not revoked prior to the vote will be voted in accordance with the instructions contained therein; however, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Meeting will be counted as votes "for" such proposal. So far as is known to the HNC Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any business that may properly come before the Meeting, it is intended that proxies in the form enclosed will be voted in accordance with the judgment of the persons holding such proxies.

  In the event that sufficient votes in favor of any proposal properly brought before the Meeting are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

  The expenses of soliciting proxies to be voted at the Meeting will be paid by HNC. Following the original mailing of the proxies and other soliciting materials, HNC and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, HNC will request that brokers, custodians, nominees and other record holders of HNC Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of HNC Common Stock and request authority for the exercise of proxies. In such cases, HNC, upon the request of the record holders, will reimburse such holders for their reasonable expenses incurred in connection therewith. HNC has retained Corporate Investors Communications, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $5,000 plus reimbursement of reasonable expenses.

REVOCABILITY OF PROXIES

  Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to HNC stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person. Please note, however, that if a beneficial stockholder's shares are held of record by a broker, bank or other nominee and that beneficial stockholder wishes to vote at the Meeting, the beneficial stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares and that such broker, bank or other nominee is not voting such shares.

RECOMMENDATION OF THE HNC BOARD

  THE HNC BOARD, BY UNANIMOUS VOTE, HAS ADOPTED AND APPROVED THE AGREEMENT, THE MERGER, THE ISSUANCE OF HNC COMMON STOCK AND HNC OPTIONS PURSUANT TO THE AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF HNC AND ITS STOCKHOLDERS. THE HNC BOARD HAS ALSO UNANIMOUSLY APPROVED THE AMENDMENT OF THE INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF HNC COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 750,000 SHARES. After careful consideration, the HNC Board unanimously recommends a vote FOR approval of the issuance of shares of HNC Common Stock and HNC Options pursuant to the Agreement and the Merger and a vote FOR the amendment of HNC's Incentive Plan.

  PROPOSAL NO. 1: APPROVAL OF THE ISSUANCE OF SHARES OF HNC COMMON STOCK AND
              OPTIONS TO PURCHASE HNC COMMON STOCK IN THE MERGER

                                 RISK FACTORS

  The following factors should be considered carefully in evaluating the Merger to be voted on at the Meeting, in addition to the other information presented in this Proxy Statement. This Proxy Statement contains forward-looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify these forward-looking statements. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, possible changes in legislation and other statements regarding matters that are not historical fact are forward-looking statements. The forward-looking statements reflect the best judgment of the management of HNC and CompReview, as appropriate, based on factors currently known and involve risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Proxy Statement or in documents that are incorporated herein by reference.

RISKS RELATED TO THE MERGER

  General Risks Associated with Integration of Operations. HNC and CompReview have entered into the Agreement with the expectation that the proposed Merger will result in long-term strategic benefits. Realization of these anticipated benefits will depend in part on whether the operations of the companies can be integrated in an efficient and effective manner. There can be no assurance that this will occur. The successful integration of HNC and CompReview will require, among other things, integration of the companies' respective product offerings, the coordination of the companies' sales and marketing efforts and research and development efforts, and the cooperation and coordination of HNC's and CompReview's business managers. It is possible that this integration will not be accomplished smoothly or successfully. The diversion of management's attention from day-to-day operations and any difficulties encountered in the transition process could have a material adverse effect on HNC's business, financial condition and results of operations. The process of combining the operations of the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of their businesses, which could have a material adverse effect on their combined operations. Further, the addition of CompReview's substantial employee base to HNC's workforce will substantially increase HNC's operating expenses that are fixed in the near term, making HNC more vulnerable to experiencing operating losses if quarterly revenues fall below budgeted levels due to loss or delay of such revenues.

  Dependence on CompReview Management. If members of CompReview's current management team were to terminate their employment with CompReview, the ability of HNC to manage CompReview's business and workforce would be harmed and CompReview's operations could be disrupted. Although Robert L. Kaaren, M.D., the Chief Executive Officer of CompReview, and Michael E. Munayyer, the Chief Technical Officer of CompReview, will be subject to employment agreements with CompReview after the Merger, there can be no assurance that these agreements will result in the retention of Dr. Kaaren and Mr. Munayyer for any significant period of time. A loss of Dr. Kaaren, Mr. Munayyer or any other member of CompReview's management could defer or prevent HNC from realizing the benefits that it anticipates from the Merger and could have a material adverse effect on HNC's business, financial condition and results of operations.

  Financial Impact of Failure to Achieve Synergies. If the integration of HNC's and CompReview's operations is not successful, if HNC does not experience business synergies as quickly or in as great an amount as may be expected by securities analysts, or if the accretive/dilutive effect of the Merger is not in line with the expectations of securities analysts, the market price of HNC's Common Stock will be significantly and adversely affected.

  Any shortfall in anticipated operating results could have an immediate and significant adverse effect on the market price of HNC's Common Stock. In particular, HNC will incur substantial Merger-related expenses, currently estimated to be approximately $1.4 million, primarily in the quarter in which the Merger is consummated. HNC expects that the Merger will be accretive. However, this forward-looking statement is subject to risks and uncertainties and actual results may vary due to unforeseen changes, inaccurate or incomplete assumptions regarding the current business or future prospects of either or both of CompReview or HNC, or other reasons, including without limitation those described in this "Risk Factors" section or elsewhere in this Proxy Statement or in documents that are incorporated herein by reference. Any failure of the Merger to meet expectations as to potential business synergies or any failure of the Merger to be accretive in any quarter could have an immediate and significant adverse effect on the market price of HNC's Common Stock after the Merger.

  Increased Integration Difficulties Associated with Recent Acquisitions. The challenges of integrating HNC's and CompReview's organizations will be compounded by ongoing efforts associated with the continuing integration of other recent acquisitions by HNC. On August 30, 1996, HNC completed its acquisition of Risk Data Corporation ("Risk Data"), in a transaction accounted for as a pooling of interests. Risk Data is based in Irvine, California and develops and markets proprietary software decision products for use in the workers' compensation insurance industry. In addition, on November 29, 1996, HNC completed its acquisition of Retek Distribution Corporation, now named Retek Information Systems, Inc. ("Retek"), in a transaction accounted for as a pooling of interests. Retek develops and markets software products that provide merchandise management and other management tools to retailers and their vendors. HNC anticipates that in the future it will continue to consider other acquisitions of businesses in order to expand the markets served by HNC and to acquire complementary technologies, products and personnel. The integration of multiple organizations will require a substantial amount of management resources and attention. The acquisitions of Risk Data and Retek, as well as other potential future acquisitions, will require HNC to manage and integrate such acquired businesses and their personnel, which may be located in diverse geographic locations, and will also require HNC to develop and market products to new industries and markets with which HNC may not be familiar. Failure of HNC to integrate and manage acquired businesses successfully and to retain their employees, and to address new industries and markets associated with such acquired businesses successfully, would have a material adverse effect on HNC's business, financial condition and results of operations. In addition, although the acquisitions of Risk Data and Retek have been accounted for as poolings of interests, there can be no assurance that future acquisitions will not be accounted for as purchases, resulting in potential charges that may adversely affect HNC's earnings. Additional acquisitions may also involve the issuance of shares of HNC's stock to owners of acquired businesses, resulting in dilution in the percentage of HNC's stock owned by other stockholders.

  Risks Associated with Conversion Ratio. Based on application of the Merger conversion formula to information as of July 31, 1997, if the Merger is consummated, it is estimated that HNC would issue (i) an aggregate of approximately 4,893,227 shares of HNC Common Stock to the holders of CompReview Common Stock and (ii) HNC Options to purchase an aggregate of approximately 195,729 additional shares of HNC Common Stock to the holders of CompReview Options. This estimate results in a total of 5,088,956 shares of HNC Common Stock and a Conversion Ratio equal to 0.4893 shares of HNC Common Stock per share of CompReview Common Stock. This estimate is based on application of the Merger conversion formula to information as of July 31, 1997 and on the following assumptions: (i) the retained earnings of CompReview of $3.3 million as of July 31, 1997 were the retained earnings of CompReview at the close of the last calendar month prior to the Effective Time; (ii) the capitalization of CompReview as of July 31, 1997 (including 10,000,000 shares of CompReview Common Stock outstanding and 400,000 shares issuable upon exercise of outstanding CompReview Options) was the capitalization of CompReview immediately prior to the Effective Time; and (iii) the HNC Closing Average Price Per Share was $37.0969 (the average closing price per share of HNC Common Stock for the 20 trading days prior to July 31, 1997). This estimate is an example only and is subject to change if the retained earnings of CompReview, the capitalization of CompReview or the HNC Closing Average Price Per Share changes after July 31, 1997 and before the Effective Time of the Merger. Specifically, the number of shares of HNC Common Stock and HNC Options issuable in the Merger would exceed the above estimate if the retained earnings of CompReview were to increase or the HNC Closing Average Price Per Share were to decrease before the Effective Time of the Merger. CompReview has the right, but not the obligation, to terminate the Agreement if the HNC Closing Average Price Per Share is less than $26.00. The

Agreement provides that the minimum number of shares of HNC Common Stock and HNC Options issuable in the Merger is 5,000,000 shares. The Agreement does not permit HNC to terminate the Agreement if the HNC Closing Average Price Per Share decreases and also does not limit the maximum number of shares of HNC Common Stock and HNC Options issuable in the Merger. Therefore, if there is a substantial increase in CompReview's retained earnings or a substantial decrease in the market price of HNC Common Stock before the Effective Time, the number of shares of HNC Common Stock and HNC Options issued in the Merger would increase substantially. HNC will not seek further approval of the HNC stockholders if the number of shares of HNC Common Stock and/or HNC Options to be issued in the Merger differs materially from the estimate shown above. See "Summary -- Additional Information Regarding the Conversion Ratio." The market price of HNC Common Stock has increased somewhat since the date of execution of the Agreement, and may vary significantly between the date of this Proxy Statement and the date on which the HNC stockholders vote with respect to the issuance of HNC securities in the Merger. The market price of HNC Common Stock as of a recent date is set forth under "Summary -- Market Price and Dividends." Stockholders are urged to obtain recent market quotations for HNC Common Stock before voting.

  Dilution of Ownership Interests of Current Stockholders. Following the Merger, and based upon the retained earnings and capitalization as of July 31, 1997 and an assumed HNC Closing Average Price Per Share of $37.0969, it is estimated that, immediately following the Merger, the former stockholders of CompReview will own approximately 20.1% of the outstanding shares of HNC Common Stock. This represents substantial dilution of the ownership interests of the current stockholders of HNC compared to their ownership interests in HNC prior to the Effective Time. The issuance of additional shares of HNC Common Stock pursuant to the stock options being assumed by HNC in the Merger, and stock options that are expected to be granted to wider segments of CompReview's workforce after the Merger, will result in further dilution to the current stockholders of HNC.

  Shares Eligible for Future Sale. If the Merger is consummated, it is estimated that HNC would issue to the holders of CompReview Common Stock an aggregate of approximately 4,893,227 shares of HNC Common Stock, assuming (i) that the retained earnings of CompReview of $3.3 million as of July 31, 1997 were the retained earnings of CompReview at the close of the last calendar month prior to the Effective Time; (ii) that the capitalization of CompReview as of July 31, 1997 (including 10,000,000 shares of CompReview Common Stock outstanding and 400,000 shares issuable upon exercise of outstanding CompReview Options) was the capitalization of CompReview immediately prior to the Effective Time; and (iii) that the HNC Closing Average Price Per Share was $37.0969, the average closing price per share of HNC Common Stock for the 20 trading days prior to July 31, 1997. This estimate is an example only and is subject to change if the retained earnings of CompReview, the capitalization of CompReview or the HNC Closing Average Price Per Share changes after
July 31, 1997 and before the Effective Time of the Merger. Specifically, if there is a substantial increase in CompReview's retained earnings or a substantial decrease in the market price of HNC Common Stock before the Effective Time, the number of shares of HNC Common Stock and HNC Options issued in the Merger would increase substantially. All of such shares will be issued to the CompReview stockholders in a private offering and therefore will be restricted shares under the Securities Act. HNC has agreed to prepare and file with the SEC, as promptly as reasonably practicable after the Effective Time, a shelf registration statement on Form S-3 under the Securities Act covering all of such shares and to use its best efforts to have such registration statement declared effective as soon as practicable after the Effective Time of the Merger. No former CompReview stockholder may sell any such shares until after HNC has published financial results covering at least 30 days of post-Merger combined operating results of HNC and CompReview. Assuming that the Merger is completed and the Effective Time occurs on or about November 28, 1997, it is expected that such combined financial results would be published in the latter part of January 1998. At such time, substantial sales of HNC Common Stock could occur. In addition, based on the number of CompReview Options outstanding and the other assumptions set forth above, it is estimated that HNC would issue HNC Options to purchase approximately 195,729 additional shares of HNC Common Stock to the holders of CompReview Options following the Merger. Future sale of a substantial number of shares of HNC Common Stock could adversely affect or cause substantial fluctuations in the market price of HNC Common Stock.

RISKS RELATED TO COMPREVIEW

  Dependence on a Single Product. Licenses and installation of CompReview's CRLink product have accounted for 80.6%, 73.1%, 59.0% and 44.8% of CompReview's total revenues in the first six months of 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, and are expected to account for a majority of CompReview's total revenues for the foreseeable future. Substantially all of the balance of CompReview's total revenues is derived from service bureau operations of its CRLink software for customers that do not wish to obtain a license. Continued market acceptance of CRLink will be affected by future product enhancements and future competition. Accordingly, CompReview's future success depends on the capital expenditure budgets of its customers and the continued demand by its customers for CRLink. Decline in demand for, or use of, CRLink, whether as a result of competition, simplification of state workers' compensation fee schedules, changes in the overall payment system or regulatory structure for workers' compensation claims, technological change, saturation of market demand, industry consolidation or otherwise, would have a material adverse effect on CompReview's business, financial condition and results of operations.

  Customer Concentration. Concentra Managed Care, Inc. ("Concentra") accounted for approximately 22.1%, 24.4%, 27.0% and 25.9% of CompReview's total revenues during the first six months of 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. Zenith Insurance Company ("Zenith") accounted for approximately 12.3% and 10.6% of CompReview's total revenues in 1996 and 1995, respectively, and Liberty Mutual and Zenith accounted for approximately 19.6% and 14.3% of CompReview's total revenues, respectively, in 1994. The loss of Concentra or Zenith as a customer for any reason could have a material adverse effect on CompReview's business, financial condition and results of operations.

  Potential Fluctuations in Quarterly Operating Results. HNC's quarterly revenues and operating results after the Merger will be affected by risks and uncertainties associated with CompReview's business. To date, a significant portion of CompReview's total revenues has been generated from monthly usage fees under license agreements with its customers. CompReview's customer license agreements are typically cancelable by the customer upon 90 days' advance written notice. Thus, there can be no assurance that CompReview will continue to realize such recurring revenues or that its customers will not seek to cancel such contracts if CompReview's products do not remain competitive or do not achieve effective results. A significant portion of CompReview's business is derived from substantial orders placed by large organizations, and the timing of such orders could cause material fluctuations in its quarterly operating results. CompReview's expense levels are based in part on its expectations regarding future revenues and in the short term are fixed to a large extent. Therefore, CompReview may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, if anticipated revenues in any quarter do not occur or are delayed, CompReview's operating results for that quarter would be disproportionately affected. Operating results also may fluctuate due to factors such as the demand for CompReview's products, product life cycles, the introduction and acceptance of new products and product enhancements by CompReview or its competitors, changes in the mix of distribution channels through which CompReview's products are offered, changes in the level of operating expenses, customer order deferrals in anticipation of new products, competitive conditions in the industry and economic conditions generally or in various industry segments.

  CompReview expects quarterly fluctuations in its operating results to occur in the future. Accordingly, CompReview believes that period-to-period comparisons of CompReview's financial results should not be relied upon as an indication of future performance of CompReview after the Merger. No assurance can be given that CompReview will be able to maintain profitability on a quarterly or annual basis in the future. Due to all of the foregoing factors, it is possible that in some future quarter CompReview's operating results will have a negative effect on HNC's operating results and that, as a result, HNC's operating results will be below the expectations of securities analysts and investors. In such event, the price of HNC's Common Stock would likely be materially adversely affected.

  Unpredictable Sales Cycle. The sales cycle associated with the licensing of CompReview's product typically ranges from 60 days to 18 months. CompReview believes that its sales cycle varies from customer to customer depending upon the difference between customers' internal procedures for testing and accepting new technologies and software products that affect key operations. In addition, the sales cycle varies from customer to customer depending upon whether or not the customer is moving to a new software platform, which can involve a significant commitment of capital and result in a longer sales cycle. CompReview has little or no control over these factors, but believes that as it focuses its sales efforts on larger orders its sales cycle will generally lengthen. As the size of customer orders increases, a lost or delayed sale could have an increased material adverse effect on CompReview's quarterly operating results.

  Risks Associated with Technological Change and Delays in Developing New Products. The market for CompReview's cost containment software system is characterized by rapidly changing technology and improvements in computer hardware, network operating systems, software environments, programming tools, operating systems and database technology. CompReview's success will depend upon its ability to maintain competitive technologies, enhance its current product and develop new products in a timely and cost-effective manner that meet changing market conditions, including evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. For example, the rapid growth of the Internet environment creates new opportunities, risks and uncertainties for businesses such as CompReview that develop software solutions that now may have to be designed to operate in Internet, intranet and other on-line environments. There can be no assurance that CompReview will be able to develop and market, on a timely basis, if at all, product enhancements or new products that respond to changing market conditions or that will be accepted by customers. CompReview has previously experienced significant delays in the development and introduction of new products and product enhancements. Such delays have typically been associated with difficulties in adapting to particular operating environments. Any significant delay in the completion of new products, or the failure of such products, if and when installed, to achieve any significant degree of market acceptance, would have a material adverse effect upon CompReview's business, financial condition and results of operations. Any failure by CompReview to anticipate or to respond adequately to changing technologies or market conditions, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of CompReview's product and would have a material adverse effect on CompReview's business, financial condition and results of operations. The future success of CompReview will depend upon its ability to enter new markets by developing new products and to adapt its existing product to additional hardware platforms and operating systems, each on a timely and cost-effective basis. Any significant delays in product development or release could result in a loss of competitiveness and revenues and have a material adverse effect on the business of CompReview.

  Software products as complex as those offered by CompReview often contain undetected errors or failures when first introduced or as new versions are released. In addition, to the extent that new products of CompReview may have to be developed to operate in new environments, such as the Internet, the possibility for program errors and failures may increase. There can be no assurance that, despite pre-release testing by CompReview and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in loss of or delay in market acceptance of CompReview products, which could have a material adverse effect on CompReview's business, financial condition and results of operations.

  Competition. The software and service provider segments of the workers' compensation medical bill processing industry are highly competitive. CompReview faces competition from a number of sources, including (i) other application software companies, (ii) management information systems departments of customers and potential customers and (iii) managed care organizations. CompReview has experienced competition from MediCode, Inc. ("MediCode"), Medata, Inc. and Embassy in software licensing, and Intercorp and Corvel Corporation in service bureau operations. It has also faced competition from ADP in the automobile accident medical claims area. CompReview believes that the barriers to entry in the workers' compensation medical bill processing industry are relatively low and accordingly expects to experience additional competition from other established and emerging companies.

  CompReview believes that its product is currently priced at a premium when compared to competing products and when compared to costs typically incurred in in-house development of systems with similar functionality to CRLink. The market for CompReview's product is highly competitive, and CompReview expects to face increasing pricing pressures from current competitors and new market entrants. In particular, increased competition could reduce or eliminate such premiums and cause further price reductions. In addition, such competition could adversely affect CompReview's ability to obtain recurring fees or new long-term contracts and renewals of existing long-term contracts on terms favorable to CompReview. Any reduction in the price of CompReview's product could materially adversely affect CompReview's business, financial condition and results of operations.

  Some of CompReview's current, and many of its potential, competitors have significantly greater financial, technical, marketing and other resources than CompReview, and may have greater knowledge and expertise of specific markets and industries. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than CompReview. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of CompReview's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. There can be no assurance that CompReview will be able to compete successfully against current and future competitors or that competitive pressures faced by CompReview will not materially adversely affect CompReview's business, financial condition and results of operations.

  Dependence on Data. The development and support of CompReview's CRLink system requires periodic updating of its database of medical fees applicable to workers' compensation and automobile accident related injuries. These updates include state mandated workers' compensation fee schedules, usual, customary and reasonable ("UCR") charges and preferred provider organization ("PPO") contract rates. UCR and PPO rates must be obtained from third party providers. Moreover, some state mandated fee schedules are not readily available through the states themselves. One third party provider of this information, MediCode, has claimed that CompReview is infringing its alleged proprietary rights in certain state workers' compensation fee schedules by using these schedules without paying a licensing fee to MediCode. CompReview has disputed MediCode's claim of copyright in the state fee schedules and continues to use the schedules. There can be no assurance that CompReview will be able to continue to use MediCode's state workers' compensation fee schedules without the payment of a licensing fee or that CompReview will otherwise be able to obtain fee schedule updates on a timely basis on reasonable terms and conditions. Payment of a license fee for use of such information would reduce CompReview's margins and earnings. MediCode has not filed a lawsuit or stated a specific claim for damages and therefore CompReview has no basis upon which to quantify MediCode's claim. However, based on the scope of MediCode's fee schedules, the nature and extent of MediCode's current assertions and the status of CompReview's recent discussions with MediCode, at this time CompReview does not believe that MediCode's infringement claims will result in a material adverse effect on CompReview's business, financial condition or results of operations. The inability of CompReview to obtain such information or to obtain it on terms favorable to CompReview could have a significant negative impact on existing product performance and new product development, which would have a material adverse effect on CompReview's business, financial condition and results of operations.

  The state workers' compensation fee schedules utilized by CompReview contain the American Medical Association's ("AMA") Current Procedural Technology ("CPT") codes. Neither CompReview nor, to its knowledge, any of its competitors pays the AMA for use of the CPT codes. The AMA claims a copyright in the CPT codes. This claim was recently upheld by the United States Court of Appeals. There can be no assurance that in the future the AMA will not seek to obtain a licensing fee from CompReview for use of the CPT codes.

  Risks Associated with Managing Growth. In recent years, CompReview has experienced changes in its operations that have placed significant demands on its administrative, operational and financial resources. The growth in CompReview's customer base and expansion of its product line functionality, as well as the increase in its workforce, have challenged, and are expected to continue to challenge, CompReview's management and operations, including its sales, marketing, customer support, research and development and finance and administrative operations. CompReview's future performance will depend in part on its ability to manage change, to adapt its operational and financial control systems if necessary, to respond to changes in its business and to coordinate strategies and product development and marketing efforts. The failure of CompReview's management to respond to and manage changing business conditions effectively could have a material adverse effect on CompReview's business, financial condition and results of operations.

  Risks Associated with Recruiting and Retaining Qualified
Personnel. CompReview's success depends to a significant degree upon the continued service of members of its senior management and other key research, development, sales and marketing personnel. Accordingly, the loss of any of CompReview's senior management or key research, development, sales or marketing personnel could have a material adverse effect on its business, financial condition and results of operations. Robert L. Kaaren, M.D., Chief Executive Officer of CompReview, and Michael E. Munayyer, Chief Technical Officer of CompReview, will be subject to employment agreements with CompReview after the Merger; however, there can be no assurance that such agreements will result in the retention of these employees for any significant period of time. CompReview believes that its future success will depend upon its ability to attract and retain highly skilled managerial, research, development, sales and marketing personnel, for whom competition is intense. In particular, in the past, CompReview has experienced difficulty in recruiting a sufficient number of qualified sales and technical employees, although CompReview believes that such difficulties have not had a material adverse effect on its historical operating results. In addition, competitors may attempt to recruit key employees. There can be no assurance that CompReview will be successful in attracting, assimilating and retaining such personnel, and the failure to do so could have a material adverse effect on the business, financial condition and results of operations of CompReview.

  Risks Associated With Changing Regulatory Environment. CompReview's CRLink product is a software system that stores and accesses state workers' compensation fee schedules, UCR rates and PPO rates for use in analyzing, reviewing and repricing medical bills on an automated basis. Workers' compensation reimbursement is regulated on a state-by-state basis, and such regulation is constantly evolving. CompReview is unable to predict what changes may occur in any state or states in the workers' compensation regulatory structure in general or in the workers' compensation medical reimbursement policies in particular. Any failure of CompReview's product to comply with new regulations could render such product obsolete. In addition, any reforms in workers' compensation regulations that simplify the payment system could diminish the need for, or benefit provided by, CompReview's product. Regulatory changes that affect the need or competitiveness of CompReview's product would have a material adverse effect on CompReview's business, financial condition and results of operations.

  Protection of Intellectual Property. CompReview relies on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. As of June 30, 1997, CompReview had one United States patent application pending. There can be no assurance that patents will be issued with respect to pending or future patent applications or that any patents will be upheld as valid or will prevent the development of competitive products. CompReview also seeks to protect its software, documentation, and other written materials under copyright and trade secret laws, which afford only limited protection. As part of its confidentiality procedures, CompReview generally enters into invention assignment and proprietary information agreements with its employees and independent contractors and nondisclosure agreements with its distributors, corporate partners and licensees, and limits access to and distribution of its software, documentation, databases and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use CompReview's product or technology without authorization, or to develop similar technology independently. In addition, to ensure that customers will not be adversely affected by an interruption in CompReview's business, CompReview from time to time places source code for its product into escrow, which may increase the likelihood of misappropriation or other misuse of CompReview's key intellectual property. There can be no assurance that CompReview's means of protecting its proprietary rights will be adequate or that CompReview's competitors will not develop similar technology independently.

  Infringement of Proprietary Rights. CompReview has received communication from MediCode asserting that CompReview is infringing MediCode's alleged proprietary rights in certain state workers' compensation fee schedules by using these schedules without paying a licensing fee to MediCode. CompReview has disputed MediCode's claim of copyright in the state fee schedules and continues to use the schedules. There can be no assurance that CompReview will be able to continue to use MediCode's state workers' compensation fee schedules without the payment of a licensing fee or that CompReview will otherwise be able to obtain fee schedule updates on a timely basis on reasonable terms and conditions. Payment of a license fee for use of such information would reduce CompReview's margins and earnings. MediCode has not filed a lawsuit or stated a specific claim for damages and therefore CompReview has no basis upon which to quantify MediCode's claim. However, based on the scope of MediCode's fee schedules, the nature and extent of MediCode's current assertions and the status of CompReview's recent discussions with MediCode, at this time CompReview does not believe that MediCode's infringement claims will result in a material adverse effect on CompReview's business, financial condition or results of operations. The inability of CompReview to obtain such information or to obtain it on terms favorable to CompReview could have a significant negative impact on existing product performance and new product development, which would have a material adverse effect on CompReview's business, financial condition and results of operations. There can be no assurance that in the future CompReview will not receive communications from third parties asserting that CompReview's product or future products infringe, or may infringe, their intellectual property rights, including but not limited to patents. If as a result of such claims CompReview were precluded from using certain technologies or intellectual property rights, there can be no assurance that licenses to such disputed third party technology or intellectual property rights would be available on reasonable commercial terms, if at all. Furthermore, CompReview may initiate claims or litigation against third parties for infringement of CompReview's proprietary rights or to establish the validity of CompReview's proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense to CompReview and divert the efforts of CompReview's technical and management personnel from productive tasks, whether or not such litigation is resolved in favor of CompReview. In the event of an adverse ruling in any such litigation, CompReview might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology, and the court might invalidate CompReview's patents, trademarks or other proprietary rights. In the event of a successful claim against CompReview and the failure of CompReview to develop or license a substitute technology, CompReview's business, financial condition and results of operations would be materially and adversely affected. As the number of software products increases and the functionality of these products further overlaps, CompReview believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could materially and adversely affect CompReview's business, financial condition and results of operations.

  Year 2000 Conversion. CompReview anticipates that it will need to devote substantial resources in the next two years to modify its CRLink product to properly process dates beyond December 31, 1999. CompReview expects that the cost of making these modifications and distributing the modified product to existing customers will be approximately $500,000. These modifications and the resources that CompReview expects to devote to such modifications may divert management and engineering attention from, or delay the development and introduction of, new products and enhancements to its existing product. The inability of CompReview to complete such modifications successfully and on a timely basis, or the inability of CompReview to devote sufficient resources to continuing updates and enhancements to its product could have a material adverse effect on CompReview's business, financial condition and results of operations.

                                  THE MERGER

JOINT REASONS FOR THE MERGER

  HNC develops and markets software solutions that are designed to assist its customers in making key decisions specific to their business. Many HNC products use advanced computational intelligence techniques involving neural network technology and statistical modeling to analyze large bodies of data in order to identify patterns and relationships that can improve and automate the decision-making process. CompReview develops and markets a software product and related services that use data concerning insurance claims, state worker's compensation fee schedules and medical preferred provider networks to improve and automate the insurance claims handling process, to analyze and reprice worker's compensation medical bills and to enable insurers and others to assess and establish affiliations with preferred health services provider networks.

  HNC and CompReview believe that the combination of their businesses will provide them with several mutual advantages, including the ability to use each other's technologies to improve their existing product offerings and develop enhanced new products, the opportunity to market their products and services more effectively and the opportunity to develop a greater presence in the insurance market.

HNC'S REASONS FOR THE MERGER

  HNC's Board of Directors believes that the following are among the primary reasons for HNC to consummate the proposed Merger with CompReview:

  . HNC entered the insurance market in 1996 through its acquisition of Risk Data Corporation, an HNC subsidiary that develops and markets proprietary software decision products for the worker's compensation insurance market. HNC believes that CompReview's product and customer base are complementary to those of Risk Data. By acquiring CompReview, HNC expects that it will gain the opportunity to increase its market presence in the insurance industry, which HNC views as a strategic market for intelligent decision products. In addition, HNC believes that the acquisition of CompReview will enable HNC to acquire stronger domain expertise regarding the medical and workers' compensation insurance industries.

  . While HNC's current insurance product offerings do not process insurance claims transactions, CompReview's CRLink product is directly involved in the processing of workers' compensation insurance claims. HNC anticipates that the Merger will provide HNC with the opportunity to leverage CompReview's existing business by using HNC's technology to develop new value-added analytical tools that would use insurance claims data derived from CompReview's transaction processing business.

  . Because CompReview and Risk Data Corporation address the worker's compensation market with complementary (but not functionally overlapping) products to the same customer base, it is expected that the Merger will provide these companies with advantageous cross-selling and marketing opportunities.

  . CompReview's business model is similar to HNC's core business in that CompReview uses third party data to develop automated decision solutions for which it obtains recurring revenue. HNC believes that the synergies in the businesses of HNC and CompReview will assist in the integration of the two companies.

  . CompReview's principal offices are located near the offices of HNC's Risk Data subsidiary, and it is anticipated that this will facilitate cooperation and coordination between CompReview and Risk Data.

COMPREVIEW'S REASONS FOR THE MERGER

  In addition to the reasons for the Merger noted above, CompReview's stockholders and Board of Directors approved the Merger in anticipation of realizing several potential benefits, including the following:

  . A combination with HNC will enable CompReview to enhance the capability and functionality of its software product by using HNC's proprietary neural network technology to create various data profiles, including health care provider profiles, for its customers.

  . CompReview believes that its association with HNC, a publicly held company, will afford CompReview with additional credibility and marketing visibility to potential customers, particularly larger insurance companies and health maintenance organizations.

  . CompReview believes that a combination with HNC will provide CompReview with synergistic joint marketing and sales opportunities with HNC's Risk Data subsidiary and access to the Internet technology expertise of HNC's Aptex subsidiary.

  . CompReview believes that the Merger will enable it to realize certain economies of scale and will provide it with the ability to provide greater financial incentives and benefits, including options to purchase stock of a publicly traded company, in its efforts to recruit and retain employees.

  . The issuance of HNC Common Stock to CompReview's stockholders in the Merger will provide them with diversification and liquidity for their investment in CompReview.

BACKGROUND OF THE MERGER

  Prior to HNC's acquisition of Risk Data Corporation, Mark S. Hammond, Risk Data's President, had been a business acquaintance of Robert L. Kaaren, M.D., the Chief Executive Officer of CompReview. Periodically, Mr. Hammond would speak with Dr. Kaaren about the potential for marketing Risk Data's products to CompReview's customers. Shortly after HNC's August 1996 acquisition of Risk Data was publicly announced, Mr. Hammond and Dr. Kaaren discussed Risk Data's reasons for being acquired by HNC. Following HNC's acquisition of Risk Data, Dr. Kaaren and Mr. Hammond continued to meet periodically to discuss the marketing of Risk Data's products to CompReview's customers.

  In mid-April 1997, Dr. Kaaren had a chance meeting with Patricia Brown of HNC at the Risk Insurance Managers Society convention in Atlanta. They had a brief discussion about general business issues and the potential benefit of a business combination of their respective companies. Following this meeting, HNC and CompReview representatives began preliminary discussions regarding a business combination. These discussions continued on a periodic basis during May 1997 and began to be more serious and specific in June 1997.

  In mid-June 1997, the parties reached a preliminary consensus on the transaction structure and the approximate amount of consideration to be issued to CompReview's securityholders in a combination, subject to verification by HNC based on further due diligence review and the advice of HNC's investment banking firm. At this time the parties' attorneys were instructed to begin drafting and negotiating agreements to govern the proposed transaction. On June 18, 1997, the HNC Board held a special meeting to review the current status of negotiations with CompReview. On June 19, 1997, representatives of CompReview's and HNC's managements and representatives of Robertson, Stephens & Company LLC, predecessor-in-interest to BancAmerica Robertson Stephens ("BRS"), HNC's investment banking firm, met at CompReview to further discuss terms of a potential merger and to initiate HNC's and BRS's due diligence review of CompReview. This was followed by a meeting at CompReview on June 23, 1997 between Dr. Kaaren of CompReview and Raymond V. Thomas of HNC, at which the parties reviewed potential terms and conditions of a merger agreement. On June 24, 1997, the HNC Board held a meeting to discuss further CompReview's business and the status of negotiations and to receive a preliminary report from BRS regarding its evaluation of CompReview and the fairness of the proposed transaction.

  Negotiations between the parties continued through early July. On July 9, 1997, the HNC Board approved the principal terms and conditions of the Agreement and the Merger at a special telephonic meeting after receiving oral confirmation from BRS that BRS would be able to deliver a fairness opinion with respect to the Merger on the terms approved by the HNC Board. On that same day, Dr. Kaaren and Michael Munayyer of CompReview, Raymond V. Thomas of HNC and the attorneys for CompReview and HNC met to negotiate certain detailed terms of the Agreement. Further negotiation of these terms continued until July 14, 1997, when CompReview's Board of Directors and stockholders unanimously approved the Agreement and the Merger and the Agreement was signed by the parties after the close of business. The signing of the Agreement was publicly announced before the opening of the securities markets on July 15, 1997.

  The number of HNC Merger Shares to be issued or subject to stock options issued in the Merger and the other terms and conditions of the Agreement were determined as a result of arms'-length negotiations between the Boards of Directors and management teams of HNC and CompReview with advice from their legal counsel and, in the case of HNC, from its financial advisor BRS. The number of HNC Merger Shares was determined by HNC after evaluation of CompReview's historical revenue and earnings, its customer base, its management team and its anticipated business prospects. See "-- Opinion of HNC's Financial Advisor."

OPINION OF HNC'S FINANCIAL ADVISOR

  HNC retained BRS to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness to HNC, from a financial point of view, of the Purchase Price to be paid by HNC in the Merger for the outstanding securities of CompReview. The full text of BRS's opinion dated July 9, 1997 is attached to this Proxy Statement as Appendix B and is incorporated herein by reference, and the summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Stockholders of HNC are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as the limitations on the review undertaken, by BRS in rendering its opinion.

  At the July 9, 1997 special meeting of the HNC Board, BRS delivered its oral opinion, which subsequently was confirmed in writing, that as of such date and based on the matters described therein, the Purchase Price was fair to HNC, from a financial point of view. BRS did not recommend to the HNC Board that any specific purchase price should constitute the Purchase Price. No limitations were imposed by the HNC Board on BRS with respect to the investigations made or procedures followed by it in furnishing its opinion. BRS's opinion to the HNC Board addresses only the fairness of the Purchase Price to HNC, from a financial point of view, and did not constitute a recommendation to any holder of HNC Common Stock as to how such holder should vote at the Meeting. In furnishing this opinion, BRS was not engaged as an agent or fiduciary of HNC or any other third party.

  In connection with the preparation of its opinion dated July 9, 1997, BRS, among other things: (i) reviewed financial information concerning CompReview furnished to BRS by CompReview, including certain internal financial analyses prepared by the management of CompReview; (ii) reviewed publicly available information; (iii) held discussions with the managements of CompReview and HNC concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined;
(iv) reviewed the Agreement; (v) prepared a relative contribution analysis for CompReview and HNC; (vi) reviewed the valuations of publicly traded companies that were deemed comparable to CompReview; (vii) prepared discounted cash flow analyses of CompReview; (viii) compared the financial terms of the Merger with other transactions that were deemed relevant; (ix) reviewed the stock price and trading history of HNC; (x) prepared a pro forma merger analysis for the combination of CompReview and HNC; and (xi) made such other studies and inquiries, and reviewed such other data, as were deemed relevant.

  The following paragraphs summarize the analyses performed by BRS in arriving at its opinion and reviewed with the HNC Board but do not purport to be a complete description of the analyses performed by BRS.

  Contribution Analysis. BRS compared the contribution of HNC and CompReview to the pro forma combined revenue, operating income and net income estimates for the combined company, based on publicly available BRS research forecasts for HNC, and the forecasts of CompReview's management of CompReview's financial performance for the calendar years ended December 31, 1997 and 1998. For such periods, BRS noted that CompReview would contribute 25.4% and 26.0% of pro forma combined revenue, 40.2% and 38.3% of pro forma combined operating income and 38.2% and 37.0% of pro forma combined net income, respectively. Giving consideration to HNC's and CompReview's net cash amounts in the case of revenue and operating income contributions, BRS noted CompReview's implied purchase price for the calendar years ended December 1997 and 1998 (in millions of shares of HNC Common Stock), based on its contribution to pro forma combined revenue, operating income and net income, was 7.123 and 7.368, 14.076 and 12.959, and 12.938 and 12.302,
respectively, for the calendar years ended December 31, 1997 and 1998.

  Comparable Company Analysis. BRS compared certain financial data and multiples of income statement parameters accorded to HCIA, Inc., Healthcare Recoveries, Inc. and HPR Inc. (collectively the "Comparable Companies") for the calendar years ended December 31, 1997 and 1998 and the trailing 12-month period. Financial data compared included: total capitalization (i.e., market capitalization less cash and cash equivalents, plus total debt), revenue, operating income and net income as reported by BRS and third party sources. Multiples compared included: total capitalization to revenue, total capitalization to operating income and market capitalization to net income.

  Based on total capitalization to revenue multiples of approximately 3.3 to 6.3x with an average of 4.7x for estimated calendar 1997 and approximately 2.6 to 4.3x with an average of 3.5x for projected calendar year ending December 31, 1998 for the Comparable Companies, and after adjusting for CompReview's net cash, defined as cash and cash equivalents less total debt, CompReview's public market implied equity valuation ranged from $93 million to $178 million with an average of $131 million, and $112 million to $181 million with an average of $148 million, respectively. Based on total capitalization to operating income multiples of approximately 14.9 to 22.1x for estimated calendar 1997 with an average of 17.7x and approximately 10.1 to 15.0x with an average of 12.8x for projected calendar year ending December 31, 1998 for the Comparable Companies, and after adjusting for CompReview's net cash, CompReview's public market implied equity valuation ranged from $153 million to $226 million with an average of $181 million, and $152 million to $225 million with an average of $192 million, respectively. Based on market capitalization to net income multiples of approximately 25.2 to 36.0x with an average of 30.8x for estimated calendar 1997 and approximately 17.6 to 25.6x with an average of 22.6x for projected calendar year ending December 31, 1998 for the Comparable Companies, CompReview's public market implied equity valuation ranged from $162 million to $232 million with an average of $199 million, and $167 million to $242 million with an average of $213 million, respectively.

  Comparable Transaction Analysis. BRS analyzed publicly available information for selected pending or completed mergers and acquisitions involving small cap (less than $300 million) companies in the general software industry. In examining these transactions, BRS analyzed certain financial parameters of the acquired company relative to the consideration offered. Financial indicators compared included consideration offered plus net debt assumed ("total consideration") to the latest 12 months' revenue and total consideration offered to the latest 12 months' net income. The acquisitions reviewed and their respective announcement dates were: Risk Management Technologies/Fair, Isaac and Company, Inc. (April 23, 1997), Enterprise Systems, Inc./HBO & Company (March 14, 1997), AMISYS Managed Care/HBO & Company (February 11,
1997), Equifax (Health Analytical Services Division)/HCIA, Inc. (November 21,
1996), Prompt Associates, Inc./CRA Managed Care, Inc. (October 28, 1996), Retek Distribution Corp./HNC Software Inc. (October 25, 1996), GMIS, Inc./ HBO & Company (September 24, 1996), Risk Data Corp./HNC Software Inc. (July 23,
1996), Healthcare Recoveries/ Medaphis (June 14, 1995), Automation Atwork/Medaphis (January 28, 1995) and Serving Software, Inc./HBO & Company (May 5, 1995).

  Based on total consideration to the latest 12 months' revenue multiples of the precedent transactions, CompReview's implied equity value ranged from $41.4 million to $263.8 million, with an average of $111.9 million. Based on total consideration to the latest 12 months' net income multiples of the precedent transactions, CompReview's implied equity value ranged from $68.2 million to $275.5 million, with an average of $178.2 million.

  Discounted Cash Flow Analysis. BRS performed certain discounted cash flow analyses to estimate the present value of CompReview's stand-alone, unleveraged after-tax cash flows based on financial projections prepared by management of CompReview for 1997 and by BRS for 1998 through 2002. BRS first discounted the projected, unleveraged after-tax cash flows through December 31, 2002, using a range of discount rates from 18% to 22%. BRS then added to the present value of the cash flows the terminal value of CompReview in the year ending December 31, 2002, discounted back at the same discount rates. The terminal value was computed by multiplying CompReview's projected operating income in the year ending December 31, 2002 by terminal multiples ranging from 12.0x to 16.0x. The discounted cash flow valuation indicated implied equity valuations from $206.0 million to $306.6 million.

  Pro Forma Earnings Analysis. BRS analyzed the pro forma earnings per share of the combined company based on the Purchase Price and publicly available BRS analyst forecasts in the case of HNC, and projections prepared by management of CompReview and BRS for 1997 and 1998, respectively, in the case of CompReview. Such analysis indicated that, in the absence of synergies and based on HNC's then current stock price and BRS's review of the provisions in the Agreement relating to CompReview's ability to pay cash dividends and BRS's discussions with the management of CompReview regarding the scope of CompReview's past practice, ordinary course cash dividends, pro forma earnings per share of the combined company, compared to HNC as a stand-alone entity, would be increased by 29.4% (before transaction costs) and 27.5% for HNC's fiscal years ending December 31, 1997 and 1998, respectively.

  Stock Price and Trading Analysis. BRS reviewed the trading activity, including price and volume, of HNC Common Stock since January 2, 1996. Since this date, the daily closing sale prices of HNC Common Stock ranged from a high of $50.63 on May 15, 1996 to a low of $18.75 on April 21, 1997, and an average of $32.02. Based on the closing sale price of HNC Common Stock as of July 2, 1997, the 30-day average was $35.89, the 3-month average was $30.86 and the 12-month average was $30.57. In addition, BRS compared the performance of HNC Common Stock since January 2, 1996 to the Nasdaq Composite Index, the S&P 400 and a composite index of companies deemed comparable by BRS to HNC. The composite index of companies BRS deemed comparable to HNC included: Aspect Development, Inc., Edify Corporation, PegaSystems, Inc., Siebel Systems, Inc., Transaction Systems Architects, Inc. and Vantive Corporation. This information was presented to provide the HNC Board with background information regarding the per share price of HNC Common Stock over the indicated period.

  The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, BRS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BRS believes its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying its opinion. In its analyses, BRS made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of CompReview and HNC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  In connection with rendering its opinion, BRS did not independently verify any of the information set forth in the third paragraph of this section and has assumed that all such information is complete and accurate in all material respects. Furthermore, BRS did not obtain any independent appraisal of the properties or assets and liabilities of CompReview, nor was it furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of CompReview that BRS reviewed, it has assumed that such forecasts have been reasonably prepared and reflect the best available estimates and judgments of CompReview's management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of CompReview. In addition, BRS has relied upon estimates and judgments of CompReview's management as to the future financial performance of CompReview. BRS has also assumed, with the consent of the HNC Board, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. While BRS believes that its review, as described herein, is an adequate basis for the opinion, this opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of July 9, 1997, and on information available to it as of the date hereof. Finally, BRS expresses no opinion as to the value of any employee agreements or arrangements entered into in connection with the Agreement or the Merger.

  While BRS selected the Comparable Companies based on the similarities in markets served and businesses conducted, no company used in the analysis of other publicly traded companies, nor any transactions used in the comparable transaction analysis, is identical to CompReview or to the Merger.

  BRS was retained based on BRS's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BRS's investment banking relationship and familiarity with HNC. BRS has provided certain investment banking services to HNC from time to time, including acting as its financial advisor in the acquisition of Risk Data in August 1996, as an underwriter for the initial public offering of shares of HNC Common Stock in June 1995 and a follow-on public offering of shares of HNC Common Stock in December 1995 and maintaining a market in shares of HNC Common Stock. In the ordinary course of business, BRS may trade HNC securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in HNC securities.

  HNC engaged BRS pursuant to a letter agreement dated June 17, 1997. The agreement provides that, for its services, BRS is entitled to receive a fee of $425,000 which became due and payable as follows: $212,500 upon execution of the letter agreement and the remaining $212,500 upon delivery of BRS's opinion dated July 9, 1997. HNC also agreed to indemnify BRS for certain liabilities relating to or arising out of services provided by BRS as financial advisor to HNC.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of CompReview Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular CompReview stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, stockholders who acquired their shares in connection with previous mergers involving CompReview or an affiliate, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of CompReview Common Stock were or are acquired or shares of HNC Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, COMPREVIEW STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with each of HNC, Merger Sub and CompReview intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following federal income tax consequences will result (subject to the limitations and qualifications referred to herein):

    (a) No gain or loss will be recognized by holders of Common Stock of CompReview who hold such stock as a capital asset solely upon their receipt of HNC Common Stock in exchange therefor in the Merger (except to the extent of cash received in lieu of a fractional share thereof);

    (b) The aggregate tax basis of the HNC Common Stock received in the Merger by a CompReview stockholder will be the same as the aggregate tax basis of the CompReview Common Stock surrendered in exchange therefor;

    (c) The holding period of the HNC Common Stock received in the Merger by a CompReview stockholder will include the period during which the stockholder held the CompReview Common Stock surrendered in exchange therefor, provided that the CompReview Common Stock is held as a capital asset at the time of the Merger;

    (d) Cash payments received by holders of CompReview Common Stock in lieu of a fractional share will be treated as if such fractional share of HNC Common Stock had been issued in the Merger and then redeemed by HNC. A CompReview stockholder receiving such cash generally will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the stockholder's basis in such fractional share; and

    (e) Neither HNC, Merger Sub nor CompReview will recognize material amounts of gain or loss solely as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. The obligations of CompReview under the Agreement to effect the Merger are subject to the condition that CompReview shall not have been advised in writing by its accountants that, by reason of any act or omission on the part of HNC, the Merger will not be eligible to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. Neither HNC nor CompReview will receive any opinion that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

  A successful IRS challenge to the "reorganization" status of the Merger would result in a CompReview stockholders' recognizing gain or loss with respect to each share of CompReview Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the HNC Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the HNC Common Stock so received would equal its fair market value and such stockholder's holding period of the HNC Common Stock so received would begin the day after the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

  Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. HNC and CompReview's stockholders each filed their respective notification and report forms under the HSR Act on August 25, 1997. On September 5, 1997, the FTC notified the parties that their request for early termination of the waiting period had been granted.

  At any time before or after the Effective Time, state attorneys general, foreign regulatory agencies or a private person or entity could challenge the Merger under the antitrust laws and seek, among other things, to enjoin the Merger or to cause HNC to divest itself, in whole or in part, of assets or businesses of HNC and/or of CompReview. Based on information available to them, HNC and CompReview believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge is made, HNC and CompReview will prevail or will not be required to accept certain conditions, possibly including divestitures or hold-separate agreements, or certain mandatory licensing, in order to consummate the Merger.

  Under the Agreement, conditions to both HNC's and CompReview's obligations to consummate the Merger include the absence of any injunction or other legal, contractual or regulatory restraint which would restrict the parties from consummating the Merger.

  In addition, in connection with the consummation of the Merger, the applicable securities laws must be complied with.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting purposes in accordance with generally accepted accounting principles. Under this accounting treatment, the recorded assets and liabilities and the operating results of both HNC and CompReview are combined as if the two companies were combined for all periods presented and no recognition of goodwill in the combination is required of either party to the Merger.

  To support the treatment of the Merger as a pooling of interests, the stockholders of CompReview and the executive officers and directors of HNC have entered into agreements imposing certain resale limitations on their stock as specified for pooling of interests treatment. See "--Terms of the Merger -- Related Agreements -- Affiliate Agreements." It is a condition to HNC's obligations to consummate the Merger that, among other things, HNC receives the written advice of Price Waterhouse LLP, as of the Effective Time, that, in accordance with generally accepted accounting principles, the Merger qualifies as a pooling of interests for accounting purposes and that CompReview receives the written advice of its accountants, as of the Effective Time, that, in accordance with generally accepted accounting principles, CompReview is eligible to participate in a transaction that qualifies as a pooling of interests for accounting purposes.

                              TERMS OF THE MERGER

  The following discussion summarizes the definitive terms of the Agreement, including the other agreements and transactions contemplated thereby. The following is not a complete statement of all provisions of the Agreement and related agreements. The detailed terms and conditions of the Merger and certain related transactions are contained in the Agreement, a copy of which is attached to this Proxy Statement as Appendix A. Statements made in this Proxy Statement with respect to the terms of the Merger and such related transactions are qualified by reference to the more detailed information set forth in Appendix A hereto.

EFFECTIVE TIME

  The Merger will become effective upon the filing of an Agreement of Merger between CompReview and Merger Sub with the California Secretary of State and the filing of an Agreement of Merger or a Certificate of Merger with the Delaware Secretary of State (the "Effective Time"). The Closing of the Merger (the "Closing") will occur on the first business day after the satisfaction or waiver of the conditions to the Merger, or at such later time as HNC and CompReview mutually agree (the "Closing Date"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date and the Effective Time will occur on or about November 28, 1997.

MANNER AND BASIS OF CONVERTING COMPREVIEW SHARES

  At the Effective Time of the Merger, Merger Sub will merge with and into CompReview, with CompReview to be the surviving corporation of the Merger. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and HNC will acquire all of the capital stock of CompReview. At the Effective Time of the Merger, each then outstanding share of CompReview Common Stock, other than dissenting shares, will be converted into the number of shares of HNC Common Stock that is equal to the Conversion Ratio, and each then outstanding option to purchase CompReview Common Stock (a "CompReview Option") granted under CompReview's 1995 Stock Option Plan (the "CompReview Option Plan") will be assumed by HNC and become an HNC Option, with appropriate adjustments to be made to the number of shares of HNC Common Stock issuable thereunder and the exercise price thereof in proportion to the Conversion Ratio.

  The total number of shares of HNC Common Stock that will be issued in the Merger or issuable upon the exercise of HNC Options issued in the Merger (collectively, the "HNC Merger Shares") will be equal to the sum of (i) 5,000,000 shares of HNC Common Stock, plus (ii) the number of shares of HNC Common Stock obtained by dividing (A) the retained earnings of CompReview as of the close of the last full calendar month ended prior to the Closing Date, by (B) the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market for the 20 trading days immediately preceding (but not including) the Closing Date (the "HNC Closing Average price Per Share"). The "Conversion Ratio" is the number obtained by dividing (i) the number of the HNC Merger Shares by (ii) the sum of the number of shares of CompReview Common Stock that are (A) outstanding immediately prior to the Merger, (B) issuable under all CompReview Options that are outstanding immediately prior to the Merger and (C) issuable by CompReview upon exercise of any other outstanding derivative securities of CompReview.

  No fractional shares will be issued by HNC in the Merger. In lieu thereof, each holder of CompReview Common Stock who would otherwise be entitled to a fraction of a share of HNC Common Stock (after aggregating all fractional shares to be received by such holder) will instead receive from HNC, within three business days after the Effective Time, an amount of cash (rounded to the nearest whole cent) equal to the HNC Closing Average Price Per Share multiplied by such fraction.

  Upon the Closing Date, each holder of shares of CompReview Common Stock will surrender the certificate(s) for such shares, duly endorsed to HNC for cancellation as of the Effective Time. Promptly after the Effective Time and receipt of such certificates, HNC or its transfer agent will issue to each tendering holder of such a CompReview stock certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to the Merger (less the shares of HNC Common Stock to be placed in escrow under the Agreement and an Escrow Agreement, as described below), and HNC or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder. See "--Indemnification and Escrow."

  No dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered CompReview stock certificate until such holder surrenders such certificate to HNC. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any CompReview stock certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions paid with respect to the shares of HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

  After the Effective Time there will be no further registration of transfers on the stock transfer books of CompReview or its transfer agent of the CompReview Common Stock that was outstanding immediately prior to the Effective Time. After the Effective Time, any CompReview stock certificates presented to HNC or its transfer agent for any reason will be canceled and exchanged as provided in the Agreement. Until certificates representing shares of CompReview Common Stock outstanding immediately prior to the Effective Time are surrendered pursuant to the Agreement, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which such shares of CompReview Common Stock will have been converted pursuant to the Merger.

ASSUMPTION AND CONVERSION OF COMPREVIEW STOCK OPTIONS

  Upon the Effective Time, each CompReview Option granted by CompReview to CompReview employees under the CompReview Option Plan that is outstanding immediately prior to the Effective Time will be assumed by HNC and converted into an HNC Option to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of CompReview Common Stock subject to such CompReview Option immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of HNC Common Stock equal to the exercise price per share of CompReview Common Stock that was in effect for such CompReview Option immediately prior to the Effective Time divided by the Conversion Ratio. The number of shares of HNC Common Stock subject to each HNC Option (after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option) will be rounded down to the nearest whole number of shares of HNC Common Stock. The terms and conditions of each CompReview Option, including its exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as a nonqualified stock option and the provisions of the CompReview Option Plan that form part of the terms and conditions of such CompReview Option that is converted into an HNC Option in the Merger will, to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Pre-Merger employment service with CompReview will be credited to each holder of a CompReview Option for purposes of applying any vesting schedule contained in a CompReview Option to determine the number of shares of HNC Common Stock that are exercisable under the HNC Option into which such CompReview Option is converted in the Merger.

  HNC will use its best efforts to file a registration statement on Form S-8 under the Securities Act covering the shares of HNC Common Stock issuable upon exercise of the HNC Options issued in the Merger within five business days after the Effective Time.

STOCK OWNERSHIP IMMEDIATELY FOLLOWING THE MERGER

  Assuming that (i) the retained earnings of CompReview of $3.3 million as of July 31, 1997 were the retained earnings of CompReview at the close of the last calendar month prior to the Effective Time; (ii) the capitalization of CompReview as of July 31, 1997 (including 10,000,000 shares of CompReview Common Stock outstanding and 400,000 shares issuable upon exercise of outstanding CompReview Options) was the capitalization of CompReview immediately prior to the Effective Time; and
(iii) the HNC Closing Average Price Per Share was $37.0969 (the average closing price per share of HNC Common Stock for the 20 trading days prior to July 31, 1997), then HNC would issue an aggregate of approximately 4,893,227 shares of HNC Common Stock to holders of CompReview Common Stock in the Merger and HNC Options to purchase approximately 195,729 additional shares of HNC Common Stock. Based on the foregoing assumptions, the former stockholders of CompReview would be issued shares of HNC Common Stock in the Merger representing approximately 20.1% of HNC's outstanding voting power. These numbers of shares and percentages are examples only and are subject to change if the retained earnings of CompReview, the capitalization of CompReview or the HNC Closing Average Price Per Share changes after July 31, 1997 and before the Effective Time of the Merger. Specifically, the number of shares of HNC Common Stock and HNC Options issuable in the Merger would exceed the above estimate if the retained earnings of CompReview were to increase or the HNC Closing Average Price Per Share were to decrease before the Effective Time of the Merger. CompReview has the right, but not the obligation, to terminate the Agreement if the HNC Closing Average Price Per Share is less than $26.00. The Agreement provides that the minimum number of shares of HNC Common Stock and HNC Options issuable in the Merger is 5,000,000 shares. The Agreement does not permit HNC to terminate the Agreement if the HNC Closing Average Price Per Share decreases and also does not limit the maximum number of shares of HNC Common Stock and HNC Options issuable in the Merger. Therefore, if there is a substantial increase in CompReview's retained earnings or a substantial decrease in the market price of HNC Common Stock before the Effective Time, the number of shares of HNC Common Stock and HNC Options issued in the Merger would increase substantially. HNC will not seek further approval of the HNC stockholders if the number of shares of HNC Common Stock and/or HNC Options to be issued in the Merger differs materially from the estimate shown above. See "Summary -- Additional Information Regarding the Conversion Ratio."

  Under the terms of the CompReview Option Plan and the agreements issued thereunder and based on the number of shares of CompReview Common Stock subject to vested options issued and outstanding on July 31, 1997, options to purchase up to 280,000 shares of CompReview Common Stock granted to employees of CompReview will become exercisable in full at the Effective Time.

EFFECTS OF THE MERGER

  When the Merger is completed, Merger Sub will cease to exist, and all of the business, assets, liabilities and obligations of Merger Sub will be transferred to and assumed by CompReview by operation of law, with CompReview continuing in existence as the surviving corporation of the Merger (the "Surviving Corporation"). Pursuant to the Agreement, the Articles of Incorporation of CompReview, as amended, will become the Articles of Incorporation of the Surviving Corporation and the Bylaws of CompReview, as amended, will become the Bylaws of the Surviving Corporation. Immediately following the Effective Time, the Board of Directors of the Surviving Corporation will consist of the following five directors: Robert L. North, Raymond V. Thomas, Mark S. Hammond, Robert L. Kaaren, M.D. and Michael E. Munayyer. Dr. Kaaren and Mr. Munayyer are currently the directors of CompReview and own all of the outstanding shares of CompReview Common Stock. Immediately following the Effective Time, the officers of the Surviving Corporation (and their respective offices) will be: Robert L. Kaaren, M.D. --
 Chairman and Chief Executive Officer; Michael E. Munayyer -- Chief Technical Officer; Michelle T. DeLizio -- President; Robert M. Acosta -- Vice President of Sales and Marketing; Matthew P. Schults -- Vice President of Information Systems; and Raymond V. Thomas -- Chief Financial Officer and Secretary. Dr. Kaaren, Messrs. Munayyer, Acosta and Schults and Ms. DeLizio are the current officers of CompReview. There will be no change in the Board of Directors or officers of HNC as a result of the Merger.

REPRESENTATIONS AND WARRANTIES

  Under the Agreement, HNC, on the one hand, and CompReview and Robert L. Kaaren, M.D. and Michael E. Munayyer, who were the sole stockholders of CompReview on the date the Agreement was signed (the "CR Stockholders"), on the other hand, have made various representations and warranties to each other regarding the respective businesses of HNC and CompReview, including without limitation representations and warranties regarding (i) their corporate good standing; (ii) their due authorization of the Agreement and transactions contemplated thereby; (iii) the accuracy of certain financial information;
(iv) their capitalization, including outstanding stock and stock options; (v) the absence of certain material changes to their business or financial condition; and (vi) litigation. CompReview and the CR Stockholders have made additional representations to HNC concerning (i) CompReview's material contracts; (ii) the ownership and status of CompReview's intellectual property rights and other assets; (iii) CompReview's compliance with laws, including laws relating to employee safety and benefits; (iv) compliance of CompReview's facilities with environmental laws; (v) the status of CompReview's insurance coverage; and (vi) CompReview's compliance with tax laws.

CONDUCT OF THE BUSINESS OF COMPREVIEW PRIOR TO THE MERGER

  Prior to the earlier of the Effective Time or the termination of the Agreement, CompReview and the CR Stockholders have agreed to advise HNC promptly in writing (i) of any event that would render any representation or warranty of CompReview contained in the Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in CompReview's business, results of operations or financial condition. Prior to the earlier of the Effective Time or the termination of the Agreement, HNC has agreed to advise CompReview promptly in writing (i) of any event that would render any representation or warranty of HNC or Merger Sub contained in the Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in HNC's business, results of operations or financial condition.

  CompReview has also agreed to deliver to HNC, within 15 days after the end of each month ending before the Closing Date, its unaudited balance sheet and statement of operations, which will be prepared in the ordinary course of its business, consistent with its past practice. CompReview and the CR Stockholders have also agreed that CompReview will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date of the Agreement and will promptly bring to the attention of HNC in writing any material deterioration in its relationship with any key customer, key supplier or key employee of which it becomes aware and, if requested by HNC, will exert reasonable commercial efforts to promptly restore the relationship.

  Further, CompReview and the CR Stockholders agreed that CompReview will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent and approval of the President or Chief Financial Officer of HNC, take certain actions, including without limitation the following: (i) borrow or lend any money (other than to make advances to employees for travel and expenses that are incurred in the ordinary course of CompReview's business consistent with CompReview's past practice); (ii) enter into any transaction or agreement not in the ordinary course of CompReview's business consistent with CompReview's past practice; (iii) encumber, sell, transfer or dispose of any of CompReview's assets except in the ordinary course of its business consistent with its past practice; (iv) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible, subject to a limited exception; (v) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (subject to certain exceptions for normal salary increases consistent with CompReview's past practices and for existing arrangements previously disclosed to and approved in writing by HNC) or enter into any new employment or consulting agreement with any such person; (vi) change any accounting methods; (vii) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its securities, pay or distribute any cash or property to any CompReview securityholder or make any other cash payment to any securityholders of CompReview that is not made in the ordinary course of CompReview's business consistent with its past practice; (viii) amend or terminate any contract, agreement or license to which CompReview is a party except those amended or terminated in the ordinary course of CompReview's business, consistent with its past practice, and which are not material in amount or effect; (ix) guarantee or act as a surety for any obligation of any third party; (x) issue, sell, create or authorize any CompReview securities, except for the issuance of shares of CompReview Common Stock upon the exercise of CompReview Options that were outstanding on the date of the Agreement in accordance with their terms; (xi) split or reverse split the outstanding shares of CompReview's capital stock or enter into any recapitalization affecting the number of outstanding shares of its capital stock or affecting any other of its securities; (xii) merge, consolidate or reorganize with, or acquire, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose; (xiii) amend its Articles of Incorporation or Bylaws; (xiv) license any of its technology or intellectual property except in the ordinary course of its business consistent with its past practice; (xv) modify or change the exercise or conversion rights or exercise or purchase prices of any CompReview security, including any CompReview Option, or accelerate or otherwise modify the right to exercise any CompReview Option or other security of CompReview or the vesting or release of any securities of CompReview from any repurchase options or rights of refusal held by CompReview or any other party or any other restrictions unless such accelerations/modifications are expressly required by the terms of a formal written agreement or plan that was entered into prior to the execution of the Agreement; (xvi) purchase or otherwise acquire, or sell or otherwise dispose of, any shares of HNC Common Stock or other HNC securities or any securities whose value is derived from or determined with reference to, in whole or in part, the value of HNC stock or other HNC securities; or (xvii) agree to do any of the things prohibited by the Agreement.

  CompReview's stockholders have, by unanimous written consent (the "CompReview Stockholder Vote"), approved the Agreement, the Merger and related documents and matters and the transactions contemplated thereby. CompReview's Board of Directors and the CR Stockholders have agreed that they will not take any action whatsoever to revoke, modify, invalidate, or withdraw the CompReview Stockholder Vote. CompReview has agreed to notify HNC in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it. Each of CompReview, HNC and each CR Stockholder has agreed to use its or his best efforts to satisfy or cause to be satisfied all the conditions precedent to the consummation of the Merger that are set forth in the Agreement, and to use its or his best efforts to cause the transactions contemplated by the Agreement to be consummated. CompReview has agreed that it will cooperate with HNC to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting and financial reporting purposes.

NON-SOLICITATION

  CompReview and the CR Stockholders have agreed that, prior to the earlier of the Effective Time or the termination of the Agreement, neither CompReview nor any CR Stockholder will, nor will CompReview or any CR Stockholder authorize, encourage or permit any officer, director, employee, stockholder or affiliate of CompReview or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than HNC), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of CompReview's business, assets or capital stock by merger, consolidation, sale of assets, sale of stock, tender offer or any other form of business combination ("Alternative Transaction"). CompReview has agreed to notify HNC promptly orally and in writing of any such inquiries or proposals. In addition, neither CompReview nor any CR Stockholder will execute, enter into or become bound by (i) any letter of intent or agreement or commitment between CompReview and any third party that is related to an Alternative Transaction or (ii) any agreement or commitment between CompReview and a third party providing for an Alternative Transaction.

CONDITIONS TO THE MERGER

  The obligations of CompReview under the Agreement to effect the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of a number of conditions, including but not limited to the following: (i) the representations and warranties of HNC set forth in the Agreement shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing; (ii) HNC shall have performed and complied in all material respects with all of its covenants contained in the Agreement; (iii) the principal terms of the Agreement and the Merger shall have been duly and validly approved and adopted by the HNC Board and the issuance of shares of HNC Common Stock in the Merger and the grant of HNC Options upon conversion of CompReview Options in the Merger shall have been duly and validly approved and adopted by HNC's stockholders; (iv) the principal terms of the Merger shall have been approved and adopted by Merger Sub's Board of Directors and sole stockholder; (v) no litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by the Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of HNC, and there shall be no outstanding or threatened, or enacted or adopted, order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, renders illegal or imposes limitations on the Merger or any other material transaction contemplated by the Agreement; (vi) all permits or authorizations shall have been obtained and all such other actions by any regulatory authority having jurisdiction over the parties and the proposed transactions shall have been taken, as may be required to lawfully consummate the Merger; (vii) all applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the FTC and the Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture by HNC or CompReview of any product or other asset of CompReview; (viii) CompReview shall have received a written opinion from HNC's legal counsel as to certain legal matters; (ix) the shares of HNC Common Stock issuable to the CompReview stockholders in the Merger, and the shares of HNC Common Stock issuable upon the exercise of HNC Options issued in the Merger, shall be authorized for listing on the Nasdaq National Market, subject to official notice of issuance; and (x) CompReview shall not have been advised in writing by its accountants that, by reason of any act or omission on the part of HNC, the Merger will not be eligible to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code.

  The obligations of HNC under the Agreement to effect the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of a number of conditions, including but not limited to the following: (i) the representations and warranties of CompReview set forth in the Agreement shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing; (ii) CompReview shall have performed and complied in all material respects with all of its covenants contained in the Agreement; (iii) there shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of CompReview; (iv) there shall not be any outstanding or threatened, or enacted or adopted order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on: (A) the Merger or any other material transaction contemplated by the Agreement or any related agreement; (B) HNC's payment for, or acquisition or purchase of, some or all of the shares of CompReview Common Stock or any material part of the assets of CompReview; (C) HNC's direct or indirect ownership or operation of all or any material portion of the business or assets of CompReview; or (D) HNC's ability to exercise full rights of ownership with respect to the Surviving Corporation or its shares;
(v) no litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by the Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of CompReview or which asserts that CompReview's or HNC's negotiations regarding the Agreement, HNC's or CompReview's entering into the Agreement or CompReview's or HNC's consummation of the Merger or any other material transaction contemplated by the Agreement or any related agreement, breaches or violates any agreement or commitment of CompReview or constitutes tortious conduct on the part of HNC or CompReview;
(vi) all permits or authorizations shall have been obtained and all such other actions by any regulatory authority having jurisdiction over the parties and the proposed transactions shall have been taken, as may be required to lawfully consummate the Merger; (vii) all applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the FTC and the Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture by HNC or CompReview of any product or other asset of CompReview; (viii) HNC shall have received duly executed copies of all material third party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by the Agreement to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of CompReview after the Merger and the preservation of CompReview's intellectual property rights and other assets and properties after the Merger and for HNC to consummate the Merger and the other transactions contemplated by the Agreement and related agreements; (ix) HNC shall have received a written opinion from CompReview's legal counsel as to certain legal matters; (x) the principal terms of the Agreement, the Merger and the related agreements shall have been duly and validly approved and adopted by CompReview's Board of Directors and the valid and affirmative vote of the outstanding shares of CompReview securities representing not less than 100% of the voting power of all issued and outstanding CompReview Common Stock and all other CompReview voting securities (if any); (xi) the issuance of the shares of HNC Common Stock to be issued in the Merger and the issuance of HNC Options upon conversion of CompReview Options in the Merger shall have been duly and validly approved and adopted by HNC's stockholders; (xii) no shares of the capital stock of CompReview shall be eligible to exercise or perfect any statutory appraisal rights of dissenting shareholders under applicable law; (xiii) HNC shall have received from each CR Stockholder and each affiliate of CompReview (each a "CompReview Affiliate") who is to receive HNC Common Stock in the Merger a fully executed CompReview Affiliate Agreement; (xiv) HNC shall have received from each CR Stockholder a fully executed copy of a Non-Competition Agreement and an Employment Agreement; (xv) HNC shall have received a fully executed copy of the Escrow Agreement; (xvi) the directors of CompReview in office immediately prior to the Effective Time of the Merger (other than Robert L. Kaaren, M.D. and Michael E. Munayyer) shall have resigned as directors of the Surviving Corporation effective as of the Effective Time; (xvii) HNC shall have been advised in writing by Price Waterhouse LLP, as of the Effective Time, that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a pooling of interests for accounting purposes, and CompReview shall have been advised in writing by its accountants, as of the Effective Time, that, in accordance with generally accepted accounting principles, CompReview is eligible to participate in a transaction that qualifies as a pooling of interests for accounting purposes; and (xviii) each CR Stockholder and each holder of an outstanding CompReview Option shall have executed and delivered to HNC an Investment Representation Letter that contains representations designed to ensure that the issuance of HNC Common Stock and HNC Options in the Merger is exempt from registration under the Securities Act.

TERMINATION, AMENDMENT AND WAIVER

  The Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and CompReview. Unless otherwise agreed by HNC and CompReview, the Agreement will automatically terminate at any time prior to the Effective Time if all conditions to the parties' obligations to effect the Closing have not been satisfied or waived by the appropriate party on or before December 31, 1997 (the "Termination Date"). In addition, either party may terminate the Agreement at any time prior to the Closing if the other party has committed a material breach of (i) any of its representations and warranties under the Agreement; or (ii) any of its covenants under the Agreement, and has not cured such material breach prior to the earlier of the Closing or 30 days after the party seeking termination has given the other party written notice of its intention to terminate the Agreement on account of such breach.

  At the Closing, the Agreement may be terminated and abandoned (i) by HNC, if any of the conditions to HNC's obligations set forth in the Agreement have not been fulfilled or waived by HNC on or prior to the Termination Date; (ii) by CompReview, if any of the conditions precedent to CompReview's obligations set forth in the Agreement have not been fulfilled or waived by CompReview on or prior to the Termination Date; or (iii) by CompReview, if the HNC Closing Average Price Per Share is less than $26.00, as presently constituted, provided that if CompReview does not affirmatively exercise this right of termination at the Closing, then the Agreement will remain in effect.

  Any term or provision of the Agreement may also be amended, and the observance of any term of the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The Agreement may be amended by the parties at any time before or after approval of the stockholders of CompReview, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of CompReview without obtaining such further approval. At any time prior to the Effective Time, each of CompReview and HNC, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it by the other in the Agreement or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained in the Agreement. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted.

INDEMNIFICATION AND ESCROW

  In connection with the Merger, HNC, each of the CR Stockholders and State Street Bank and Trust Company (or another similar institution) as escrow agent (the "Escrow Agent") will enter into an Escrow Agreement (the "Escrow Agreement"). Pursuant to the Escrow Agreement, upon the Closing of the Merger, HNC will withhold 10% of the shares of HNC Common Stock to be issued to the holders of CompReview Common Stock in the Merger (the "Escrow Shares") and will deliver certificates representing the Escrow Shares to the Escrow Agent, together with related stock transfer powers, to be held by the Escrow Agent as security for the indemnification obligations of the holders of CompReview Common Stock under the Agreement and pursuant to the Escrow Agreement. Pursuant to these indemnification obligations, the holders of CompReview Common Stock will indemnify and hold harmless HNC, its officers, directors, agents, stockholders and employees from and against all claims, demands, suits, actions, causes of action, losses, costs, demonstrable damages, liabilities and expenses ("Damages") incurred and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants of CompReview in the Agreement or the related certificates and documents delivered pursuant to the Agreement. These indemnification obligations will not apply unless and until the Damages exceed $250,000, in which event the holders of CompReview Common Stock will indemnify HNC for all Damages incurred, including the first $250,000 of Damages. Satisfaction of the indemnification obligations of the holders of CompReview Common Stock shall be effected solely by the forfeiture of the Escrow Shares, except that such limitation will not apply in the case of Damages arising from intentional fraudulent conduct or other willful misconduct or a breach of any provision of the Affiliate Agreement or the Investment Representation Letters entered into by each CompReview stockholder. The number of Escrow Shares to be forfeited pursuant to a successful HNC claim for indemnification will be equal to the dollar amount that HNC is entitled to receive indemnification for under such claim, divided by the HNC Closing Average Price Per Share. In the event that the CR Stockholders dispute a claim for indemnification under the Escrow Agreement, the parties have agreed to a binding arbitration procedure that will utilize the services of a third party dispute resolution service.

  The Escrow Agent will hold the Escrow Shares during that time period commencing on the Closing Date of the Merger and ending on the first anniversary of the Closing Date. However, the indemnification obligations regarding those representations and warranties of CompReview concerning matters addressed by the first audited financial statements of the post-Merger combined company (meaning HNC and its consolidated subsidiaries, including CompReview) together with a report thereon from HNC's independent accountants, will expire upon the earlier of (i) the date on which such financial statements are first released to the public or (ii) the first anniversary of the Closing Date. So long as the Escrow Shares are held in escrow, stockholders who receive shares of HNC Common Stock in the Merger will have the right to vote their Escrow Shares for their own accounts and will retain all incidents of ownership of the Escrow Shares that are not inconsistent with the terms of the Agreement. Stockholders are entitled to receive any cash dividends or other distributions made in respect of the Escrow Shares, except for dividends paid in shares of HNC Common Stock, which will be placed in escrow as additional security under the Escrow Agreement.

RELATED AGREEMENTS

  Investment Representation Letters. The shares of HNC Common Stock to be issued to the holders of CompReview Common Stock in the Merger will be issued in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act. Accordingly, to perfect such exemption, the holders of CompReview Common Stock and CompReview Options will execute Investment Representation Letters in favor of HNC pursuant to which they will, among other things, acknowledge that they are acquiring restricted securities within the meaning of Rule 144 under the Securities Act and that they have no intention of making any unlawful distribution of the shares of HNC Common Stock issued in the Merger (or issuable upon exercise of HNC Options issued in the Merger).

  Registration Rights Agreement. As a condition of the consummation of the Merger, HNC and each holder of CompReview Common Stock will enter into a Registration Rights Agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, HNC will agree to prepare and file with the SEC, as promptly as reasonably practicable after the Effective Time, a registration statement on Form S-3 for an offering to be made on a continuous basis (the "Shelf Registration") covering the shares of HNC Common Stock issued to all of the holders of CompReview Common Stock in the Merger (the "Registrable Securities"). HNC will use its best efforts to have the Shelf Registration declared effective as soon as practicable after the Effective Time of the Merger and to keep the Shelf Registration continuously effective until the first anniversary of the Effective Time of the Merger. If the Shelf Registration ceases to be effective for any reason prior to the first anniversary of the Effective Time of the Merger, HNC will use its best efforts to obtain the prompt withdrawal of any order suspending effectiveness or file an additional Shelf Registration covering all of the then outstanding Registrable Securities. No former CompReview stockholder may sell any Registrable Securities until after HNC has publicly released a report including financial statements that include at least 30 days of post-Merger combined operating results of HNC and CompReview.

  After a total of 1,250,000 shares of Registrable Securities has been sold under the Shelf Registration, additional shares of HNC Common Stock may be sold under the Shelf Registration only during certain 20-day open window periods following notice by the seller of an intent to sell and certification by HNC that the prospectus included in the Shelf Registration is current. HNC is required to maintain a maximum of three such open window periods for the sale of Registrable Securities by the former holders of CompReview Common Stock, and, unless waived by HNC, there will be at least a 60-day interval between any two open window periods. HNC will not be obligated to effect or keep effective any Shelf Registration (i) with respect to the Registrable Securities held by a stockholder if all the Registrable Securities then held by such stockholder may lawfully be resold in any three-month period without registration under the Securities Act or (ii) after the first anniversary of the Effective Time of the Merger.

  Stockholder Agreements. Pursuant to certain Stockholder Agreements dated July 14, 1997 (the "Stockholder Agreements"), each CR Stockholder agreed (i) not to sell, transfer or dispose of or encumber any shares of his CompReview Common Stock until the Effective Time of the Merger or the termination of the Agreement; and (ii) to vote all shares of his CompReview Common Stock in favor of the Merger and the transactions contemplated thereby and against any opposing or competing proposal for a merger or reorganization with any other party. Each CR Stockholder also agreed not to revoke such agreement prior to the Merger. In addition, as security for each CR Stockholder's obligation to vote his shares of CompReview Common Stock as specified in the Stockholder Agreement, each CR Stockholder delivered an irrevocable proxy to HNC covering the total number of CompReview shares beneficially owned by such CR Stockholder.

  Affiliate Agreements. To help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, each of the CR Stockholders has entered into an Affiliate Agreement dated July 14, 1997 (the "Affiliates Agreements"), pursuant to which he has agreed not to dispose of, or take any action that would reduce his risk of ownership or investment in, any securities of CompReview or HNC (i) during the 30-day period immediately preceding the Effective Time or (ii) until such time after the Effective Time as HNC has publicly released a report including the combined financial results of HNC and CompReview for a period of at least 30 days of post-Merger combined operations. Pursuant to the Affiliate Agreements, the CR Stockholders have also made representations related to the "continuity of interests" requirements for a reorganization under the Code. The executive officers and directors of HNC have entered into similar agreements.

  Employment and Non-Competition Agreements. Robert L. Kaaren, M.D. and Michael E. Munayyer, directors and executive officers of CompReview and the only stockholders of CompReview, will enter into Employment Agreements with CompReview whereby they will agree to continue to serve full-time as officers of CompReview for a period of three years following the consummation of the Merger. Following such three-year period, their employment will be terminable at-will by either the officer or CompReview. Under these Employment Agreements, Dr. Kaaren and Mr. Munayyer will be compensated at an annual base salary rate of $150,000 per year and will have the opportunity to earn target bonuses of 50% or more of base salary for meeting or exceeding certain target goals. During the term of the Employment Agreements, Dr. Kaaren and Mr. Munayyer each will agree not to engage in any business that is directly or indirectly competitive with CompReview, HNC or any of HNC's subsidiaries, and during the term of employment and for one year thereafter, each of them will agree not to solicit business on behalf of anyone (other than CompReview and HNC) from any customer of HNC or CompReview, and not to solicit any employee or consultant of HNC or CompReview to terminate their employment or services with HNC or CompReview. If the employment of either individual is terminated without cause during the term of his Employment Agreement, he will continue to receive his base salary during the scheduled term of the Employment Agreement plus a portion of the bonus that would have been payable at the end of the year in which his employment is terminated. If employment is terminated for cause, then only base salary earned through the termination date will be paid to the individual.

  Dr. Kaaren and Mr. Munayyer will also enter into Non-Competition Agreements providing that, for a period of three years following the Effective Time of the Merger, they will not engage in any business that is directly or indirectly competitive with or substantially similar to the business engaged in by CompReview, or presently proposed to be conducted by CompReview.

              UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                             FINANCIAL INFORMATION

  The following unaudited pro forma consolidated combined condensed financial information assumes a business combination between HNC and CompReview that is accounted for as a pooling of interests and is based on the companies' respective historical financial statements and the notes thereto. The unaudited pro forma consolidated combined condensed balance sheet gives effect to the CompReview acquisition as if it had occurred on June 30, 1997, combining the balance sheets of HNC and CompReview at June 30, 1997. The unaudited pro forma consolidated combined condensed statements of operations give effect to the CompReview acquisition as if it had occurred at the beginning of the periods presented, combining HNC's historical results for the six month periods ended June 30, 1997 and 1996 and each of the three years in the period ended December 31, 1996 with the corresponding historical CompReview results for those respective periods.

  The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the CompReview acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

  The unaudited pro forma consolidated combined condensed financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of HNC incorporated by reference herein and the historical financial statements and the related notes thereto of CompReview included elsewhere in this Proxy Statement.

                               HNC SOFTWARE INC.

              UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                                 BALANCE SHEET
                                 JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     HISTORICAL                PRO FORMA(1)
                                 -------------------       --------------------
                                   HNC    COMPREVIEW NOTES ADJUSTMENTS COMBINED
                                 -------- ---------- ----- ----------- --------
                                    ASSETS
Current assets:
  Cash and cash equivalents....  $  5,366   $  332    (2)    $(1,400)  $  4,298
  Short-term investments.......    14,301       --                --     14,301
  Accounts receivable, net.....    20,468    4,322                --     24,790
  Other current assets.........     9,297       65                --      9,362
                                 --------   ------           -------   --------
    Total current assets.......    49,432    4,719            (1,400)    52,751
Long-term investments..........    22,658       --                --     22,658
Property and equipment, net....     6,921      562                --      7,483
Other assets...................    24,428      128                --     24,556
                                 --------   ------           -------   --------
                                 $103,439   $5,409           $(1,400)  $107,448
                                 ========   ======           =======   ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............  $  2,751   $1,317           $    --   $  4,068
  Accrued liabilities..........     5,469      589                --      6,058
  Deferred revenue.............     4,499       --                --      4,499
  Other current liabilities....       259       18    (3)        966      1,243
                                 --------   ------           -------   --------
    Total current liabilities..    12,978    1,924               966     15,868
                                 --------   ------           -------   --------
Deferred revenue, less current
 portion.......................       163       --                --        163
                                 --------   ------           -------   --------
Other non-current liabilities..       330       --                --        330
                                 --------   ------           -------   --------
Stockholders' equity:
Common stock, $0.001 par
 value--50,000 shares
 authorized: 19,421 and 24,314
 shares issued and outstanding.        19      442    (4)       (437)        24
Paid-in capital................    86,396       --    (4)      2,514     88,910
Foreign currency translation
 adjustment....................        22       --                --         22
Unrealized gain on investments.        45       --                --         45
Retained earnings..............     3,486    3,043    (2)     (1,400)     3,486
                                                      (3)       (966)
                                                      (5)     (2,077)
                                                      (6)
                                 --------   ------           -------   --------
Total stockholders' equity.....    89,968    3,485            (2,366)    91,087
                                 --------   ------           -------   --------
                                 $103,439   $5,409           $(1,400)  $107,448
                                 ========   ======           =======   ========

 See accompanying notes to unaudited pro forma consolidated combined condensed financial information.

                               HNC SOFTWARE INC.

              UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              HISTORICAL           PRO FORMA(1)
                                          ------------------       ------------
                                            HNC   COMPREVIEW NOTES   COMBINED
                                          ------- ---------- ----- ------------
Revenues:
  Software license and installation...... $34,939  $ 9,834           $44,773
  Contracts and other....................   4,531       --             4,531
  Service bureau.........................      --    2,361             2,361
                                          -------  -------           -------
    Total revenues.......................  39,470   12,195            51,665
                                          -------  -------           -------
Operating expenses:
  Software license and installation......   7,445    3,637            11,082
  Contracts and other....................   3,304       --             3,304
  Service bureau.........................      --    1,783             1,783
  Research and development...............   9,048      313             9,361
  Sales and marketing....................   9,117      669             9,786
  General and administrative.............   4,031    1,195             5,226
                                          -------  -------           -------
    Total operating expenses.............  32,945    7,597            40,542
                                          -------  -------           -------
Operating income.........................   6,525    4,598            11,123
Other income, net........................     842       27               869
                                          -------  -------           -------
    Income before income tax provision...   7,367    4,625            11,992
Income tax provision.....................   2,726       98             2,824
                                          -------  -------           -------
    Net income .......................... $ 4,641  $ 4,527           $ 9,168
                                          =======  =======           =======
Add:
  S corporation state income tax
   provision.............................               98    (7)         98
Deduct:
  Pro forma federal and state income tax
   provision.............................           (1,850)   (7)     (1,850)
                                                   -------           -------
    Pro forma net income ................          $ 2,775           $ 7,416
                                                   =======           =======
Net income per share..................... $  0.23
                                          =======
Shares used in computing net income per
 share...................................  20,448
                                          =======
Pro forma net income per share...........          $  0.28    (8)    $  0.29
                                                   =======           =======
Shares used in computing pro forma net
 income per share........................           10,000    (8)     25,449
                                                   =======           =======

 See accompanying notes to unaudited pro forma consolidated combined condensed financial information.

                               HNC SOFTWARE INC.

              UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             HISTORICAL            PRO FORMA(1)
                                         -------------------       ------------
                                           HNC    COMPREVIEW NOTES   COMBINED
                                         -------  ---------- ----- ------------
Revenues:
  Software license and installation..... $16,425    $5,631           $22,056
  Contracts and other...................   6,030        --             6,030
  Service bureau........................      --     2,488             2,488
                                         -------    ------           -------
    Total revenues......................  22,455     8,119            30,574
                                         -------    ------           -------
Operating expenses:
  Software license and installation.....   5,246     2,240             7,486
  Contracts and other...................   4,009        --             4,009
  Service bureau........................      --     1,879             1,879
  Research and development..............   5,559       233             5,792
  Sales and marketing...................   4,821       645             5,466
  General and administrative............   2,838       952             3,790
                                         -------    ------           -------
    Total operating expenses............  22,473     5,949            28,422
                                         -------    ------           -------
Operating (loss) income.................     (18)    2,170             2,152
Other income, net.......................     832        25               857
                                         -------    ------           -------
    Income before income tax provision..     814     2,195             3,009
Income tax provision....................   1,175        72             1,247
                                         -------    ------           -------
    Net (loss) income................... $  (361)   $2,123           $ 1,762
                                         =======    ======           =======
Add:
  S corporation state income tax
   provision............................                72    (7)         72
Deduct:
  Pro forma federal and state income tax
   provision............................              (878)   (7)       (878)
                                                    ------           -------
    Pro forma net income ...............            $1,317           $   956
                                                    ======           =======
Net loss per share...................... $ (0.02)
                                         =======
Shares used in computing net loss per
 share..................................  18,407
                                         =======
Pro forma net income per share..........            $ 0.13    (8)    $  0.04
                                                    ======           =======
Shares used in computing pro forma net
 income per share.......................            10,000    (8)     23,403
                                                    ======           =======

 See accompanying notes to unaudited pro forma consolidated combined condensed financial information.

                               HNC SOFTWARE INC.

              UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             HISTORICAL            PRO FORMA(1)
                                         -------------------       ------------
                                           HNC    COMPREVIEW NOTES   COMBINED
                                         -------  ---------- ----- ------------
Revenues:
  Software license and installation..... $42,705   $12,876           $55,581
  Contracts and other...................  11,128        --            11,128
  Service bureau........................      --     4,730             4,730
                                         -------   -------           -------
    Total revenues......................  53,833    17,606            71,439
                                         -------   -------           -------
Operating expenses:
  Software license and installation.....  11,411     5,029            16,440
  Contracts and other...................   7,694        --             7,694
  Service bureau........................      --     3,364             3,364
  Research and development..............  13,271       537            13,808
  Sales and marketing...................  10,705     1,218            11,923
  General and administrative............   6,634     1,917             8,551
                                         -------   -------           -------
    Total operating expenses............  49,715    12,065            61,780
                                         -------   -------           -------
Operating income........................   4,118     5,541             9,659
Other income, net.......................   1,650        50             1,700
                                         -------   -------           -------
    Income before income tax (benefit)
     provision..........................   5,768     5,591            11,359
Income tax (benefit) provision..........    (608)       74              (534)
                                         -------   -------           -------
    Net income.......................... $ 6,376   $ 5,517           $11,893
                                         =======   =======           =======
Add:
  S corporation state income tax
   provision............................                74    (7)         74
Deduct:
  Pro forma federal and state income tax
   provision............................            (2,236)   (7)     (2,236)
                                                   -------           -------
    Pro forma net income ...............           $ 3,355           $ 9,731
                                                   =======           =======
Net income per share.................... $  0.31
                                         =======
Shares used in computing net income per
 share..................................  20,367
                                         =======
Pro forma net income per share..........           $  0.34    (8)    $  0.38
                                                   =======           =======
Shares used in computing pro forma net
 income per share.......................            10,000    (8)     25,367
                                                   =======           =======

 See accompanying notes to unaudited pro forma consolidated combined condensed financial information.

                               HNC SOFTWARE INC.

              UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             HISTORICAL            PRO FORMA(1)
                                         -------------------       ------------
                                           HNC    COMPREVIEW NOTES   COMBINED
                                         -------  ---------- ----- ------------
Revenues:
  Software license and installation..... $21,526   $ 7,683           $29,209
  Contracts and other...................   9,146        --             9,146
  Service bureau........................      --     5,349             5,349
                                         -------   -------           -------
    Total revenues......................  30,672    13,032            43,704
                                         -------   -------           -------
Operating expenses:
  Software license and installation.....   5,934     3,780             9,714
  Contracts and other...................   6,894        --             6,894
  Service bureau........................      --     2,584             2,584
  Research and development..............   6,581       423             7,004
  Sales and marketing...................   6,422       864             7,286
  General and administrative............   3,699     1,441             5,140
                                         -------   -------           -------
    Total operating expenses............  29,530     9,092            38,622
                                         -------   -------           -------
Operating income........................   1,142     3,940             5,082
Other income, net.......................     406        78               484
                                         -------   -------           -------
    Income before income tax (benefit)
     provision..........................   1,548     4,018             5,566
Income tax (benefit) provision..........    (575)       64              (511)
                                         -------   -------           -------
    Net income.......................... $ 2,123   $ 3,954           $ 6,077
                                         =======   =======           =======
Add:
  S corporation state income tax
   provision............................                64    (7)         64
Deduct:
  Pro forma federal and state income tax
   provision............................            (1,607)   (7)     (1,607)
                                                   -------           -------
    Pro forma net income ...............           $ 2,411           $ 4,534
                                                   =======           =======
Pro forma net income per share.......... $   .13   $  0.24    (8)    $  0.21
                                         =======   =======           =======
Shares used in computing pro forma net
 income per share.......................  16,901    10,000    (8)     21,810
                                         =======   =======           =======

 See accompanying notes to unaudited pro forma consolidated combined condensed financial information.

                               HNC SOFTWARE INC.

              UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL       PRO FORMA (1)
                                             ------------------- --------------
                                               HNC    COMPREVIEW NOTES COMBINED
                                             -------  ---------- ----- --------
Revenues:
  Software license and installation......... $13,023   $ 4,106         $17,129
  Contracts and other.......................   7,651        --           7,651
  Service bureau............................      --     5,058           5,058
                                             -------   -------         -------
    Total revenues..........................  20,674     9,164          29,838
                                             -------   -------         -------
Operating expenses:
  Software license and installation.........   4,847     2,615           7,462
  Contracts and other.......................   5,040        --           5,040
  Service bureau............................      --     1,812           1,812
  Research and development..................   4,344       308           4,652
  Sales and marketing.......................   3,603       681           4,284
  General and administrative................   2,591     1,116           3,707
                                             -------   -------         -------
    Total operating expenses................  20,425     6,532          26,957
                                             -------   -------         -------
Operating income............................     249     2,632           2,881
Other (expense) income, net.................    (156)       16            (140)
                                             -------   -------         -------
  Income before income tax (benefit)
   provision................................      93     2,648           2,741
Income tax (benefit) provision..............    (455)       54            (401)
                                             -------   -------         -------
  Net income................................ $   548   $ 2,594         $ 3,142
                                             =======   =======         =======
Add:
  S corporation state income tax provision..                54    (7)       54
Deduct:
  Pro forma federal and state income tax
   provision................................            (1,059)   (7)   (1,059)
                                                       -------         -------
    Pro forma net income ...................           $ 1,589         $ 2,137
                                                       =======         =======
Pro forma net income per share.............. $  0.04   $  0.16    (8)  $  0.11
                                             =======   =======         =======
Shares used in computing pro forma net
 income per share...........................  13,870    10,000    (8)   18,763
                                             =======   =======         =======

 See accompanying notes to unaudited pro forma consolidated combined condensed financial information.

                               HNC SOFTWARE INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED CONDENSED
                             FINANCIAL INFORMATION

(1) The unaudited pro forma consolidated combined condensed financial statements of HNC and CompReview give retroactive effect to the proposed CompReview acquisition which will be accounted for as a pooling of interests and, as a result, such statements are presented as if the companies had been combined for all periods presented.

    There were no material differences between the accounting policies of HNC and CompReview. Certain amounts have been reclassified to conform to the pro forma presentation.

(2) Transaction costs expected to be incurred to complete the Merger approximate $1.4 million and consist primarily of investment banking, legal and accounting fees, and printing, mailing and registration expenses. Due to the non-recurring nature of these costs, they have not been reflected in the pro forma statement of operations.

(3) The pro forma deferred income tax adjustment reflects the recognition of a net deferred tax liability relating to federal and state income taxes as if CompReview had been taxed as a C corporation rather than a subchapter S corporation.

(4) These pro forma adjustments reflect the exchange of all outstanding shares of CompReview's capital stock (including options under CompReview's option plan) for an aggregate of approximately 5,088,956 shares of HNC Common Stock (and options to purchase HNC Common Stock) to effect the CompReview acquisition. No changes will be made to the terms of the CompReview Options in connection with the merger.

(5) As CompReview will terminate its subchapter S corporation election in connection with the Merger, undistributed earnings of CompReview have been reflected as a contribution to the capital of the combined company.

(6) CompReview is a subchapter S corporation for federal and certain state income tax purposes, and has in the ordinary course of its business historically paid cash distributions to its stockholders to provide them with sufficient cash to meet their tax liabilities arising from CompReview's operations. Consistent with its current dividend practices, CompReview expects to distribute to its stockholders additional cash dividends of approximately $0.06 to $0.08 per share for each full calendar month ended prior to the Effective Time of the Merger.

(7) CompReview is a subchapter S corporation for federal and certain state income tax purposes, and its historical financial statements reflect only certain state taxes on subchapter S corporations as its taxable income or loss is allocable to its stockholders, who are responsible for payment of taxes.

    For purposes of the CompReview pro forma statements of income for the six month periods ended June 30, 1997 and 1996, and each of the three years in the period ended December 31, 1996, federal and state income taxes have been provided as if CompReview had filed subchapter C corporation income tax returns for the periods presented.

(8) Pro forma per share amounts are based on weighted average options, using the treasury stock method, and shares outstanding during each period, assuming each then outstanding share of CompReview Common Stock or CompReview Option is exchanged in the Merger for 0.4893 shares of HNC Common Stock. The 0.4893 Conversion Ratio assumed for purposes of the unaudited pro forma consolidated combined condensed financial information is based on application of the Merger conversion formula to information as of July 31, 1997. See "--Terms of the Merger--Stock Ownership Immediately Following the Merger" for a description of the computation of the Conversion Ratio. Application of the Merger conversion formula to information as of June 30, 1997 results in an assumed Conversion Ratio of
    0.4887. Given the slight difference between the assumed Conversion Ratios at June 30, 1997 and July 31, 1997, application of the assumed June 30, 1997 Conversion Ratio of 0.4887 would not result in any material differences from the pro forma financial information presented herein. The actual Conversion Ratio will not be less than 0.4808 and may possibly be substantially larger than the assumed Conversion Ratios at June 30, 1997 and July 31, 1997 shown herein. Based on currently available information regarding CompReview's retained earnings and recent trading prices of HNC's Common Stock, HNC does not expect that the actual Conversion Ratio will materially exceed the July 31, 1997 assumed Conversion Ratio of
    0.4893. However, HNC will not seek further approval of the HNC stockholders if the actual Conversion Ratio is materially larger than the assumed July 31, 1997 Conversion Ratio of 0.4893. See "Summary--Additional Information Regarding the Conversion Ratio."

         COMPREVIEW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  CompReview derives a substantial majority of its total revenues from the licensing of its CRLink software to insurance companies, managed care organizations, third party administrators and large, self-insured employers for use in containing the cost of workers' compensation and automobile accident personal injury claims. In 1996, such licenses accounted for approximately 73.1% of CompReview's total revenues, with two customers accounting for approximately 36.7% of all license and installation revenues. The amount of license fees payable by customers is determined by the number of transactions the customer processes with the CRLink system. Installation and training fees are billed on a time and materials basis. The average license agreement is three years in length, subject to earlier termination at the customer's election. The balance of CompReview's revenue is derived from service bureau operations in which CompReview internally uses its CRLink software to provide CRLink's functionality to customers that do not wish to obtain a license. Service bureau customers typically subscribe for services under month-to-month agreements. Both license and service bureau agreements are marketed by CompReview primarily through direct sales efforts.

  Software license and installation revenues have grown at a faster rate than service bureau revenues, and increased by 67.6% and 87.1% in 1996 and 1995, respectively. During the same time period, software license and installation revenues have comprised an increasingly large portion of CompReview's total revenues. CompReview expects that this trend will continue and that software license and installation revenues will eventually represent the vast majority of CompReview's total revenues, as customers transition from service bureau services to internal use licenses of CRLink.

RESULTS OF OPERATIONS -- SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  Total Revenues. Total revenues include revenues from software licenses and installation and revenues from service bureau operations. Total revenues increased by 50.2% from $8.1 million in the first six months of 1996 to $12.2 million in the first six months of 1997. Approximately half of this increase was generated from revenues derived from CompReview's existing customer base, with the balance being attributable to revenues derived from new customers.

  Software License and Installation Revenues. For the six months ended June 30, 1997, software license and installation revenues were $9.8 million, an increase of 74.6% over software license and installation revenues for the comparable period in 1996. Software license and installation revenues represented 80.6% of total revenues for the six months ended June 30, 1997 compared to 69.4% of total revenues for the same period in 1996, consistent with a trend in which CompReview's software license and installation revenues have represented a significantly increasing portion of its total revenues in recent years. CompReview believes that software license and installation revenues increased due to customers' perception that internally licensing the CRLink software provides them with a more cost-effective solution that affords them quicker processing turnaround times and greater internal control over the claims handling process.

  Service Bureau Revenues. Service bureau revenues were $2.4 million, or 19.4% of total revenues, for the first six months of 1997 compared to $2.5 million, or 30.6% of total revenues, for the first six months in 1996. Service bureau revenues decreased slightly in absolute dollars between these two periods and represented a declining percentage of total revenues due to the significant increase in software license and installation revenues in 1997. CompReview expects that in the future service bureau revenues will constitute a declining percentage of total revenues and will likely stay relatively flat or decrease as CompReview continues to focus its sales efforts on licensing customers.

  Software License and Installation Expenses. Software license and installation expenses include salaries of personnel and related costs of providing licensed software, training and support for CRLink customers, as well as database access fees paid to preferred provider organizations ("PPOs") for access to data utilized in the CRLink system. In the first six months of 1997, software license and installation expenses increased by 62.4% to $3.6 million from $2.2 million in the first six months of 1996. This increase reflects higher support costs and database access fees associated with higher software license and installation revenues.

  Service Bureau Expenses. Service bureau expenses include salaries of personnel and related costs of providing CompReview's service bureau services as well as database access fees similar to those described above incurred in connection with CompReview's service bureau operations. For the six months ended June 30, 1997, these expenses totaled $1.8 million, a decrease of 5.1% from service bureau expenses of $1.9 million for the comparable period in 1996. This decrease generally tracked a similar percentage decrease in service bureau revenues between these same two periods.

  Gross Margins. For the first six months of 1997, CompReview's gross profit was $6.8 million or 55.6% of total revenues, compared to gross profit of $4.0 million or 49.3% of total revenues for the first six months of 1996. Gross profit for the six months ended June 30, 1997 increased by 69.4% over gross profit for the comparable period in 1996, primarily due to growth in higher-margin software license and installation revenues which contributed gross profit of $6.2 million (representing 91.5% of gross profit) for that six month period, as compared to a contribution of $3.4 million of gross profit (representing 84.8% of gross profit) for the six months ended June 30, 1996. Gross profit for the first six months of 1997 also increased as a result of the re-negotiation of rates for database access fees paid to PPOs. Gross profit from service bureau operations was $0.6 million for each of the six month periods ended June 30, 1997 and 1996, and represented 8.5% and 15.2% of gross profit in such periods, respectively.

  Gross profit from software license and installations represented 63.0% and 60.2% of software license and installation revenues for the first six months of 1997 and 1996, respectively, while gross profit from service bureau operations was 24.5% of service bureau revenues for each of the first six months of 1997 and 1996. Service bureau operations produced lower margins due to relatively flat service bureau revenues resulting from a more static customer base and larger fixed costs associated with the infrastructure necessary to run the service bureau operation.

  Research and Development Expenses. Research and development expenses consist primarily of personnel and outside consultant costs required to conduct CompReview's product development and enhancement efforts. Research and development expenses were $0.3 million and $0.2 million for the six month periods ending June 30, 1997 and 1996, respectively, and represented 2.6% and 2.9% of total revenues for the six month periods ending June 30, 1997 and 1996, respectively. Research and development expenses for the first six months of 1997 increased in absolute amounts in comparison to the same period in 1996 due to expenses associated with developing new versions and enhancements to CRLink. These expenses decreased as a percentage of total revenues during the first six months of 1997 due to higher revenues in that period resulting from higher customer transaction volumes.

  Sales and Marketing Expenses. Sales and marketing expenses include personnel, advertising, travel, trade shows and other promotional expenses. Sales and marketing expenses were $0.7 million and $0.6 million for the six month periods ended June 30, 1997 and 1996, respectively, and were 5.5% and 7.9% of total revenues for such periods, respectively. The decrease in sales and marketing expense as a percentage of total revenues in the first six months of 1997 is due to higher total revenues in the period and the concentration of sales and marketing efforts on larger customers that typically generate proportionally greater revenues due to higher transaction volumes.

  General and Administrative Expenses. General and administrative expenses are comprised primarily of clerical, accounting, legal, consulting and insurance expenses, as well as other items not directly related to the development, marketing or sale of CompReview's product. General and administrative expenses were $1.2 million and $1.0 million for the six month periods ended June 30, 1997 and 1996, respectively. This 25.5% increase in the absolute amount of general and administrative expenses was attributable to an increase in administrative personnel to accommodate larger operations. As a percentage of total revenues, general and administrative expenses were 9.8% and 11.7% for the six month periods ended June 30, 1997 and 1996, respectively. General and administrative expenses decreased as a percentage of total revenues primarily due to higher revenues and efficiencies realized by a larger organization.

  Operating Income. As a consequence of the above factors, operating income for the six months ended June 30, 1997 was $4.6 million, constituting an increase of 111.9% over operating income of $2.2 million for the six month period ended June 30, 1996. Operating income increased to 37.7% of total revenues in the six months ended June 30, 1997 from 26.7% of total revenues for the same period in 1996.

  Income Taxes. CompReview has elected to be taxed under subchapter S of the Code and the California Revenue and Taxation Code. As a result, the net income of CompReview was taxable to its stockholders for federal and certain state income tax purposes during the periods ended June 30, 1997 and June 30, 1996. The S corporation state income tax provision was $98,000 and $72,000 for the six month periods ended June 30, 1997 and 1996, respectively, and represents state income tax liabilities to the states of California and Texas. CompReview's deferred state tax liability as of June 30, 1997 of $17,500 is primarily attributable to temporary differences in the recognition of revenues and expenses for financial reporting and state subchapter S tax purposes.

RESULTS OF OPERATIONS -- YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Total Revenues. In 1996, total revenues increased by 35.1% to $17.6 million from $13.0 million in 1995, and in 1995, total revenues increased 42.2% from $9.2 million in 1994. The increases in 1996 and 1995 were due primarily to an increase in software license and installation revenues resulting from the introduction of an enhanced version of the CRLink software in the second quarter of 1995. This enhanced version of CRLink enabled customers to reprice workers' compensation medical bills by accessing multiple PPO networks in the CRLink database. As a result, CompReview was able to further penetrate the workers' compensation cost containment software marketplace and attract customers that would license and use CRLink in higher transaction volumes that increase CompReview's revenues.

  Software License and Installation Revenues. In 1996, 1995 and 1994, software license and installation revenues were $12.9 million, $7.7 million and $4.1 million, respectively, representing an increase in such revenues of 67.6% between 1995 and 1996, and an increase of 87.1% between 1995 and 1994. These revenues accounted for 73.1%, 59.0% and 44.8% of total revenues in 1996, 1995 and 1994, respectively. The continued increases in software license and installation revenues, both in absolute amounts and as a percentage of total revenues, reflects the transition of CompReview's business from its original service bureau operations to a predominantly external licensing model, a trend that CompReview expects to continue.

  Service Bureau Revenues. Revenues from CompReview's service bureau operations were $4.7 million, $5.3 million and $5.1 million for 1996, 1995 and 1994, respectively, and constituted 26.9%, 41.0% and 55.2% of total revenues for these respective periods. Service bureau revenue increased by 5.7 % between 1994 and 1995 and decreased by 11.6% between 1995 and 1996. This decrease in service bureau revenues resulted from lower prices negotiated with a high volume customer of services performed on an outsource basis, partially offset by an increase in the volume of mail-in bill review services.

  Software License and Installation Expenses. Software license and installation expenses were $5.0 million in 1996, $3.8 million in 1995 and $2.6 million in 1994. These expenses increased by 33.0% between 1995 and 1996 and by 44.6% between 1994 and 1995. Software license and installation expenses during this three-year period did not increase at as fast a rate as software license and installation revenues did during the same period, largely due to leveraged increases in software license revenues that resulted from higher transaction volumes experienced with larger customers.

  Service Bureau Expenses. Service bureau expenses were $3.4 million in 1996, $2.6 million in 1995 and $1.8 million in 1994. These expenses increased by 30.2% between 1995 and 1996 and by 42.6% between 1994 and 1995. Service bureau expenses increased over this period due primarily to an increase in labor costs necessary for support of the increased volume of mail-in bill review services and, to a lesser extent, to use of the service bureau center as a beta test site for new product versions.

  Gross Margins. CompReview's gross profit was $9.2 million or 52.3% of total revenues in 1996, $6.7 million or 51.2% of total revenues in 1995 and $4.7 million or 51.7% of total revenues in 1994. Gross profit increased by 38.2% between 1995 and 1996, and increased by 40.7% between 1994 and 1995, although gross profit as a percentage of total revenues remained relatively constant during this three-year period. Nearly all the growth in gross profit during this three-year period resulted from growth in software license and installation revenues, which have higher margins than service bureau revenues. Software license and installation revenues contributed $7.8 million, $3.9 million and $1.5 million to gross profit in 1996, 1995 and 1994, respectively, representing 85.2%, 58.5% and 31.5% of gross profit for such respective years. Gross profit contributed by service bureau revenues during the same time period was $1.4 million, $2.8 million and $3.2 million, respectively, comprising 14.8%, 41.5% and 68.5% of gross profit in 1996, 1995 and 1994, respectively. The contribution to gross profit from service bureau revenues thus declined substantially during this time period, particularly in 1996, due to substantial increases in software license and installation revenues, a decrease in service bureau revenues and an increase in service bureau expenses.

  Gross profit from software licenses and installations represented 60.9%, 50.8% and 36.3% of software license and installation revenues in 1996, 1995 and 1994, respectively, while gross profit from service bureau operations was 28.9%, 51.7% and 64.2% of service bureau revenues for 1996, 1995 and 1994, respectively. Service bureau operations declined in profitability during this three-year period due to a combination of relatively flat or declining service bureau revenues and significant increases in service bureau expenses over the same time period.

  Research and Development Expenses. Research and development expenses were $0.5 million, $0.4 million and $0.3 million in 1996, 1995, and 1994, respectively, representing 3.0%, 3.2%, and 3.4% of total revenues in 1996, 1995, and 1994, respectively. The total amount of these expenses increased by 27.0% between 1995 and 1996 and 37.3% between 1994 and 1995. The increase in the amount of research and development expenses over these periods was due primarily to increases in the number of employees and related expenses necessary to support the continued enhancement of the CRLink software product. Research and development expenses declined as a percentage of total revenues due to increased total revenues resulting from significantly higher volumes of customers' fee-bearing CRLink transactions.

  Sales and Marketing Expenses. Sales and marketing expenses were $1.2 million, $0.9 million and $0.7 million in 1996, 1995 and 1994, respectively. As a percentage of total revenues, sales and marketing expenses were 6.9%, 6.6% and 7.4% in 1996, 1995 and 1994, respectively. Sales and marketing expenses as a percentage of total revenues increased from 1995 to 1996 principally as a result of the promotion of new add-on functional modules designed for use with CRLink and new versions of CRLink designed to run on additional computer platforms. Sales and marketing expenses decreased as a percentage of total revenues from 1994 to 1995 primarily as a result of increased efficiencies resulting from increased customer transaction volumes and an emphasis on more concentrated sales efforts to larger accounts.

  General and Administrative Expenses. General and administrative expenses were $1.9 million, $1.4 million, and $1.1 million in 1996, 1995, and 1994, respectively. As a percentage of total revenues, general and administrative expenses declined from 12.2% in 1994 to 11.1% in 1995 and to 10.9% in 1996, as the increase in total revenues outpaced the growth of such expenses. This increase in the absolute amount of general and administrative expenses was attributable to an increase in administrative personnel to accommodate larger operations. General and administrative expenses decreased as a percentage of total revenues primarily due to higher revenues and efficiencies realized by a larger organization.

  Operating Income. Operating income was $5.5 million, $3.9 million and $2.6 million in 1996, 1995 and 1994, respectively, increasing by 40.6% between 1995 and 1996 and 49.7% between 1994 and 1995. Operating income as a percentage of sales increased to 31.5% of total revenues in 1996, from 30.2% in 1995 and 28.7% in 1994.


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  Income Taxes. As a subchapter S corporation under the Code and the
California Revenue and Taxation Code, the net income of CompReview was taxable to its stockholders for federal and certain state income tax purposes during 1996, 1995 and 1994. The S corporation state income tax provision was $74,000, $64,000 and $54,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and represents state income tax liabilities to the states of California and Texas. CompReview's deferred state tax liability as of December 31, 1996 of $17,500 is primarily attributable to temporary differences in the recognition of revenues and expenses for financial reporting purposes and state subchapter S tax purposes.

LIQUIDITY AND CAPITAL RESOURCES--SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  Since inception, CompReview has financed its operations exclusively from cash provided by operating activities and has not utilized bank debt, stockholder loans or the sale of equity securities to fund its activities.

  Net cash provided by operating activities was $3.6 million and $1.5 million for the six month periods ended June 30, 1997 and 1996, respectively. Net cash provided by operating activities for the six months ended June 30, 1997 represented net income before depreciation and amortization of approximately $4.6 million, further increased by accounts payable of $0.2 million and accrued liabilities of $0.2 million, offset by increases in accounts receivable of $1.3 million and other assets of $0.1 million. Net cash provided by operating activities for the six months ended June 30, 1996 represented net income before depreciation and amortization of approximately $2.2 million, further increased by accrued liabilities of $0.1 million and offset by increases in accounts receivable of $0.7 million and decreases in accounts payable of $0.1 million.

  Cash used in investing activities was $0.3 million in the six months ended June 30, 1997 as compared to approximately $0.1 million in the same period of the prior year. This cash was used to purchase new computer network equipment and to equip a separate production facility.

  As an S corporation, CompReview has historically made cash distributions to its two stockholders. During the six months ended June 30, 1997 and 1996, pursuant to CompReview's distribution policy, cash distributions were made to CompReview's stockholders in the amounts of $3.6 million and $2.4 million, respectively.

  Working capital at June 30, 1997 was approximately $2.8 million. CompReview believes that it has sufficient liquid assets and ongoing operating cash flows to sustain its operations through at least June 30, 1998. CompReview uses its working capital to finance ongoing operations, fund the development and introduction of new product versions and enhancements, and acquire capital equipment.

LIQUIDITY AND CAPITAL RESOURCES -- YEARS ENDED DECEMBER 31, 1996 AND 1995

  Net cash provided by operating activities was $5.2 million and $4.5 million for the years ended December 31, 1996 and 1995, respectively. Net cash provided by operating activities during 1996 represented net income before depreciation and amortization of approximately $5.8 million, further increased by accounts payable and accrued expenses of $0.3 million and offset by an increase in accounts receivable of $0.9 million. Net cash provided by operating activities during 1995 represented net income before depreciation and amortization of approximately $4.2 million, further increased by increases in accounts payable and accrued expenses of $0.5 million and offset by an increase in accounts receivable of $0.3 million.

  Cash of $0.1 million was used in investing activities in 1996 versus $0.3 million in 1995, a decrease of approximately $0.2 million. Cash was invested in 1995 to acquire property and computer equipment necessary to support a substantial increase in CompReview's workforce that occurred during 1995. A comparable investment was not required in 1996 as CompReview's employee base did not increase significantly in that year.

  Net increase in cash was $0.4 million in 1995, followed by a net decrease of $0.9 million in 1996. In accordance with its distribution policy, CompReview made cash distributions to its stockholders in the amounts of $5.9 million in 1996 and $3.8 million in 1995. The decrease in cash in 1996 was due primarily to these distributions.

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

                            BUSINESS OF COMPREVIEW

GENERAL

  CompReview develops, markets and supports a computer software product and related services designed to assist in the management and containment of the medical costs of workers' compensation and automobile accident medical claims. CompReview provides its product and services primarily to insurance companies, managed care organizations, third party administrators and large, self-insured employers. Through its core product offering, CRLink, CompReview provides its customers with a coherent set of cost containment tools with application throughout the workers' compensation and automobile accident medical claims processes.

  The large numbers of claims and the complex and changing state-by-state workers' compensation medical reimbursement programs place significant burdens on employers, insurance companies and other third party medical bill payors in processing workers' compensation claims and controlling the medical costs associated with them. CompReview's software enables its customers to automate the processing of claims and to contain medical reimbursement costs by reviewing and repricing medical bills in accordance with state workers' compensation fee schedules or, in lieu of such schedules, either accepted customary charges or contract rates agreed upon by Preferred Provider Organizations ("PPOs"), which often are lower than the actual rates billed. The CRLink software also enables CompReview's clients to maintain personal claim histories and to profile and analyze trends in cost containment data.

INDUSTRY BACKGROUND

  Workers' compensation is a state-mandated insurance program that generally requires employers to pay an employee's medical costs, lost wages and other costs resulting from work-related injuries and illnesses. Benefits vary from state to state and applicable regulations are often complex. Employers usually provide coverage to their employees through purchase of commercial insurance from private insurance companies, through participation in state-administered funds or through self-insurance. Containment of workers' compensation costs has been a significant issue for many employers and insurance companies.

  The methods by which workers' compensation medical bills are paid varies from state to state. In an effort to control costs, a number of states have adopted mandatory state workers' compensation fee schedules which set forth the maximum amounts to be paid for designated medical procedures and treatments. In states without state fee schedules, reimbursements are based on the usual, customary and reasonable ("UCR") fee for the applicable procedure or treatment that is charged within the locale in the state in which the services were provided. In addition to governmental efforts at controlling costs through state workers' compensation fee schedules and UCRs, many employers have attempted to control costs through the utilization of Health Maintenance Organizations ("HMOs") and PPOs. While a number of states prohibit employers from directing their employees to HMOs or PPOs for treatment of workers' compensation related injuries or illnesses, health care providers chosen by the employees may still be members of these organizations and subject to the reduced contract rates agreed to by these organizations. As a result of the various methods of payment, multi-state employers and insurance companies require a flexible approach in administering and controlling the cost of their workers' compensation claims.

THE COMPREVIEW SOLUTION

  CompReview's product, CRLink, provides CompReview's customers with a comprehensive cost-containment software system that enables them to reduce the amount paid for medical bill reimbursement associated with workers' compensation and automobile accident insurance claims. CRLink is a proprietary software program that stores and accesses state workers' compensation fee schedules, UCR rates and PPO rates for use in analyzing, reviewing and repricing these bills on an automated basis. The CompReview CRLink system is designed to enable CompReview's customers to analyze medical bills, check for duplicate billings and verify that the fees charged by health care providers are in compliance with state-mandated fee schedules, are consistent with UCR rates or are in compliance with agreed upon PPO contract rates.


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

  PPOs are groups of physicians and other health care providers that offer discounted group rates. Employers and insurers may contract directly with PPO networks in an effort to lower costs or may access them through CompReview's contracts with various PPO networks. CRLink identifies medical care providers that are members of one or more PPOs with which a customer has contracts or to which it has access through CompReview and then analyzes the provider's charges against the PPO schedules and any applicable state workers' compensation fee schedule or UCR before determining which rates produce the lowest allowable fee.

  Beyond its medical bill review features, CRLink also provides tools for insurers to manage the entire claims handling process, maintain a central location from which to implement repricing programs with PPO networks and other discounting arrangements, conduct utilization reviews and assess the results of cost containment efforts. CRLink can also be used to generate reports on the status of claims and to allow administrators to note special circumstances of particular claims. These features allow CRLink licensees to reduce administrative costs associated with workers' compensation claims processing, as well as reduce actual payments on these claims.

  Customers can access the system either by retaining CompReview to perform medical bill analysis and review through a service bureau agreement, or by licensing the CRLink product, which is then made available on-line for in-house bill review.

STRATEGY

  CompReview's goal is to be a leading provider of medical cost containment information and management systems and related support services. Its primary strategy to achieve this goal is to develop a software system that is the industry standard and that can be adapted to each customer's hardware platform, operating system and software applications so that CompReview's software can integrate seamlessly into the way the customer does business. The CRLink software system has been developed based upon customer use and input. When CompReview has developed customer-requested changes to CRLink, it has attempted to make these changes in a manner that makes the modules or enhancements available for use by all of its customers. CompReview continually evaluates the feasibility of integrating its software product with new technologies as they are developed and gain acceptance in the marketplace. Because of the flexible nature of its product, CompReview markets its software both to end-users, such as insurance companies and self-insured employers, as well as to service providers, such as managed care organizations and third party administrators.

  CompReview has previously concentrated its marketing efforts almost exclusively in the workers' compensation field, and in 1996 revenues from software licenses and installations and service bureau operations in this industry accounted for approximately 95% of CompReview's total revenues. Capitalizing on its expertise in the workers' compensation arena, in the second quarter of 1995 CompReview began licensing its software to a managed care organization for use in handling automobile accident medical claims. Although medical claims arising out of automobile accidents are not subject to state fee schedules as are workers' compensation claims, they are usually subject either to UCR rates or PPO contract rates. CompReview intends to leverage its experience and knowledge in the workers' compensation arena to penetrate the market for reimbursement of automobile accident medical claims, and ultimately to address other areas of medical claims reimbursement.

PRODUCT

  CompReview's core product is CRLink, a comprehensive package of CompReview's own proprietary software and implementation services. CRLink interfaces with payors' administration systems for analyzing data, generating reports, electronically updating claims data, printing an explanation of billing reviews, communicating with special investigation units and processing check vouchers. It also contains numerous repricing databases, which are generally updated on a monthly basis. Customers may also use CRLink directly with third party databases or state-supported workers' compensation fee schedules. Customers of CompReview generally license CRLink for a term of one to five years, subject to cancellation by the customer at any time upon 90 days' notice. License fees are paid monthly based on the volume of transactions processed using each of CRLink's modules.


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

  CompReview also markets add-on modules that are integrated with CRLink and are priced separately based on usage. The Multiple PPO Module contains databases of preferred medical provider organizations (both regional and national), allowing payors seeking to expand geographic coverage to identify and evaluate potential affiliations with preferred provider groups. These modules also include the Managed Care Module, which evaluates outcomes of managed care regimes and streamlines interaction between payors and managed care administrators, and the Integrated Reevaluation Module, which allows efficient reevaluation of bills that have been returned to the payor by the provider of the medical services billed.

  Licenses and installation of CRLink have accounted for 80.6%, 73.1%, 59.0% and 44.8% of CompReview's total revenues in the first six months of 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, and are expected to account for a majority of CompReview's total revenues for the foreseeable future. The balance of CompReview's total revenues is derived from service bureau operations of CRLink for customers that do not wish to obtain a license. Accordingly, CompReview's future success depends upon the capital expenditure budgets of its customers and the continued demand by its customers for CRLink. See "-- Risk Factors -- Risks Related to CompReview -- Dependence on a Single Product."

SERVICE BUREAU

  CompReview offers payors the option of retaining CompReview to review and reprice medical bills for them rather than licensing CRLink for internal use. Bill review is conducted at CompReview's service centers in Costa Mesa, California and Irving, Texas. Service bureau utilization charges are assessed to customers on the basis of the volume of bills processed. Approximately 19.4%, 26.9%, 41.0% and 55.2% of CompReview's total revenues for the first six months of 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, were generated by CompReview's service bureau business.

CUSTOMER TRAINING, SERVICE AND SUPPORT

  A high level of service and support is essential for the development of successful long-term customer relationships. In connection with a typical software license agreement, CompReview assigns an account manager to respond to customer requests, schedule training and manage other aspects of CompReview's customer relationship. CompReview also assists customers in the installation and integration of the software into their systems and offers training of the customer's personnel for a fee. CompReview also offers telephone and dial-in support for the ongoing use of CRLink. In order to respond quickly to customer requests and update state workers' compensation fee schedules, CompReview generally provides monthly updates to its software product on magnetic tape or CD-ROM. CompReview also updates its product for changes in UCR rates and PPO charges on a periodic basis.

CUSTOMERS

  CompReview's customers primarily consist of entities that assume financial risk for workers' compensation claims and other types of health care claims, including carriers of workers' compensation insurance, large employers that insure themselves against workers' compensation claims, third party administrators that handle claims for insurers or employers, and managed care companies that implement cost-containment strategies for insurers or employers. CRLink is licensed by approximately 50 companies, including Concentra Managed Care, Inc. ("Concentra"), Zenith Insurance Company ("Zenith"), Superior National Insurance Company, United HealthCare Corporation and Wal-Mart Stores, Inc. Approximately 80 companies use CompReview's service bureau bill review services on a monthly basis.

  Concentra accounted for approximately 22.1%, 24.4%, 27.0% and 25.9% of CompReview's total revenues during the first six months of 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. Zenith accounted for approximately 12.3% and 10.6% of CompReview's total revenues in 1996 and 1995, respectively, and Liberty Mutual and Zenith accounted for approximately 19.6% and 14.3% of CompReview's total revenues, respectively, in 1994. The loss of Concentra or Zenith as a customer for any reason could have a material adverse effect on CompReview's business, financial condition and results of operations. See "-- Risk Factors -- Risks Related to CompReview -- Customer Concentration."

SALES AND MARKETING

  CompReview sells and markets its software and services through a direct sales force. The sales and marketing organization consisted of 11 employees at June 30, 1997. The sales staff is based at CompReview's corporate headquarters in Costa Mesa, California and at a field sales office in Irving, Texas. CompReview markets its product and services directly to large self-insured employers, insurance carriers, third party administrators and managed care organizations. CompReview has also established strategic relationships with various PPOs whereby they provide CompReview with access to their contract rates and in return CompReview provides its customers access to the PPO. Leads are obtained primarily through customer referrals. Pursuit of a lead typically involves an analysis of the customer need, one or more presentations or demonstrations to the prospective customer and contract negotiation. Sales personnel with technical and industry expertise work directly with potential customers to provide solutions to specific productivity problems. The sales cycle varies substantially from customer to customer and typically ranges from 60 days to 18 months. To support its sales force, CompReview conducts marketing programs, which include direct mail, public relations, advertising, seminars, trade shows and ongoing customer communication programs.

TECHNOLOGY

  CompReview strives to develop a comprehensive and accurate cost-containment software product through the integration of search engine technology with efficient rule-based decision technology. These technologies were combined with object-oriented programming techniques in the development of CRV8, the processing engine which is at the core of CompReview's CRLink product. The CRV8 processing engine is designed to be platform independent and to integrate seamlessly with customers' existing software and hardware infrastructures.

  CompReview incorporates software productivity tools such as hot keys and help screens into its products in order to ensure ease of use. Electronic data interchange and batch processing technologies are also used in order to allow for maximum productivity gains by users.

  CRLink is designed to function either in a stand-alone computer system or as part of a local area network (LAN) or wide area network (WAN). It is currently used in OS/2 LAN Manager, Novell, Lantastic, Banyan and Windows NT Server network environments. CRLink supports implementation on the DOS 5.x, Windows 3.x, Windows 95, Windows NT Workstation, OS/2 WARP and PowerPC/Soft Windows operating systems.

RESEARCH AND DEVELOPMENT

  CompReview believes that its future success depends in part on its ability to maintain and improve its core technology, enhance its existing product and develop new products that meet an expanding range of customer requirements. CompReview's research and development activities include new product development and the enhancement of its existing product to better meet customer requirements. Research and development expenses were $0.3 million in the first six months of 1997 and $0.5 million, $0.4 million and $0.3 million in 1996, 1995 and 1994, respectively. During the last two years, CompReview has increased personnel in the area of research and development and developed its infrastructure and internal information systems. At June 30, 1997, CompReview's research and development staff consisted of seven employees.

  The market for CompReview's product is characterized by rapidly changing technology and improvements in computer hardware, network operating systems, software environments, programming tools, operating systems and database technology. CompReview's success will depend on its ability to maintain competitive technologies, enhance its current product and develop new products in a timely and cost-effective manner that meet changing market conditions, including evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. See "-- Risk Factors -- Risks Related to CompReview -- Risks Associated with Technological Change and Delays in Developing New Products."


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

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  CompReview relies upon a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. CompReview seeks to protect its software, documentation, and other written materials under copyright and trade secret laws, which afford only limited protection. As part of its confidentiality procedures, CompReview generally enters into invention assignment and proprietary information agreements with its employees and independent contractors prohibiting disclosure of confidential information to any third party outside CompReview, requiring disclosure to CompReview of any new ideas, discoveries or inventions conceived during employment and requiring assignment to CompReview of proprietary rights to such matters that are related to CompReview's business. CompReview enters into written software license agreements that restrict customers from reproducing, decompiling or otherwise misusing the software. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use CompReview's product or technology without authorization, or to develop similar technology independently.

  The state workers' compensation fee schedules utilized by CompReview contain the American Medical Association's ("AMA") Current Procedural Technology ("CPT") codes. Neither CompReview nor, to its knowledge, any of its competitors pays the AMA for use of the CPT codes. The AMA claims a copyright in the CPT codes. This claim was recently upheld by the United States Court of Appeals. There can be no assurance that in the future the AMA will not seek to obtain a licensing fee from CompReview for use of the CPT codes.

  The development and support of CompReview's CRLink system requires periodic updating of its database of medical fees applicable to workers' compensation and automobile accident related injuries. These updates include state mandated workers' compensation fee schedules, UCR charges and PPO contract rates. UCR and PPO rates must be obtained from third party providers. Moreover, some state mandated fee schedules are not readily available through the states themselves. One third party provider of this information, MediCode, has claimed that CompReview is infringing its alleged proprietary rights in certain state workers' compensation fee schedules by using these schedules without paying a licensing fee to MediCode. CompReview has disputed MediCode's claim of copyright in the state fee schedules and continues to use the schedules. There can be no assurance that CompReview will be able to continue to use MediCode's state workers' compensation fee schedules without the payment of a licensing fee or that CompReview will otherwise be able to obtain fee schedule updates on a timely basis on reasonable terms and conditions. Payment of a license fee for use of such information would reduce CompReview's margins and earnings. MediCode has not filed a lawsuit or stated a specific claim for damages and therefore CompReview has no basis upon which to quantify MediCode's claim. However, based on the scope of MediCode's fee schedules, the nature and extent of MediCode's current assertions and the status of CompReview's recent discussions with MediCode, at this time CompReview does not believe that MediCode's infringement claims will result in a material adverse effect on CompReview's business, financial condition or results of operations. The inability of CompReview to obtain such information or to obtain it on terms favorable to CompReview could have a significant negative impact on existing product performance and new product development, which would have a material adverse effect on CompReview's business, financial condition and results of operations. See "-- Risk Factors -- Risks Related to CompReview -- Dependence on Data" and "-- Risk Factors -- Risks Related to CompReview -- Infringement of Proprietary Rights."

COMPETITION

  The software and service provider segments of the workers' compensation medical bill processing industry are highly competitive. CompReview faces competition from a number of sources, including (i) other application software companies, (ii) management information systems departments of customers and potential customers and (iii) managed care organizations. CompReview has experienced competition from MediCode, Medata, Inc. and Embassy in software licensing, and Intercorp and Corvel Corporation in service bureau operations. It has also faced competition from ADP in the automobile accident medical claims area. CompReview believes that the barriers to entry in the workers' compensation medical bill processing industry are relatively low and accordingly expects to experience additional competition from other established and emerging companies.

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

  CompReview believes that CRLink is currently priced at a premium when compared to competing products and when compared to costs typically incurred in in-house development of systems with similar functionality to CRLink. CompReview believes that its customers accept these premium prices because of CRLink's productivity-enhancing features, the historical and state-specific fee databases to which CRLink provides access, the relatively prompt updating of such databases and the high level of customer service CompReview provides. See "-- Risk Factors -- Risks Related to CompReview -- Competition."

EMPLOYEES

  As of June 30, 1997, CompReview had a total of 140 employees, including seven in product development, 76 in customer service, 11 in sales and marketing and 46 in finance and administration. All of CompReview's employees are based at CompReview's headquarters in Costa Mesa, California, except for 15 employees based in CompReview's service center in Irving, Texas. None of CompReview's employees is represented by a labor union. CompReview has experienced no work stoppages and believes that its employee relationships are good.

  CompReview's success depends to a significant degree upon the continued service of members of CompReview's senior management and other key research, development, sales and marketing personnel. See "-- Risk Factors -- Risks Related to CompReview -- Risks Associated with Recruiting and Retaining Qualified Personnel."

FACILITIES

  CompReview maintains its principal administrative, sales and marketing, customer support and research and development facility in approximately 19,000 square feet of office space in Costa Mesa, California. This facility is leased to CompReview through April 2001. CompReview also leases a 7,500 square foot production facility in Costa Mesa and a 6,000 square foot service center in Irving, Texas.


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

    PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE 1995 EQUITY INCENTIVE PLAN

  On September 2, 1997, the HNC Board adopted, subject to stockholder approval, an amendment to HNC's 1995 Equity Incentive Plan (the "Incentive Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares. The stockholders of HNC are now being asked to approve such amendment.

  The availability of additional stock options will facilitate HNC's expansion of its employee base. In particular, HNC's proposed acquisition of CompReview will substantially increase the number of employees without stock options who are eligible to receive options under the Incentive Plan. Management believes that this amendment to the Incentive Plan is in the best interests of HNC because of the continuing need to provide options in order to attract and retain highly qualified employees and remain competitive in the software industry, which is currently providing employees with significant opportunities for employment with HNC's competitors and other software companies.

  Below is a summary of the principal provisions of the Incentive Plan assuming approval of the amendment, which summary is qualified in its entirety by reference to the full text of the Incentive Plan.

                   SUMMARY OF THE 1995 EQUITY INCENTIVE PLAN

  Incentive Plan History. The HNC Board adopted the Incentive Plan in May 1995, and it was approved by the stockholders in May 1995. The Incentive Plan was amended by the HNC Board and stockholders in 1996 to increase the number of shares available for grant. The purpose of the Incentive Plan is to offer employees and other eligible persons an opportunity to participate in HNC's future performance through awards of stock options, restricted stock and stock bonuses. From the inception of the Incentive Plan through July 31, 1997, options to purchase an aggregate of 2,820,894 shares of HNC Common Stock were granted under the Incentive Plan, of which options to purchase 260,769 shares were cancelled. Options to purchase an aggregate of 2,195,894 shares were granted to employees other than executive officers. From the inception of the Incentive Plan, Robert L. North, HNC's President and Chief Executive Officer, has received options to purchase 140,000 shares, Raymond V. Thomas, HNC's Vice President, Finance and Administration, Chief Financial Officer and Secretary has received options to purchase 40,000 shares, Krishna Gopinathan, HNC's Vice President, Payment Systems has received options to purchase 75,000 shares and Lee E. Martin, HNC's Vice President, Sales has received options to purchase 20,000 shares. All current executive officers as a group have received options under the Incentive Plan to purchase an aggregate of 625,000 shares.

  Number of Shares Subject to the Incentive Plan. The stock subject to issuance under the Incentive Plan consists of shares of HNC's authorized but unissued Common Stock. The number of shares of Common Stock currently reserved for issuance under the Incentive Plan is the sum of (i) 2,800,000 shares (the "Base Shares") plus (ii) any shares that were unissued and not subject to then outstanding options under HNC's 1987 Stock Option Plan (the "Prior Plan") on the effective date of the Incentive Plan, and any shares issuable upon exercise of options granted under the Prior Plan that expire or become unexercisable thereafter for any reason without having been exercised in full (collectively, "Available Prior Plan Shares"). Available Prior Plan Shares are no longer available for distribution under the Prior Plan but are available for distribution under the Incentive Plan. This Proposal No. 2 seeks to increase the number of Base Shares from 2,800,000 to 3,550,000 shares. If any option granted pursuant to the Incentive Plan expires or terminates for any reason without being exercised in whole or in part, then the shares released from such option will again become available for grant and purchase under the Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

  Eligibility. Employees, officers, directors, consultants, independent contractors and advisors of HNC (and of any of its subsidiaries and affiliates) are eligible to receive awards under the Incentive Plan (the

"Participants"). No Participant is eligible to receive more than 500,000 shares of Common Stock in any calendar year under the Incentive Plan, other than new employees of HNC (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 700,000 shares of Common Stock in the calendar year in which they commence their employment with HNC. As of July 31, 1997, approximately 460 persons were in the class of persons who would be eligible to participate in the Incentive Plan, 85,200 shares had been issued upon exercise of options granted under the Incentive Plan and 2,474,925 shares were subject to outstanding options. As of that date, 477,713 shares were available for future option grants, after taking into account any shares issuable upon exercise of options granted pursuant to the Prior Plan that have expired or become unexercisable without having been exercised in full which have become available for distribution under the Incentive Plan. The closing price of HNC Common Stock on the Nasdaq National Market was $39.50 per share as of September 29, 1997, the Record Date.

  Administration. The Incentive Plan is administered by the Compensation Committee of the HNC Board (the "Committee"), the members of which are appointed by the HNC Board. The Committee currently consists of Oliver D. Curme and Charles H. Gaylord Jr., both of whom are "disinterested persons", as that term is defined in the Exchange Act, and "outside directors", as that term is defined pursuant to Section 162(m) of the Code.

  Subject to the terms of the Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms and conditions of such awards. The Committee has authorized Robert L. North, HNC's President and Chief Executive Officer, to make grants to non-officer employees of options to purchase specified ranges of shares based on the position and grade level for the applicable employee pursuant to guidelines established by the Committee. The Committee also has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder.

  Stock Options. The Incentive Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of HNC or any parent or subsidiary of HNC. The option exercise price for each option share must be no less than 100% of the "fair market value" (as defined in the Incentive Plan) of a share of HNC Common Stock at the time the ISO is granted. In the case of an ISO granted to a 10% stockholder, the exercise price for each ISO share must be no less than 110% of the fair market value of a share of Common Stock at the time the ISO is granted.

  The exercise price of options granted under the Incentive Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of HNC to the Participant; (3) by surrender of shares of HNC Common Stock owned by the Participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the Participant for services rendered; (6) by a "same-day sale" commitment from the Participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the Participant and a NASD broker; or (8) by any combination of the foregoing.

  Restricted Stock Awards. The Committee may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. The purchase price for such awards must be no less than 100% of the fair market value of HNC Common Stock on the date of the award and can be paid for in any of the forms of consideration listed in items
(1) through (5) in "Stock Options" above, as are approved by the Committee at the time of grant. To date, HNC has not granted any restricted stock awards under the Incentive Plan.

  Stock Bonus Awards. The Committee may grant Participants stock bonus awards either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. To date, HNC has not granted any stock bonus awards under the Incentive Plan and does not intend to grant stock bonus awards from shares now reserved or now proposed to be reserved under the Incentive Plan.

  Mergers, Consolidations, Change of Control. In the event of a merger, consolidation, dissolution or liquidation of HNC, the sale of substantially all of the assets of HNC or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the Incentive Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of HNC in such transaction (after taking into account provisions of the awards). In the event that the successor corporation does not assume or substitute the options awarded, such options will expire upon the closing of such transaction at such time and upon such conditions as the HNC Board determines.

  Amendment of the Incentive Plan. The HNC Board or the Committee may at any time terminate or amend the Incentive Plan, including amending any form of award agreement or instrument to be executed pursuant to the Incentive Plan. However, the HNC Board and the Committee may not amend the Incentive Plan in any manner that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

  Term of the Incentive Plan. Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will expire in May 2005, ten years from the date the Incentive Plan was adopted by the Board.

  Federal Income Tax Information.

  THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO HNC AND PARTICIPANTS UNDER THE INCENTIVE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE INCENTIVE PLAN.

  Incentive Stock Options. A Participant will recognize no income upon grant of an ISO and will incur no tax on its exercise (unless the Participant is subject to the alternative minimum tax ("AMT") as described below). If the Participant holds shares acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, then the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

  If the Participant disposes of ISO Shares prior to the expiration of either of the above-described required holding periods (a "disqualifying disposition"), then any gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income to the Participant. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the Participant.

  Alternative Minimum Tax. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular income tax) is 26% of the portion of an individual taxpayer's alternative minimum taxable income that would normally be taxed as ordinary income (28% of that portion in the case of alternative minimum taxable income in excess of $175,000). A maximum 20% AMT rate applies to the portion of alternate minimum taxable income that would normally be taxed as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price), and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

  Nonqualified Stock Options. A Participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the Participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount must be treated as ordinary income by the Participant and may be subject to withholding by HNC (either by payment in cash or withholding out of the Participant's salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

  Restricted Stock and Stock Bonus Awards. Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the Participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

  Maximum Tax Rates. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 20%. For this purpose, in order to receive long-term capital gain treatment, the shares must be held for more than eighteen months. Mid-term capital gains will be taxed at a maximum of 28%. For this purpose, in order to receive mid-term capital gains treatment, the shares must be held between one year and eighteen months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

  Tax Treatment of HNC. HNC generally will be entitled to a deduction in connection with the exercise of an NQSO by a Participant or the receipt of restricted stock or stock bonuses by a Participant to the extent that the Participant recognizes ordinary income and HNC withholds tax. HNC will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

  ERISA. The Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
                       TO THE 1995 EQUITY INCENTIVE PLAN

                               NEW PLAN BENEFITS

  The amounts of future option grants under the Incentive Plan to (i) HNC's Chief Executive Officer and HNC's four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of 1996 (together, the "Named Executive Officers"); (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all officers who are not executive officers as a group, are not determinable because, under the terms of the Incentive Plan, such grants are made in the discretion of the Committee or its designees. Future option exercise prices are not determinable because they are based upon the fair market value of HNC Common Stock on the date of grant.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of HNC Common Stock as of September 29, 1997 and as adjusted to reflect the issuance of HNC Common Stock in the Merger by: (i) each stockholder known by HNC to be the beneficial owner of more than 5% of HNC Common Stock; (ii) each director; (iii) each Named Executive Officer; and
(iv) all directors and executive officers as a group.

                                       AMOUNT AND NATURE       PERCENT OF
                                         OF BENEFICIAL     OUTSTANDING COMMON
                                           OWNERSHIP              STOCK
                                      ------------------- ---------------------
                                       BEFORE     AFTER
                                       MERGER    MERGER     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                 (1)       (2)    MERGER (1) MERGER (2)
------------------------              --------- --------- ---------- ----------
Robert L. Kaaren (3).................       --  2,446,613     --        10.0%
Michael E. Munayyer, Trustee of the
 Michael Munayyer Trust dated August
 11, 1995 (4)........................       --  2,446,613     --        10.0
Putnam Investment Management, Inc.
 (5)................................. 1,513,147 1,513,147    7.7%        6.2
Pilgrim, Baxter & Associates (6)..... 1,446,931 1,446,931    7.4         5.9
Robert L. North (7)..................   354,205   354,205    1.8         1.4
Roger L. Evans (8)...................   196,495   196,495    1.0           *
Edward K. Chandler (9)...............    74,774    74,774      *           *
Raymond V. Thomas (10)...............    68,625    68,625      *           *
Michael A. Thiemann (11).............    60,167    60,167      *           *
Krishna Gopinathan (12)..............    44,531    44,531      *           *
Charles H. Gaylord, Jr. (13).........    40,000    40,000      *           *
Oliver D. Curme (14).................    21,436    21,436      *           *
Lee E. Martin (15)...................    16,550    16,550      *           *
Thomas F. Farb (16)..................     2,500     2,500      *           *
All executive officers and directors
 as a group (13 persons) (17)........ 1,196,931 1,196,931    6.1%        4.8%

--------
  *Less than 1%

 (1) Based upon a total of 19,539,604 shares of Common Stock outstanding as of September 29, 1997. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of September 29, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that an aggregate of 4,893,226 shares of HNC Common Stock are issued in the Merger to the holders of CompReview Common Stock.

 (3) Dr. Kaaren is the Chief Executive Officer, Chairman and a principal stockholder of CompReview. The address of Dr. Kaaren is c/o CompReview, Inc., 3200 Park Center Drive, 5th Floor, Costa Mesa, California 92626.

 (4) Mr. Munayyer is the Chief Technical Officer, director and a principal stockholder of CompReview. The address of Mr. Munayyer and the Michael Munayyer Trust is c/o CompReview, Inc., 3200 Park Center Drive, 5th Floor, Costa Mesa, California 92626.

 (5) The address of Putnam Investment Management, Inc. is 1 Putnam Place, 859 Willard Street, Quincy, Massachusetts 02169.

 (6) The address of Pilgrim, Baxter & Associates is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087.

 (7) Includes 29,303 shares of Common Stock held of record by the Robert L. North & Dixie L. North Revocable Inter Vivos Trust, of which Mr. North is a trustee. Also includes 324,902 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. North is the President and Chief Executive Officer and a director of HNC.

 (8) Includes 20,000 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Evans is a director of HNC.

 (9) Includes 20,000 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Chandler is a director of HNC.

(10) Represents 68,625 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Thomas is Vice President, Finance and Administration, Chief Financial Officer and Secretary of HNC.

(11) Mr. Thiemann is the President of Aptex Software Inc., a partially owned subsidiary of HNC.

(12) Represents 44,531 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Gopinathan is the Vice President, Payment Systems of HNC.

(13) Represents 20,000 shares held of record by the Gaylord Family Trust UTD 12/31/93, Charles H. Gaylord, Jr. and Lynn M. Gaylord trustees, and 20,000 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Gaylord is a director of HNC.

(14) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Curme is a director of HNC.

(15) Includes 9,061 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Martin is Vice President, North American Sales of HNC.

(16) Represents 2,500 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997. Mr. Farb is a director of HNC.

(17) Includes 572,283 shares of Common Stock subject to options exercisable within 60 days of September 29, 1997, including the options described in footnotes (7) through (16).

                            EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded, earned or paid to HNC's Named Executive Officers for services rendered in all capacities to HNC and its subsidiaries during each of 1994, 1995 and 1996. This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. HNC does not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                      ANNUAL COMPENSATION              AWARDS
                                ----------------------------------- ------------
                                                                     SECURITIES
NAME AND PRINCIPAL                                   OTHER ANNUAL    UNDERLYING
POSITION                   YEAR  SALARY   BONUS     COMPENSATION(1)   OPTIONS
------------------         ---- -------- -------    --------------- ------------
Robert L. North........... 1996 $175,000 $85,700        $ 4,472        70,000
 President and Chief
  Executive Officer        1995  174,428  64,100          1,797       100,000
                           1994  155,000  39,000          6,283            --
Raymond V. Thomas......... 1996  125,004  42,400            438        20,000
 Vice President, Finance
  and Administration,      1995  104,389  46,750         87,750(3)    110,000
 Chief Financial Officer
  and Secretary            1994       --      --             --            --
Michael A. Thiemann....... 1996  146,667 109,170(2)       1,799            --
 President, Aptex Software
  Inc.                     1995  111,351 202,823(2)         201            --
                           1994  110,000 228,772(2)       1,872            --
Krishna Gopinathan........ 1996  113,750  31,077             71        50,000
 Vice President, Payment
  Systems                  1995   95,285  48,480             48        40,000
                           1994   80,000  23,020             29            --
Lee E. Martin............. 1996   75,000 251,966(2)         205        10,000
 Vice President, North
  American Sales           1995   74,719 236,026(2)         200            --
                           1994   75,000 260,189(2)          38        10,000

--------
(1) Unless otherwise indicated below, represents premiums for group term life and disability insurance.
(2) Includes commissions.
(3) Represents premiums for group term life insurance and disability insurance in the amount of $360 and reimbursements for relocation expenses in the amount of $87,390.

  The following table sets forth further information regarding option grants pursuant to the Incentive Plan during 1996 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                             OPTION GRANTS IN 1996

                                                                            POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF  PERCENTAGE OF                              ASSUMED ANNUAL RATES OF
                         SECURITIES TOTAL OPTIONS                             STOCK PRICE APPRECIATION
                         UNDERLYING  GRANTED TO                                  FOR OPTION TERM(2)
                          OPTIONS   EMPLOYEES IN  EXERCISE PRICE EXPIRATION ------------------------------
          NAME           GRANTED(1)     1996        PER SHARE       DATE          5%            10%
------------------------ ---------- ------------- -------------- ---------- -------------- ---------------
Robert L. North.........   70,000       4.45%         $25.38      02/09/06  $    1,117,074 $    2,830,885
Raymond V. Thomas.......   20,000       1.30           25.38      02/09/06         319,164        808,824
Michael A. Thiemann.....       --         --              --            --              --
Krishna Gopinathan......   50,000       3.24           25.38      02/09/06         797,910      2,002,061
Lee E. Martin...........   10,000       0.65           25.38      02/09/06         159,582        404,412

--------
(1) The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Code) and will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment.

(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent HNC's estimate or projection of future Common Stock prices or values.

  The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during 1996, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1996. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $31.25 per share, which was the closing price of HNC Common Stock as reported on the Nasdaq National Market on December 31, 1996, the last day of trading for 1996.

            AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END VALUES

                                                  NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                 UNDERLYING UNEXERCISED       THE-MONEY OPTIONS
                           SHARES      VALUE     OPTIONS AT YEAR-END (1)       AT YEAR-END (2)
                         ACQUIRED ON  REALIZED  ------------------------- -------------------------
          NAME           EXERCISE(1)     (1)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ ----------- ---------- ----------- ------------- ----------- -------------
Robert L. North.........   125,000   $3,683,625   340,751      122,083    $10,428,642  $1,882,604
Raymond V. Thomas.......     4,000       96,500    46,417       79,583      1,311,271   1,800,729
Michael A. Thiemann.....   213,429    6,167,739     4,167            0        128,969           0
Krishna Gopinathan......    30,000      956,557    11,250       90,000        346,188   1,448,750
Lee E. Martin...........    11,095      378,987     3,905       15,000        120,860     210,000

--------
(1) "Value Realized" represents the fair market value of the shares of Common Stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of HNC Common Stock on December 31, 1996.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Curme and Gaylord. For a description of transactions between HNC and members of the Compensation Committee and entities affiliated with such members, see the discussion under "Certain Relationships and Related Transactions" below.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions in which the amount involved exceeds $60,000 to which HNC or any of its subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of HNC Common Stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and except for: (i) payments set forth under "Executive Compensation" above; and (ii) indemnification agreements entered into by HNC with each of its directors and executive officers that provide the maximum indemnity available to directors and executive officers under Section 145 of the Delaware General Corporation Law and HNC's Bylaws, as well as certain additional procedural protections. Such indemnity agreements provide generally that HNC will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified, and require HNC to indemnify such individuals to the fullest extent permitted by law.

  In September 1996, HNC incorporated its Text Analysis division as a subsidiary named Aptex Software Inc. ("Aptex") and purchased 8,000,000 shares of Aptex Series A Preferred Stock in exchange for approximately $1.6 million in cash, a technology license and the assignment of certain contracts. Pursuant to an Aptex equity incentive plan (the "Aptex Plan") under which up to 2,000,000 shares of Aptex common stock and/or stock options may be issued to employees, officers, directors and consultants of Aptex, on September 10, 1996 Aptex issued 1,000,000 shares of its common stock at a purchase price of $0.03 per share to Michael A. Thiemann, Aptex's President and Chief Executive Officer. These shares were issued for cash, and are subject to Aptex's right to repurchase a declining percentage of the shares upon termination of Mr. Thiemann's employment with Aptex within certain time periods. The agreement also provides HNC with an option, exercisable during certain time periods, to repurchase all of Mr. Thiemann's Aptex shares for a price equal to the greater of 150% of the purchase price of the shares or 125% of their appraised fair market value. Aptex concurrently entered into an employment agreement with Mr. Thiemann pursuant to which he serves as the President and Chief Executive Officer of Aptex for an initial base salary of $150,000 per year, in addition to potential cash bonuses. Under this agreement Mr. Thiemann may become entitled to certain severance payments equal to six months of his then current base salary plus continued benefits if his employment is terminated without cause.

                            INDEPENDENT ACCOUNTANTS

  Representatives of Price Waterhouse LLP are expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at HNC's 1998 Annual Meeting of Stockholders must be received by HNC at its principal executive offices no later than December 22, 1997 in order to be included in HNC's Proxy Statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

  The HNC Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the HNC Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  HNC's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on Forms 10-K/A dated April 10, 1997 and October 20, 1997, HNC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended on Form 10-Q/A dated October 20, 1997, and HNC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 as amended on Form 10-Q/A dated October 20, 1997, previously filed by HNC with the SEC, are hereby incorporated by reference in this Proxy Statement, except as superseded or modified herein. All documents filed by HNC with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the consummation of the transactions described herein shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

  THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. HNC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF HNC COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO RAYMOND V. THOMAS AT HNC'S PRINCIPAL EXECUTIVE OFFICES AT 5930 CORNERSTONE COURT WEST, SAN DIEGO, CALIFORNIA 92121-3728 (TELEPHONE NUMBER 619-546-8877).

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                COMPREVIEW, INC.

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Balance Sheet as of June 30, 1997.....................   F-2
Unaudited Condensed Statement of Operations for the Six Month Periods
 Ended June 30, 1997 and 1996.............................................   F-3
Unaudited Condensed Statement of Cash Flows for the Six Month Periods
 Ended June 30, 1997 and 1996.............................................   F-4
Notes to Unaudited Condensed Financial Statements.........................   F-5
Report of Deloitte & Touche LLP, Independent Auditors.....................   F-7
Balance Sheets as of December 31, 1996 and 1995...........................   F-8
Statements of Income for the Years Ended December 31, 1996, 1995 and 1994.   F-9
Statements of Stockholders' Equity for the Years Ended December 31, 1996,
 1995 and 1994............................................................  F-10
Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and
 1994.....................................................................  F-11
Notes to Financial Statements for the Years Ended December 31, 1996, 1995
 and 1994.................................................................  F-12

                                COMPREVIEW, INC.

                       UNAUDITED CONDENSED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   JUNE 30,
                                     1997
                              -------------------
                                           PRO
                                          FORMA
                              HISTORICAL (NOTE 4)
                              ---------- --------
           ASSETS
Current assets:
  Cash and cash equivalents.    $  332    $  332
  Accounts receivable, net..     4,322     4,322
  Other current assets......        65        65
                                ------    ------
    Total current assets....     4,719     4,719
Property and equipment, net.       562       562
Other assets................       128       128
                                ------    ------
                                $5,409    $5,409
                                ======    ======
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........    $1,317    $1,317
  Accrued liabilities.......       589       589
  Deferred income tax
   liability................        18       984
                                ------    ------
    Total current
     liabilities............     1,924     2,890
                                ------    ------
Stockholders' equity:
  Preferred stock, $.001 par
   value; 500 shares
   authorized;
   none issued and
   outstanding..............        --        --
  Common stock, $.001 par
   value; 20,000 shares
   authorized;
   10,000 shares issued and
   outstanding..............       442       442
  Retained earnings.........     3,043     2,077
                                ------    ------
    Total stockholders'
     equity.................     3,485     2,519
                                ------    ------
                                $5,409    $5,409
                                ======    ======


See accompanying notes to the unaudited condensed financial statements.

                                COMPREVIEW, INC.

                  UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
Revenues:
  Software license and installation........................... $  9,834 $  5,631
  Service bureau..............................................    2,361    2,488
                                                               -------- --------
    Total revenues............................................   12,195    8,119
                                                               -------- --------
Operating expenses:
  Software license and installation...........................    3,637    2,240
  Service bureau..............................................    1,783    1,879
  Research and development....................................      313      233
  Sales and marketing.........................................      669      645
  General and administrative..................................    1,195      952
                                                               -------- --------
    Total operating expenses..................................    7,597    5,949
                                                               -------- --------
Operating income..............................................    4,598    2,170
Other income, net.............................................       27       25
                                                               -------- --------
  Income before S corporation state income tax provision......    4,625    2,195
S corporation state income tax provision......................       98       72
                                                               -------- --------
  Net income.................................................. $  4,527 $  2,123
                                                               ======== ========
Add:
  S corporation state income tax provision....................       98       72
Deduct:
  Pro forma federal and state income tax provision............    1,850      878
                                                               -------- --------
    Pro forma net income...................................... $  2,775 $  1,317
                                                               ======== ========
Pro forma net income per share................................ $   0.28 $   0.13
                                                               ======== ========
Shares used in computing pro forma net income per share.......   10,000   10,000
                                                               ======== ========


  See accompanying notes to the unaudited condensed financial statements.

                                COMPREVIEW, INC.

                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
Cash flows from operating activities:
  Net income................................................. $ 4,527  $ 2,123
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................     101      113
    Deferred income taxes....................................      --      (10)
    Changes in assets and liabilities:
      Accounts receivable, net...............................  (1,298)    (733)
      Other assets...........................................    (119)      12
      Accounts payable.......................................     219      (71)
      Accrued liabilities....................................     152      127
      Deferred income tax liability..........................      37      (48)
                                                              -------  -------
        Net cash provided by operating activities............   3,619    1,513
                                                              -------  -------
Cash flows from investing activities:
  Acquisitions of property and equipment.....................    (290)     (64)
                                                              -------  -------
        Net cash used in investing activities................    (290)     (64)
                                                              -------  -------
Cash flows from financing activities:
  Distributions..............................................  (3,600)  (2,361)
                                                              -------  -------
        Net cash used in financing activities................  (3,600)  (2,361)
                                                              -------  -------
Net decrease in cash and cash equivalents....................    (271)    (912)
Cash and cash equivalents at beginning of period.............     603    1,466
                                                              -------  -------
Cash and cash equivalents at end of period................... $   332  $   554
                                                              =======  =======


  See accompanying notes to the unaudited condensed financial statements.

                               COMPREVIEW, INC.

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- GENERAL

  In management's opinion, the accompanying unaudited condensed financial statements for CompReview, Inc. ("CompReview" or the "Company") as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial statements and include all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of its financial position, results of operations, and cash flows for such periods. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All such financial statements are unaudited. The accompanying unaudited financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 1996 presented elsewhere in this filing. Footnotes and other disclosures as of June 30, 1997 and for the six months ended June 30, 1997 and 1996, which would substantially duplicate the disclosures in the Company's audited financial statements for the year ended December 31, 1996, have been omitted. The interim financial information herein is not necessarily indicative of the results to be expected for any other interim period or the full year ending December 31, 1997.

NOTE 2 -- NEW PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("FAS130"), "Reporting Comprehensive Income." The Company will adopt FAS130 as required for all periods beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." The Company is currently evaluating the impact that the adoption of FAS130 will have on its financial statements.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("FAS131"), "Disclosures about Segments of an Enterprise and Related Information." The Company will adopt FAS131 as required for all periods beginning after December 15, 1997, commencing with its annual financial statements for the year ending December 31, 1998. This statement requires the disclosure of certain information about operating segments in the financial statements. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is currently evaluating the impact that the adoption of FAS131 will have on its financial statements.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("FAS128"), "Earnings Per Share," which the Company will adopt as required for all periods ending after December 15, 1997. Pursuant to this Statement, companies will replace the reporting of "primary" earnings per share ("EPS") with "basic" EPS. Basic EPS is calculated by dividing the income available to common stockholders by the weighted average number of common shares outstanding for the period, not including potential common stock. "Fully diluted" EPS will be replaced by "diluted" EPS. Diluted EPS is computed similarly to fully diluted EPS under the provisions of APB Opinion No. 15.

  Pro forma earnings per share computed in accordance with FAS128 is as follows:

                                                          SIX MONTHS ENDED
                                                     ---------------------------
                                                     JUNE 30, 1997 JUNE 30, 1996
                                                     ------------- -------------
      Basic earnings per share......................     $0.45         $0.21
      Diluted earnings per share....................     $0.45         $0.21

NOTE 3 -- PRO FORMA NET INCOME

  CompReview is a subchapter S corporation for federal and certain state income tax purposes, and its historical financial statements reflect only certain state taxes on subchapter S corporations. Federal and state income taxes have been provided as if CompReview had filed subchapter C corporation income tax returns for the periods presented.

NOTE 4 -- PRO FORMA BALANCE SHEET

  The accompanying pro forma balance sheet reflects the recognition of a net deferred tax liability relating to federal and state income taxes as if CompReview had been taxed as a C corporation rather than a subchapter S corporation.

  Deferred tax assets (liabilities) at June 30, 1997 are summarized as follows:

   Accounts receivable................................................ $(1,728)
   Accounts payable and accrued liabilities...........................     762
                                                                       -------
                                                                       $  (966)
                                                                       =======

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
CompReview, Inc.
Newport Beach, California

  We have audited the accompanying balance sheets of CompReview, Inc. (the Company) as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements present fairly, in all material respects, the financial position of CompReview, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Costa Mesa, California
January 30, 1997

                                COMPREVIEW, INC.

                BALANCE SHEETS AS OF DECEMBER 31, 1996 AND 1995

                                                            1996        1995
ASSETS                                                   ----------  ----------
CURRENT ASSETS:
Cash and cash equivalents..............................  $  603,567  $1,466,109
Accounts receivable, less allowance for doubtful
 accounts
 of $86,123 in 1996 and $50,000 in 1995................   3,023,798   2,146,156
Other current assets...................................      48,354      11,726
                                                         ----------  ----------
  Total current assets.................................   3,675,719   3,623,991
PROPERTY AND EQUIPMENT, net of accumulated depreciation
 and amortization (Note 2).............................     373,498     509,515
OTHER ASSETS--deposits.................................      25,146      32,046
                                                         ----------  ----------
                                                         $4,074,363  $4,165,552
                                                         ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.......................................  $1,097,514  $  865,789
Accrued compensation and benefits......................     374,646     275,812
Other accrued expenses.................................      18,925      18,286
Income taxes payable (Note 3)..........................       8,000      47,702
Deferred income taxes (Note 3).........................      17,500      10,000
                                                         ----------  ----------
  Total current liabilities............................   1,516,585   1,217,589
COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value; 500,000 shares
 authorized;
 none issued and outstanding...........................
Common stock, $.001 par value; 20,000,000 shares
 authorized;
 10,000,000 shares issued and outstanding..............     441,963     441,963
Retained earnings......................................   2,115,815   2,506,000
                                                         ----------  ----------
  Total stockholders' equity...........................   2,557,778   2,947,963
                                                         ----------  ----------
                                                         $4,074,363  $4,165,552
                                                         ==========  ==========


See accompanying notes to financial statements.

                                COMPREVIEW, INC.

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  -----------
Revenues:
  Software license and installation..... $12,875,673  $ 7,683,120  $ 4,105,389
  Service bureau........................   4,729,955    5,348,882    5,058,170
                                         -----------  -----------  -----------
    Total revenues......................  17,605,628   13,032,002    9,163,559
Operating expenses:
  Software license and installation.....   5,028,289    3,780,485    2,614,727
  Service bureau........................   3,364,610    2,584,030    1,811,593
  Research and development..............     536,631      422,680      308,344
  Sales and marketing...................   1,218,362      863,851      681,160
  General and administrative............   1,916,986    1,441,441    1,116,143
                                         -----------  -----------  -----------
    Total operating expenses............  12,064,878    9,092,487    6,531,967
                                         -----------  -----------  -----------
Operating income........................   5,540,750    3,939,515    2,631,592
Other income, net.......................      50,505       78,470       16,516
                                         -----------  -----------  -----------
  Income before S corporation state
   income tax provision.................   5,591,255    4,017,985    2,648,108
S corporation state income tax
 provision..............................      74,119       63,514       54,320
                                         -----------  -----------  -----------
  Net income............................ $ 5,517,136  $ 3,954,471  $ 2,593,788
                                         ===========  ===========  ===========
Add:
  S corporation state income tax
   provision............................      74,119       63,514       54,320
Deduct:
  Pro forma federal and state income tax
   provision (unaudited)................  (2,236,502)  (1,607,194)  (1,059,243)
                                         -----------  -----------  -----------
    Pro forma net income (unaudited).... $ 3,354,753  $ 2,410,791  $ 1,588,865
                                         ===========  ===========  ===========
Pro forma net income per share
 (unaudited)............................ $      0.34  $      0.24  $      0.16
                                         ===========  ===========  ===========
Shares used in computing pro forma net
 income per share.......................  10,000,000   10,000,000   10,000,000
                                         ===========  ===========  ===========


See accompanying notes to financial statements.

                                COMPREVIEW, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                     COMMON STOCK                      TOTAL
                                  -------------------  RETAINED    STOCKHOLDERS'
                                    SHARES    AMOUNT   EARNINGS       EQUITY
                                  ---------- -------- -----------  -------------
BALANCE, January 1, 1994......... 10,000,000 $441,963 $   792,741   $ 1,234,704
Distributions....................                        (990,000)     (990,000)
Net income.......................                       2,593,788     2,593,788
                                  ---------- -------- -----------   -----------
BALANCE, December 31, 1994....... 10,000,000  441,963   2,396,529     2,838,492
Distributions....................                      (3,845,000)   (3,845,000)
Net income.......................                       3,954,471     3,954,471
                                  ---------- -------- -----------   -----------
BALANCE, December 31, 1995....... 10,000,000  441,963   2,506,000     2,947,963
Distributions....................                      (5,907,321)   (5,907,321)
Net income.......................                       5,517,136     5,517,136
                                  ---------- -------- -----------   -----------
BALANCE, December 31, 1996....... 10,000,000 $441,963 $ 2,115,815   $ 2,557,778
                                  ========== ======== ===========   ===========


See accompanying notes to financial statements.

                                COMPREVIEW, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996         1995         1994
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................  $ 5,517,136  $ 3,954,471  $ 2,593,788
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization........      260,734      280,208      159,900
  Loss on disposal of property.........                     4,745
  Deferred income taxes................        7,500       (3,000)      13,000
  Changes in assets and liabilities:
    Accounts receivable................     (877,642)    (265,081)  (1,282,480)
    Other current assets...............      (36,628)      (9,686)      16,019
    Other assets.......................        6,900                     8,968
    Accounts payable and accrued
     expenses..........................      331,198      514,367      416,790
    Income taxes payable...............      (39,702)      20,789       17,151
                                         -----------  -----------  -----------
      Net cash provided by operating
       activities......................    5,169,496    4,496,813    1,943,136
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property.........                     6,000
Payments to acquire property and
 equipment.............................     (124,717)    (304,800)    (386,094)
                                         -----------  -----------  -----------
      Net cash used in investing
       activities......................     (124,717)    (298,800)    (386,094)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions........................   (5,907,321)  (3,845,000)    (990,000)
                                         -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH........     (862,542)     353,013      567,042
CASH AND CASH EQUIVALENTS, beginning of
 year..................................    1,466,109    1,113,096      546,054
                                         -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of year.  $   603,567  $ 1,466,109  $ 1,113,096
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION--Cash paid for income
 taxes.................................  $   115,242  $    45,725  $    24,169
                                         ===========  ===========  ===========


See accompanying notes to financial statements.

                               COMPREVIEW, INC.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business--CompReview, Inc. (the Company) develops cost containment software and services for the healthcare industry, primarily related to billing reviews of workers' compensation and personal injury claims throughout the United States. Corporate headquarters are located in Newport Beach, California, with an additional office located in Irving, Texas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

  Cash and Cash Equivalents--Cash and cash equivalents include savings accounts and certificates of deposit. Cash equivalents are deemed to be any short-term, nonequity investment that is readily convertible to cash, is not subject to market fluctuations, and has an original maturity of three months or less.

  Property and Equipment--Property and equipment are stated at cost. The Company provides for depreciation primarily on accelerated methods over estimated useful lives, ranging from five to seven years. Leasehold improvements are amortized over the lesser of the life of the improvement or the term of the lease.

  Income Taxes--The Company has elected to be taxed for federal and state purposes under Subchapter S of the Internal Revenue Code and California Revenue and Taxation Code, respectively. Accordingly, current taxable income or loss is allocated to the stockholders who are responsible for payment of taxes or receive credit for taxes thereon. In accordance with provisions of the California Revenue and Taxation Code regarding S corporations, the Company pays California taxes at the rate of 1.5% of taxable income.

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are established for temporary differences in recording such items for financial reporting purposes and for income tax purposes.

  Stock Split--In February 1996, the Company effected a ten-for-one split of its common stock and increased the number of shares authorized to 20,000,000. All share amounts in the accompanying financial statements and footnotes have been restated to reflect the stock split.

  Revenue Recognition--The Company licenses its software primarily to insurers, health maintenance organizations, self-insured employers and other businesses that reimburse health care costs. Software licensing agreements generally provide for a guaranteed minimum license fee and transactional fees. The guaranteed minimum license fees are recognized ratably over the respective license periods. Transactional fees are recognized as revenue when fees based on system usage exceed the monthly minimum license fees.

  The Company offers payors the option of retaining the Company to review and reprice medical bills for them rather than licensing the software. Related service bureau fees are assessed to customers on the basis of volume of bills processed and are recognized as revenue when the processing services are performed.

  Installation and implementation services fees are billed separately and recognized as revenue on a time and materials basis.

  Software Costs--Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 1996, no significant amounts were expended subsequent to reaching technological feasibility.

                               COMPREVIEW, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Long-Lived Assets--The Company investigates potential impairments of long-lived assets, on an exception basis, when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairments of long-lived assets existed through December 31, 1996.

  Stock-Based Compensation--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company has determined that it will not change to the fair value method and will continue to use Accounting Principles Board
  (APB) Opinion No. 25, Accounting for Stock Issued to Employees, for measurement and recognition of employee-based stock transactions.

  Reclassifications--Certain reclassifications have been made to the fiscal year 1995 and 1994 financial statements to conform to the 1996 presentation.

  Pro forma net income--Pro forma net income represents the results of operations adjusted to reflect a provision for income tax on historical income before S corporation state income tax provision, which gives effect to the change in the Company's income tax status to a C corporation subsequent to the merger with HNC (Note 8).

  Pro forma net income per share--Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of common shares and common stock equivalents, using the treasury stock method, outstanding during the period.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31:

                                     1996        1995
                                  ----------  ----------
        Computer equipment......  $  893,126  $  806,008
        Furniture and fixtures..     173,723     166,512
        Machinery and equipment.     111,370      80,982
        Leasehold improvements..      40,705      40,705
                                  ----------  ----------
                                   1,218,924   1,094,207
        Less accumulated
         depreciation and
         amortization...........    (845,426)   (584,692)
                                  ----------  ----------
                                  $  373,498  $  509,515
                                  ==========  ==========

3. INCOME TAXES

  The provision for state income taxes for the years ended December 31 are as follows:

                                                         1996    1995     1994
                                                        ------- -------  -------
        Current........................................ $66,619 $66,514  $41,320
        Deferred.......................................   7,500  (3,000)  13,000
                                                        ------- -------  -------
                                                        $74,119 $63,514  $54,320
                                                        ======= =======  =======

                               COMPREVIEW, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Deferred state income taxes are primarily attributable to timing differences in the recognition of revenues and expenses on a cash basis for tax purposes.

  Deferred tax assets (liabilities) at December 31 are summarized as follows:

                                                              1996      1995
                                                            --------  --------
        Accounts receivable................................ $(35,100) $(22,200)
        Accounts payable and accrued liabilities...........   17,600    12,200
                                                            --------  --------
                                                            $(17,500) $(10,000)
                                                            ========  ========

4. 401(K) SAVINGS PLAN

  Effective May 1, 1995, the Company established a 401(k) savings plan to which eligible employees can make contributions. The Company may make annual discretionary contributions. The Company made contributions of $3,375 and $0 in 1996 and 1995, respectively.

5. COMMITMENTS

  Leases--The Company leases office facilities and equipment under operating leases expiring at various dates through 2001. The following is a schedule, by year, of future minimum rental payments required under operating leases that have noncancelable lease terms in excess of one year as of December 31, 1996:

        Year ending December 31:
         1997......................................................... $158,810
         1998.........................................................    4,284
         1999.........................................................    4,284
         2000.........................................................    4,284
         2001.........................................................    1,071
                                                                       --------
                                                                       $172,733
                                                                       ========

  Rent expense under operating lease agreements amounted to $283,120, $310,783 and $292,576 for the years ended December 31, 1996, 1995 and 1994, respectively.

6. MAJOR CUSTOMERS

  During the years ended December 31, 1996, 1995 and 1994, sales to one customer were approximately 25%, 27% and 26% of net sales, respectively. Another customer accounted for approximately 12%, 11% and 14% of net sales in 1996, 1995 and 1994, respectively. A third customer accounted for approximately 20% of net sales in 1994. The Company generally provides services to customers under contracts with terms of one to five years, which can generally be cancelled by the customer on 90 days' notice. A decision by a significant customer to decrease the amount of services purchased from the Company or to not renew a contract could have a material adverse effect on the Company's financial condition and results of operations.

7. STOCK OPTIONS

  On October 16, 1995, the Company adopted the 1995 Stock Option Plan (the
  Plan) which permits the Company to grant stock options to officers, directors, key employees and other qualified persons. The Plan provides that the option price shall be fixed by the Board of Directors or by a committee appointed by the Board of Directors (the Committee), but shall not be less than 85% of the fair market value at date of grant

                               COMPREVIEW, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  as determined by the Board of Directors or the Committee. An aggregate of 600,000 shares of the Company's common stock may be issued pursuant to the Plan. Options are exercisable at various dates and expire ten years after the date of grant. As of December 31, 1996 and 1995, 400,000 and 350,000 options, respectively, were outstanding with an exercise price equal to the fair market value of the Company's common stock ($1.14) at the date of grant.

  At December 31, 1996, 200,000 shares were available for future grant under the Plan. Stock option activity for the two years ended December 31, 1996 was as follows:

                                                                 NUMBER   PRICE
                                                                   OF      PER
                                                                 SHARES   SHARE
                                                                 -------  -----
        Outstanding January 1, 1995.............................      --  $  --
         Options granted........................................ 350,000   1.14
                                                                 -------
        Outstanding December 31, 1995........................... 350,000   1.14
         Options granted........................................ 110,000   1.14
         Options canceled....................................... (60,000)  1.14
                                                                 -------
        Outstanding December 31, 1996........................... 400,000  $1.14
                                                                 =======

  The weighted average fair value of options granted during 1996 and 1995 was $0.21 and $0.39, respectively. The weighted average remaining contractual life of outstanding options at December 31, 1996 was 8.9 years. No shares were exercisable at December 31, 1996.

  As discussed in Note 1, the Company has elected to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and its related interpretations. No compensation expense has been recognized in the financial statements for employee stock arrangements.

  SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option-pricing model with the following weighted average assumptions: excepted life, 10 years; stock volatility, 0%; risk-free interest rate, 6.0%; and no dividends during the expected term. The Company's calculations are based on a single-option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1996 and 1995 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been reduced to $5,435,324 and $3,924,750 in 1996 and 1995, respectively.

8. SUBSEQUENT EVENT (UNAUDITED)

  In July 1997 the Company entered into a merger agreement with HNC Software Inc. (HNC), which, if consummated, will be accounted for as a pooling of interests.

                                                                     APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of July 14, 1997 (the "AGREEMENT DATE") by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), FW1 ACQUISITION CORP., a Delaware corporation that is a wholly-owned subsidiary of HNC ("SUB"), CompReview, Inc., a California corporation (the "COMPANY") and Robert L. Kaaren, M.D. and Mishel E. Munnayer a.k.a Michael E. Munayyer, Trustee of the Michael Munayyer Trust dated August 11, 1995, who are the only stockholders of the Company (each being hereinafter individually referred to as a "CR STOCKHOLDER" and collectively referred to as the "CR STOCKHOLDERS").

                                   RECITALS

  A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into the Company in a reverse triangular merger, with the Company to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law. The parties also intend for such merger to qualify as a "pooling of interests" transaction for accounting and financial reporting purposes and to be treated as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, by virtue of the provisions of
Section 368(a)(2)(E) of such Code.

  B. Upon the effectiveness of such merger, the capital stock of the Company that is outstanding immediately prior to the effectiveness of the merger will be converted into shares of the common stock of HNC (plus cash for any eliminated fractional shares), the employee stock options to purchase shares of the Company's common stock granted under the Company's 1995 Stock Option Plan that are outstanding immediately prior to the effectiveness of the Merger will be assumed by HNC and converted into options to purchase shares of HNC common stock and Sub will be merged with and into the Company, all as provided in this Agreement.

  NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

  As used in this Agreement, the following terms will have the meanings set forth below:

  1.1 The "MERGER" means the statutory merger of Sub with and into the Company to be effected pursuant to the terms and conditions of this Agreement.

  1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of California and Delaware as a result of: (i) the filing with the California Secretary of State of an Agreement of Merger between Sub and the Company in substantially the form of Exhibit A (the "AGREEMENT OF MERGER") and any required officers' certificates; and (ii) the filing with the Delaware Secretary of State of the Agreement of Merger and any required officers' certificates or, in lieu thereof at HNC's option, a Certificate of Merger (the "CERTIFICATE OF MERGER"), conforming to the requirements of Section 252 of the Delaware General Corporation Law.

  1.3 "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

  1.4 "HNC CLOSING AVERAGE PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market (or the New York Stock Exchange or the American Stock Exchange if HNC Common Stock is then traded or quoted on either such exchange) and reported in The Wall Street Journal for the twenty (20) trading days immediately preceding (but not including) the Closing Date (as defined in Section 7.1).

  1.5 "COMPANY COMMON STOCK" means the Company's Common Stock.

  1.6 "COMPANY OPTIONS" means, collectively, options to purchase shares of Company Common Stock granted by the Company to Company employees under the Company's 1995 Stock Option Plan (the "COMPANY OPTION PLAN").

  1.7 "COMPANY DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of the Company (collectively, "COMPANY STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of the Company that is convertible into or exchangeable for any shares of the capital stock of the Company or any Company Stock Rights ("COMPANY CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any Company Stock Rights or any Company Convertible Security; provided, however, that the term "Company Derivative Securities" does not include any of the Company Options.

  1.8 "NUMBER OF COMPANY FULLY DILUTED SHARES" means that number of shares of Company Common Stock that is equal to the sum of: (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of Company Common Stock subject to or issuable under all Company Options that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of Company Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by the Company upon the exercise, conversion or exchange of all Company Derivative Securities (if any) that are issued and outstanding immediately prior to the Effective Time.

  1.9 "COMPANY STOCKHOLDERS" means those persons (each being individually referred to herein as a "COMPANY STOCKHOLDER") who, immediately prior to the Effective Time, hold the shares of the Company Stock that are outstanding immediately prior to the Effective Time; provided, however, that for purposes of Section 2.4 and Section 11 of this Agreement, the term "Company Stockholders" means only those Company Stockholders (as defined above in this Section) who are issued shares of HNC Common Stock in the Merger.

  1.10 "COMPANY DISSENTING SHARES" means any shares of any capital stock of the Company that (i) are outstanding immediately prior to the Effective Time and qualify fully as "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code and (ii) with respect to which dissenter's rights to require the purchase of such dissenting shares for cash at their fair market value in accordance with Chapter 13 of the California Corporations Code have been duly and properly exercised and perfected in connection with the Merger.

  1.11 "HNC MERGER SHARES" means a number of shares of HNC Common Stock equal to the sum of (i) Five Million (5,000,000) shares of HNC Common Stock, as presently constituted, plus (ii) the Additional Shares.

  1.12 "ADDITIONAL SHARES" means that number of shares of HNC Common Stock (as constituted immediately prior to the Effective Time) obtained by dividing (i) the Retained Earnings (as defined below) by (ii) the HNC Closing Average Price Per Share. As used herein, the "RETAINED EARNINGS" means the retained earnings of the Company as of the last day of the last full calendar month ended prior to the Closing Date, computed in accordance with generally accepted accounting principles, consistently applied.

  1.13 "CONVERSION RATIO" means the quotient obtained by (a) dividing the number of shares of HNC Common Stock constituting the HNC Merger Shares by (b) the Number of Company Fully Diluted Shares.

  1.14 "HNC ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) to which HNC is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "SUB ANCILLARY AGREEMENTS" means, collectively, the Agreement of Merger and each other agreement, certificate or document (other than this Agreement) to which Sub is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "COMPANY ANCILLARY AGREEMENTS" means, collectively, the Agreement of Merger and each other agreement, certificate or document (other than this Agreement) to which the Company is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "CR STOCKHOLDER ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) that a CR Stockholder is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement, and includes, without limitation, each of the following agreements to be entered into and executed by each CR Stockholder hereunder: the Escrow Agreement, the Investment Representation Letter, the Registration Rights Agreement, the Company Stockholder Agreement, the Company Affiliate Agreement, the Non-Competition Agreement and the Employment Agreement (each as hereafter defined).

  1.15 "KNOWLEDGE," when used with reference to the Company or the CR Stockholders, means the collective actual knowledge of the CR Stockholders, the President and/or Chief Executive Officer of the Company, the Chief Financial Officer of the Company and/or any Vice President of the Company.

  1.16 "PROXY STATEMENT" means the proxy statement that HNC distributes and sends to its stockholders in connection with the special meeting of HNC's stockholders to be called and held by HNC in order to seek HNC's stockholders' approval of the issuance of shares of HNC Common Stock and HNC Options to securityholders of the Company pursuant to the Merger, this Agreement and the Agreement of Merger.

  Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I will have the meanings assigned to such terms in this Agreement.

                                   ARTICLE 2

                            PLAN OF REORGANIZATION

  2.1Conversion of Shares.

    2.1.1 Conversion of Sub Stock. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of Company Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Company Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of capital stock of the Company that are issued and outstanding immediately after the Effective Time.

    2.1.2 Conversion of Company Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Company Dissenting Shares as provided in
Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the Conversion Ratio, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares.

    2.1.3 Company Dissenting Shares. Holders of Company Dissenting Shares (if any) will be entitled to their appraisal rights under Chapter 13 of the California Corporations Code with respect to such Company Dissenting Shares and such Company Dissenting Shares will not be converted into shares of HNC Common Stock in the Merger; provided, however, that nothing in this Section
2.1.3 is intended to remove, release, waive, alter or affect any of the conditions to HNC's and Sub's obligations to consummate the Merger set forth in Section 9.8 and Section 9.9, or any other provision of this Agreement relating to the Company Dissenting Shares. Shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting shareholders' rights of appraisal under the California Corporations Code have not been properly perfected will, when such dissenting shareholders' rights can no longer be legally exercised under the California Corporations Code, be converted into HNC Common Stock as provided in Section 2.1.2.

    2.1.4 Fractional Shares. No fractional shares of HNC Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock pursuant to Section 2.1.2, after aggregating all shares of HNC Common Stock to be received by such holder pursuant to Section 2.1.2, will instead receive from HNC, within three (3) business days after the Effective Time, an amount of cash equal to product obtained by multiplying (i) the HNC Closing Average Price Per Share (as adjusted to reflect any Capital Change (as defined below) of HNC) by (ii) the fraction of a share of HNC Common Stock that such holder would otherwise be entitled to receive.

  2.2 Assumption and Conversion of Company Options.

    2.2.1 Assumption by HNC. Each Company Option that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by HNC and converted into an option (an "HNC OPTION") to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of HNC Common Stock equal to the exercise price per share of Company Common Stock that was in effect for such Company Option immediately prior to the Effective Time divided by the Conversion Ratio; provided, however, that if the foregoing calculation would result in an assumed and converted Company Option being converted into an HNC Option that, after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option will be rounded down to the nearest whole number of shares of HNC Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each Company Option (including but not limited to the provisions of the Company Option Plan that form part of the terms and conditions of such Company Option) that is converted into an HNC Option in the Merger will (except as otherwise provided in the terms of such Company Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Pre-Merger employment service with the Company will be credited to each holder of a Company Option for purposes of applying any vesting schedule contained in a Company Option to determine the number of shares of HNC Common Stock that are exercisable under the HNC Option into which such Company Option is converted in the Merger.

    2.2.2 Registration. HNC will use its best efforts (with the cooperation and assistance of the Company) to cause the shares of HNC Common Stock that are subject to the HNC Options that are issued upon the conversion of the Company Options under Section 2.2.1 to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), as soon as reasonably practicable after the Effective Time, and will use its best efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such HNC Options remain outstanding and HNC Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT"). HNC will use its best efforts to file a Form S-8 registration statement covering the shares of HNC Common Stock that are subject to the HNC Options referred to above within five (5) business days after the Effective Time.

  2.3 Adjustments for Capital Changes. Notwithstanding the provisions of
Section 2.1 or Section 2.2, if at any time after the Agreement Date and prior to the Effective Time, HNC recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares of HNC Common Stock or in shares or securities convertible into shares of HNC Common Stock (each, a "CAPITAL CHANGE"), then the HNC Closing Average Price Per Share, the number of shares of HNC Common Stock constituting the HNC Merger Shares and the Conversion Ratio will each be appropriately adjusted so as to maintain the proportionate interests of the stockholders and optionholders of HNC and the Company in the outstanding equity of HNC immediately following the Merger as contemplated by this Agreement.

  2.4 Escrow Agreement. At the Closing (as that term is defined in Section 7.1) of the Merger, HNC will withhold ten percent (10%) of the shares of HNC Common Stock to be issued to the Company Stockholders in the Merger pursuant to Section 2.1.2, rounded down to the nearest whole number of shares to be issued to each Company Stockholder (the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to State Street Bank and Trust Company or a similar institution, as escrow agent (the "ESCROW AGENT"), together with related stock transfer powers, to be held by the Escrow Agent as security for the Company Stockholders' indemnification obligations under
Section 11 and pursuant to the provisions of an escrow agreement in substantially the form of Exhibit B to be entered into at the Closing by HNC, the Escrow Agent, the Company Stockholders and the Representative (as defined below) (the "ESCROW AGREEMENT"). The Escrow Shares will be represented by a certificate or certificates issued in the names of the Company Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period specified in the Escrow Agreement (the "ESCROW PERIOD"). By their approval of the Merger, the Company Stockholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of Section 11; (ii) the Escrow Agreement; and (iii) the appointment of Robert L. Kaaren, M.D. and Michael E. Munayyer as the representatives of the Company Stockholders (together, the "REPRESENTATIVE") under the Escrow Agreement and as the attorneys-in-fact and agents for and on behalf of each Company Stockholder as provided in the Escrow Agreement; and (iv) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement, including, without limitation, the exercise of the power to: (a) authorize delivery to HNC of Escrow Shares in satisfaction of indemnity claims by HNC or any other Indemnified Person (as defined herein) pursuant to Section 11 hereof and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Section 11; and
(d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have unlimited authority and power to act on behalf of each Company Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Company Stockholders are treated in the same manner. The Company Stockholders will be bound by all actions taken by the Representative in connection with the Escrow Agreement, and HNC will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Company Stockholders to the Representative pro rata in proportion to their respective percentage interests in the Escrow Shares.

  2.5 Effects of the Merger. At and upon the Effective Time of the Merger:

    (a) the separate existence of Sub will cease and Sub will be merged with and into the Company, and the Company will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Agreement of Merger;

    (b) the Articles of Incorporation of the Company will be amended to read as set forth in Exhibit C attached hereto and will be the Articles of Incorporation of the Surviving Corporation;

    (c) the Bylaws of the Company attached as Exhibit D hereto will be the Bylaws of the Surviving Corporation, and such Bylaws shall authorize a Board of Directors consisting of exactly five (5) directors;

    (d) each share of Company Common Stock that is outstanding immediately prior to the Effective Time and each Company Option that is outstanding immediately prior to the Effective Time will be converted into HNC Common Stock or an HNC Option, respectively, as provided in this Article 2 and the Agreement of Merger;

    (e) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of Company Common Stock as provided in Section 2.1.1 and in the Agreement of Merger;

    (f) the officers of the Surviving Corporation (and their respective offices) will be: Robert L. Kaaren, M.D. - Chairman and Chief Executive Officer; Michael E. Munayyer - Chief Technical Officer; Michelle T. DeLizio - President; Robert M. Acosta - Vice President of Sales and Marketing; Matthew
P. Schults - Vice President of Information Systems; and Raymond V. Thomas - Chief Financial Officer and Secretary;

    (g) the directors of the Surviving Corporation will be Robert L. North, Raymond V. Thomas, Mark Hammond, Robert L. Kaaren, M.D. and Michael E. Munayyer; and

    (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

  2.6 Further Assurances. The Company and each of the Company Stockholders agree that if, at any time before or after the Effective Time, HNC believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then HNC, the Surviving Corporation and their respective officers and directors may, and each the Company Stockholder will, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of the Company or otherwise.

  2.7 Securities Laws Issues. HNC shall issue the shares of HNC Common Stock to be issued in the Merger pursuant to Section 2.1.2 of this Agreement and the HNC Options to be issued in the Merger pursuant to an exemption from registration under Section 4(2) and/or Regulation D promulgated under the 1933 Act and the exemption from qualification under Section 25120 of the California Corporations Code (the "CCC") provided by Section 25100(o) of the CCC. Concurrently with execution of this Agreement (or as soon thereafter as possible): (a) each CR Stockholder shall execute and deliver to HNC an Investment Representation Letter in the form of Exhibit E hereto (the "INVESTMENT REPRESENTATION LETTER"); and (b) each holder of an outstanding Company Option shall execute and deliver to HNC an Optionee Investment Representation Letter in the form of Exhibit F hereto (the "OPTIONEE INVESTMENT REPRESENTATION LETTER").

  2.8 S-3 Registration Rights. Effective upon the Effective Time, each Company Stockholder who receives shares of HNC Common Stock in the Merger pursuant to
Section 2.1.2 will be granted the registration rights on Form S-3 under the 1933 Act on the terms, and subject to the conditions and limitations, of the Registration Rights Agreement attached hereto as Exhibit G upon such Company Stockholder's execution and delivery of such Registration Rights Agreement to HNC.

  2.9 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE") by virtue of the provisions of Section 368(a)(2)(E) of the Code. The parties believe that the value of the shares of HNC Common Stock to be issued to the Company Stockholders in the Merger is equal to the value of the shares of Company Common Stock to be surrendered in exchange therefor. Except for cash to be paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of
Section 356 of the Code is being paid by HNC for the outstanding shares of Company Common Stock in the Merger. In addition, HNC represents now, and as of the Closing Date, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business. At the Closing (as that term is defined in Section 7.1), officers of the Company and HNC will execute and deliver an officers' tax representation certificate in the form of Exhibit H. The provisions and representations contained or referred to in this Section 2.9 and Exhibit H will survive until the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary set forth herein, HNC makes no representations or warranty to the Company or to any stockholder of the Company regarding the tax treatment of the Merger or whether the Merger will qualify as a tax-free plan of reorganization under the Code.

  2.10 Pooling of Interests. The parties acknowledge that, as a material inducement to HNC to enter into this Agreement and consummate the Merger, the Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Accordingly, concurrently with the execution of this Agreement, each CR Stockholder shall execute and deliver to HNC (a) a Company Affiliate Agreement in the form of Exhibit I hereto (the "COMPANY AFFILIATE AGREEMENT") and (b) a Stockholder Agreement in the form of Exhibit J hereto (the "COMPANY STOCKHOLDER AGREEMENT").

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                            AND THE CR STOCKHOLDERS

  The Company and the CR Stockholders hereby jointly and severally represent and warrant to HNC that, except as set forth in the letter addressed to HNC from the Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered to HNC by the Company concurrently herewith (the "COMPANY DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 3 are true and correct.

  3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" when used with reference to the Company, means any event, change or effect that is (or will with the passage of time be) materially adverse to the Company's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects.

  3.2 Power, Authorization and Validity.

    3.2.1 The Company has the right, power, legal capacity, and authority to enter into, execute, deliver, and perform its obligations under this Agreement and all the Company Ancillary Agreements, and the Company has all requisite corporate power and authority to consummate the Merger. This Agreement, the Agreement of Merger, the Merger, and all of the principal terms of each of the foregoing have been duly and validly approved by the stockholders of the Company in compliance with applicable law (including without limitation the California Corporations Code) and the Articles of Incorporation and Bylaws of the Company, both as amended. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of the Company's Board of Directors. Each of the CR Stockholders has the right, power, legal capacity and authority to enter into, execute, deliver, and perform his respective obligations under this Agreement and each of the CR Stockholder Ancillary Agreements to be executed and delivered by such CR Stockholder.

    3.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to be made or obtained by the Company or any CR Stockholder to enable the Company or such CR Stockholder to lawfully enter into, and to perform its or his obligations under, this Agreement, each of the Company Ancillary Agreements and each of the CR Stockholder Ancillary Agreements, except for (a) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State and any such further documents as may be required under the Delaware General Corporation Law to effect the Merger; (b) the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State and any such further documents as may be required under the California Corporations Code to effect the Merger; and (c) such filings and notifications as may be required to be made by the Company and/or any CR Stockholder in connection with the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

    3.2.3 This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the CR Stockholder Ancillary Agreements are, or when executed by a CR Stockholder will be, a valid and binding obligation of such CR Stockholder, enforceable against such CR Stockholder in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

  3.3 Capitalization of the Company.

    3.3.1 Outstanding Stock. The authorized capital stock of the Company consists entirely of (i) 20,000,000 shares of Common Stock, of which a total of 10,000,000 shares are issued and outstanding and no other shares of any capital stock of the Company are authorized, issued or outstanding. No fractional shares of Common Stock of the Company are issued or outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. A list of all holders of the Company's outstanding capital stock, and the total number of shares of Company Common Stock owned by each such holder in set forth in Schedule 3.3.1 to the Company Disclosure Letter. The Company has no stockholders other than the CR Stockholders. During the two (2) year period immediately prior to the Agreement Date, the Company has not redeemed, repurchased or otherwise reacquired any shares of its capital stock from any stockholder of the Company.

    3.3.2 No Options, Warrants or Rights. Except for Company Options to purchase an aggregate total of 400,000 shares of Company Common Stock that are outstanding on the Agreement Date (all of which Company Options were granted under the Company Option Plan), there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of the Company's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of the Company's capital stock or obligating the Company to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and the Company has no liability for any dividends accrued but unpaid. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of the Company from any holder of shares of the capital stock of the Company. A total of 600,000 shares of Company Common Stock are reserved for issuance under the Company Option Plan, and no shares of Company Common Stock have been issued under the Company Option Plan. A total of 400,000 shares of Company Common Stock are issuable upon the exercise of options granted under the Company Option Plan that are outstanding on the Agreement Date and 200,000 shares of Company Common Stock are reserved for future issuance under the Company Option Plan but have not been issued and are not reserved for issuance upon the exercise of any outstanding options. A list of all holders of the Company Options, the number of the Company Options held by each such person and the exercise price and vesting schedule of each Company Option held by each such person is set forth in Schedule 3.3.2 to the Company Disclosure Letter. During the two (2) year period immediately prior to the Agreement Date, except as may be expressly required by the terms of the Company Option Plan, the Company has not authorized, or taken any action to authorize, the acceleration of the time during which any holder of any option, warrant or other right to purchase or acquire any share of capital stock of the Company may exercise such option, warrant or right. The Company Option Plan has been duly and validly approved by the Company's Board of Directors and stockholders.

    3.3.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities or to the conversion of any shares of the Company's capital stock in the Merger. The Company is not under any obligation to register under the 1933 Act any of its presently outstanding stock or other securities or any stock or other securities that may be subsequently issued.

  3.4 Subsidiaries. The Company does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

  3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any the Company Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation or Bylaws of the Company as currently in effect;
(ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company or any of its assets or properties; or (iii) any material instrument, agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) to which the Company is a party or by which the Company or any of its assets or properties are bound. The consummation of the Merger by the Company will not require the consent of any third party other than the approval of the Company's stockholders.

  3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any court, administrative agency or arbitrator that, if determined adversely to the Company (or any such officer, director, employee or agent) may have a Material Adverse Effect on the Company, nor, to the Company's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no basis for any person, firm, corporation or other entity, to assert a claim against the Company or HNC based upon: (a) the Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (b) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of the Company; or (c) any rights as a Company stockholder, including any option, warrant or preemptive rights or rights to notice or to vote. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against the Company.

  3.7 Taxes.

  (a) The Company has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. The Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents. The Company has not received any notification that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Company and no tax return of the Company has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against any assets of the Company.

  (b) The Company and/or its stockholders have made an effective election (acknowledged by the Internal Revenue Service) to be treated as a subchapter S corporation for the Company's taxable year beginning January 1, 1992 (which was the Company's first taxable year as a subchapter S corporation) pursuant to the provisions of the Code, and have not taken (and, at all times from the Agreement Date until the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, will not take) any actions inconsistent with the requirements for subchapter S corporations, and such election has not been rescinded, revoked, or terminated (and will not be rescinded, revoked, or terminated at any time prior to the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms). Each of the CR Stockholders is an individual who is a resident citizen of the United States of America, and the Company has never authorized or issued any stock other than Company Common Stock. Neither of the CR Stockholders has taken, caused or permitted, nor will, at any time prior to the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, take, cause or permit any action inconsistent with the requirements for subchapter S corporations. The Company and/or its stockholders have validly and timely filed all elections and notices with the California Franchise Tax Board and with any other taxing authorities of any other state or jurisdiction having jurisdiction over the Company for income tax purposes that are required by the laws of California or any such other jurisdiction to be filed in order to enable the Company to be taxed as a subchapter S corporation under such tax laws for all tax periods for which the Company has prepared its tax returns on the basis that it was a subchapter S corporation within the meaning of the Code. The Company is not a "personal holding company" within the meaning of Section 542 of the Code.

  (c) For the purposes of this Section, the terms "tax" and "taxes" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, payroll, documentary, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

  3.8 Company Financial Statements. The Company has delivered to HNC as Exhibit K: (i) the Company's audited consolidated balance sheets as of December 31, 1994, 1995 and 1996 and the Company's audited consolidated statements of income, statements of cash flows and statements of stockholders' equity for each of the years ended December 31, 1994, 1995 and 1996, and (ii) the Company's unaudited consolidated balance sheet as of May 31, 1997 (the "BALANCE SHEET"), and the Company's unaudited consolidated statement of operations for the five (5) month period ended May 31, 1997 (all such financial statements of the Company and the notes thereto are hereinafter collectively referred to as the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements (a) are derived from and in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. the Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Balance Sheet, and
(ii) those that may have been incurred after May 31, 1997, the date of the Balance Sheet (the "BALANCE SHEET DATE") in the ordinary course of the Company's business consistent with its past practice, and that are not material in amount, either individually or collectively. All reserves established by the Company and set forth in the Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

  3.9 Title to Properties. The Company has good and marketable title to all of its assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind. All machinery, vehicles, equipment and other tangible personal property owned by the Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (the violation of which would result in a Material Adverse Effect on the Company), nor has the Company received any notice of violation of law with which it has not complied. The Company does not own any real property.

  3.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to the Company any:

    (a) material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of the Company;

    (b) amendment or change in the Articles of Incorporation or Bylaws of the Company;

    (c) incurrence, creation or assumption by the Company of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of the Company; or (ii) any material obligation or liability or any indebtedness for borrowed money;

    (d) issuance or sale of any debt or equity securities of the Company or any options or other rights to acquire from the Company, directly or indirectly, any debt or equity securities of the Company;

    (e) payment or discharge of any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind or any liability, which lien or liability was not either shown on the Balance Sheet or incurred in the ordinary course of the Company's business after the Balance Sheet Date;

    (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of the Company other than in the ordinary course of the Company's business;

    (g) damage, destruction or loss, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on the Company;

    (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company, any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of the capital stock of the Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of the Company;

    (i) change or increase in the compensation payable or to become payable to any of the officers or employees of the Company, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with the Company's past practice;

    (j) change with respect to the management, supervisory or other key personnel of the Company;

    (k) obligation or liability incurred by the Company to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers in the ordinary course of business consistent with the Company's past practice;

    (l) making of any loan, advance or capital contribution to, or any investment in, any officer, director or stockholder of the Company or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

    (m) entering into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of problems with the Company's services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

    (n) material change in the manner in which the Company extends discounts or credits to customers or otherwise deals with its customers;

    (o) entering into by the Company of any transaction, contract or agreement or the conduct of business or operations other than in the ordinary course of its business consistent with past practices;

    (p) any transfer or grant of a right under any Company IP Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of the Company's business consistent with the Company's past practice; or

    (q) any agreement or arrangement made by the Company to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of the Company set forth in this Agreement untrue or incorrect as of the date when made.

  3.11 Contracts and Commitments. Schedule 3.11 to the Company Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which the Company is a party or to which the Company or any of its assets or properties is bound:

    (a) consulting or similar agreement under which the Company provides any advice or services to a customer of the Company for an annual compensation to the Company of $5,000 per year or more;

    (b) continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from the Company in an amount in excess of $35,000 per annum which is not terminable on ninety (90) days' or less notice without cost or other liability to the Company or in which the Company has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or services, group of products or services or territory;

    (c) contract providing for the development of software for the Company, or the license of software to the Company, which software is used or incorporated in any products currently distributed by the Company or to provide any services currently provided by the Company or is contemplated to be used or incorporated in any products to be distributed or services to be provided by the Company (other than software generally available to the public at a per copy license fee of less than $1,000 per copy);

    (d) joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

    (e) contract or commitment for the employment of any officer, employee or consultant of the Company or any other type of contract or understanding with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or other liability;

    (f) indenture, mortgage, trust deed, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

    (g) lease or other agreement under which the Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $10,000 per annum;

    (h) agreement or arrangement for the sale of any assets, properties, services or rights having a value in excess of $10,000, other than in the ordinary course of the Company's business consistent with its past practice;

    (i) agreement that restricts the Company from engaging in any aspect of its business, from participating or competing in any line of business or that restricts the Company from engaging in any business in any geographic area;

    (j) Company IP Rights Agreement (as defined in Section 3.13);

    (k) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of the Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor; or

    (l) contract with or commitment to any labor union;

    (m) any other agreement, contract, commitment or instrument that is material to the business of the Company or that involves a commitment by the Company in excess of $50,000.

  A copy of each agreement or document required by this Section to be listed on Schedule 3.11 to the Company Disclosure Letter (collectively, the "COMPANY MATERIAL AGREEMENTS") has been delivered to HNC's counsel. No consent or approval of any third party is required to ensure that, following the Effective Time, any Company Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement or any Company Ancillary Agreement.

  3.12 No Default. The Company is not in breach or default under any Company Material Agreement. The Company is not a party to any contract, agreement or arrangement which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company. The Company does not have any material liability for renegotiation of government contracts or subcontracts, if any.

  3.13 Intellectual Property.

    3.13.1 The Company owns, or has the right to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted and as presently proposed to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "COMPANY IP RIGHTS"), and such rights to use, sell or license are sufficient for such conduct of its business.

    3.13.2 The execution, delivery and performance of this Agreement, the Agreement of Merger and the consummation of the Merger and the other transactions contemplated hereby and/or by the Company Ancillary Agreements and/or the CR Stockholder Ancillary Agreements will not constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right (the "COMPANY IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination, of any Company IP Right or materially impair the right of the Company or the Surviving Corporation to use, sell or license any Company IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on the Company or the Surviving Corporation). There are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of the ownership, use, license, sale or disposition of the Company IP Rights.

    3.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by the Company or currently under development by the Company violates any license or agreement between the Company and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right nor, to the knowledge of the Company, is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Company, is there any basis for any such assertion. To the knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject the Company to any liability.

    3.13.4 The Company has taken reasonable and practicable steps designed to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and all the Company's proprietary rights therein. All officers, employees and consultants of the Company having access to proprietary information have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company; and copies of the form of all such agreements have been delivered to HNC's counsel.

    3.13.5 Schedule 3.13 to the Company Disclosure Letter contains a list of all Company IP Rights and all worldwide applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interest in the Company IP Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks and service marks (whether or not registered) and trademark and service mark applications.

    3.13.6 As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source and object code, algorithms, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, programmers' notes, memoranda and records.

    3.13.7 The Company has not agreed to indemnify any person for any infringement of any Intellectual Property Rights of any third party by any product or service that has been sold, licensed, leased, supplied or provided by the Company.

  3.14 Compliance with Laws. The Company has complied, and is now and at the Closing Date will be in compliance, in all material respects, with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business. The Company holds all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

  3.15 Certain Transactions and Agreements. None of the officers, directors, employees or stockholders of the Company, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with the Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to HNC and except for agreements related to the purchase of the stock of the Company by, or the grant of Company Options to, such persons. None of said officers, directors, employees or stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any the Company IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of the Company, except for the normal rights of a stockholder.

  3.16Employees, ERISA and Other Compliance.

    3.16.1 The Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of the Company and their current compensation is set forth on Schedule 3.16.1 to the Company Disclosure Letter. The Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

    3.16.2 The Company (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (iv) does not have any current labor disputes. The Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

    3.16.3 The Company has no pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No Company pension plans are subject to Title IV of ERISA.

    3.16.4 Schedule 3.16.4 to the Company Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by the Company and covers any employee or former employee of the Company. Such contracts, plans and arrangements as are described in this
Section 3.16.4 are hereinafter collectively referred to as "COMPANY BENEFIT ARRANGEMENTS." Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement. The Company has delivered to HNC or its counsel a complete and correct copy or description of each Company Benefit Arrangement.

    3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the Company's fiscal year ended December 31, 1996.

    3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on the Company, or in a material adverse effect on the business, operations or financial condition of HNC.

    3.16.7 No benefit payable or which may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. the Company is not a party to any: (a) agreement (other than as described in (b) below) with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Agreement of Merger or any Company Ancillary Agreement.

  3.17 Corporate Documents. The Company has made available to HNC for examination all documents and information listed in the Company Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement which have been requested by HNC's legal counsel, including, without limitation, the following: (a) copies of the Company's Articles of Incorporation and Bylaws as currently in effect; (b) the Company's Minute Book containing all records of all proceedings, consents, actions, and meetings of the Company's stockholders, board of directors and any committees thereof; (c) the Company's stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents; and (e) all agreements of the Company required to be listed in Schedule 3.11 to the Company Disclosure Letter.

  3.18 No Brokers. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby, and HNC will incur not liability to any such investment banker, broker, finder or similar party as a result of any act or omission of the Company, any of its employees, officers, directors, stockholders, agents or affiliates.

  3.19 Books and Records.

    3.19.1 The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

    3.19.2 The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

  3.20 Insurance. During the prior three years, the Company has maintained, and the Company now maintains, fire and casualty, general liability, business interruption, product liability, errors and omissions, and sprinkler and water damage insurance with respective insurers, and in the respective amounts, set forth in Schedule 3.20 to the Company Disclosure Letter.

  3.21 Environmental Matters.

    3.21.1 Definitions. The following capitalized terms shall have the meanings set forth below:

    (a) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

    (b) "HAZARDOUS MATERIALS" means (i) any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, federal or other governmental authority or jurisdiction, including but no limited to the State of California and the United States Government, and includes but is not limited to (a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 135 et seq., (f) "chemical substance," "new chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., (g) "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., and (h) "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., and (ii) as of any date of determination, any additional substances or materials which now or hereafter may be incorporated in or added to the definition of "economic poison," "chemical substance," "new chemical substance," "hazardous chemical substance or mixture," "hazardous waste," "hazardous substance" or "toxic substance" or similar substance for purposes of any Environmental Law.

    3.21.2 Environmental Obligations. Each facility or site at which the Company or any of its predecessors-in-interest conducts any business or has previously conducted any business (each a "FACILITY", collectively, the "FACILITIES") is not (and with respect to each such previously owned, used or operated Facility was not, when the Company or its predecessors left such Facility) in violation of any Environmental Laws, including any laws or regulations relating to industrial hygiene, disposal of Hazardous Substances or the environmental conditions on or under such properties or facilities, including but not limited to, soil and groundwater conditions. During the time that the Company or any of its predecessors-in-interest have owned, leased or occupied any Facility, the Company or its predecessors have not used, generated, manufactured or stored on or under any part of any such Facility, or transported to or from any part of any Facility, any Hazardous Substances in violation of any Environmental Laws. There has been no presence, disposal, release or threatened release of any Hazardous Substances on, from or under any part of the Facility and no Hazardous Substances are currently present in, on, under or about any of the Facilities or their groundwater or soil.

    3.21.3 Environmental Obligations. The Company is conducting, and at all times has conducted, its business and operations, and has occupied and used the Facilities in accordance with and in compliance with all Environmental Laws so as not to give rise to liability under any Environmental Laws. To the Company's knowledge (including without limitation the knowledge of any officer or manager of the Company responsible for environmental compliance issues (as well as senior management), there is no reasonable basis to believe or suspect that the Company's business has been conducted or is being conducted in violation of any Environmental Laws, and the Company does not have any knowledge of pending or proposed changes to any Environmental Laws which would require any changes in any of the Company's Facilities, equipment, operations or procedures or affect such business or the cost to the Company of conducting its business as now conducted.

    3.21.4 Compliance, Disclosure of Environmental Conditions. No conditions, circumstances or activities have existed or currently exist with respect to the Facilities or the business or property of the Company, or property which could reasonably be expected to result in recovery by any governmental authority or other person of any remedial or removal costs, response costs, natural resource damages or other costs, expenses or damages arising from or relating to any alleged injury or threat of injury or harm to public health, safety or the environment. No conditions, circumstances or activities have existed or currently exist with respect to the Company's business or property (including without limitation the Facilities) that could reasonably be expected to subject the Company or HNC to any administrative, civil or criminal liability, injunctive relief, penalty or obligation, whether under common law, equitable theory, or pursuant to Environmental Laws, or which in the future could reasonably be expected to result in or may have in the past resulted in actual or threatened damage, harm, or impairment of, or a threat to, public health, safety or the environment.

    3.21.5 No Outstanding Orders or Actions. There are no outstanding orders, injunctions or decrees against the Company, nor are there any pending or threatened investigations of any kind against the Company, concerning any environmental, public health, safety or land use matters or other Environmental Laws, including, but not limited to, the emission, discharge or release of hazardous or toxic substances or wastes, pollutants, or contaminants into the environment or work place, or the management of hazardous or toxic substances or wastes, pollutants or contaminants. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, pending, affecting or, to the Company's knowledge threatened against the Company at law or in equity with respect to any environmental, public health, safety or land use matters or other Environmental Laws, and to the Company's knowledge, there are no existing grounds on which any such action, suit or proceedings might be commenced.

    3.21.6 No Waste Disposal. Any chemicals and chemical products that are used for the conduct of Company's business have not been processed, have not been and are not intended to be discarded, and are not waste or waste materials. All Hazardous Substances and waste materials generated, used, transported, treated, stored or disposed of in connection with the Company's business are handled, stored, treated and disposed of in accordance with applicable Environmental Laws. Schedule 3.21 of the Company Disclosure Letter describes all Hazardous Materials present on properties leased or owned by Company or which has been treated, stored or disposed of in connection with the business of the Company on such properties. At no time has any radioactive waste been treated on any properties leased or owned by Company.

  3.22 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by the Company to HNC under this Agreement, or any other documents delivered by the Company to HNC regarding the Company's business (including without limitation any information regarding the Company to be contained in the Proxy Statement, or used to prepare the Proxy Statement), taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF HNC AND SUB

  HNC and Sub hereby represent and warrant that, except as set forth in the letter addressed to the Company from HNC and dated as of the Agreement Date which has been delivered by HNC to the Company concurrently herewith (the "HNC DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 4 are true and correct:

  4.1 Organization and Good Standing. HNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted.

  4.2 Power, Authorization and Validity.

    4.2.1 HNC has the right, power and authority to enter into, execute and perform its obligations under this Agreement and the HNC Ancillary Agreements. The execution, delivery and performance of this Agreement and the HNC Ancillary Agreements by HNC have been duly and validly approved and authorized by HNC's Board of Directors. The issuance of the shares of HNC Common Stock to be issued in the Merger requires the approval of HNC's stockholders. Sub has the right, power and authority to execute, deliver and perform its obligations under this Agreement, and upon approval of the Merger and the Agreement of Merger by Sub's sole stockholder, Sub will have the right, power and authority to execute, deliver and perform the Agreement of

Merger and all other Sub Ancillary Agreements. The execution, delivery and performance of this Agreement, the Agreement of Merger and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors.

    4.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to enable HNC or Sub to enter into, and to perform its obligations under, this Agreement, the HNC Ancillary Agreements or the Sub Ancillary Agreements, respectively, except for (a) the filing with the SEC of the Proxy Statement relating to the meeting of the stockholders of HNC to be held with respect to the issuance of shares of HNC Common Stock and the HNC Options in connection with the Merger and the SEC's approval of such Proxy Statement (or failure to respond or object to the distribution of such Proxy Statement within the time required by applicable law and regulations),
(b) the filing by the Company of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby; (c) the filing with the SEC of a Form D, if so elected by HNC; (d) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State and any such further documents as may be required under the Delaware General Corporation Law to effect the Merger; (e) the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State and any such further documents as may be required under the California Corporations Code to effect the Merger; (f) such filings and notifications as may be necessary under the HSR Act and the expiration of applicable waiting periods under the HSR Act; (g) such other filings as may be required by the Nasdaq National Market System with respect to the HNC Merger Shares to be issued in the Merger and the Company Options to be assumed by HNC in the Merger; (h) the approval of the issuance of shares of HNC Common Stock in the Merger by the stockholders of HNC in accordance with applicable law, HNC's Certificate of Incorporation and Bylaws, and the approval of this Agreement, the Agreement of Merger and the Merger by the stockholder of Sub; and (i) such other filings, if any, as may be required to comply with federal and state securities laws.

    4.2.3 This Agreement and the HNC Ancillary Agreements are, or when executed by HNC will be, valid and binding obligations of HNC, enforceable in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

  4.3 Capital Structure.

    4.3.1 Stock. The authorized capital stock of HNC consists of 50,000,000 shares of HNC Common Stock, $0.001 par value per share, and 4,000,000 shares of Preferred Stock, $0.001 par value per share (the "HNC PREFERRED STOCK"). At the close of business on June 30, 1997, 19,420,732 shares of HNC Common Stock were issued and outstanding. No shares of HNC Preferred Stock are issued or outstanding. All outstanding shares of HNC Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Common Stock, $0.001 par value per share, of which 100 shares are validly issued, fully paid and nonassessable, all of which are owned by HNC.

    4.3.2 Options. As of the Agreement Date, options to purchase an aggregate of approximately 3,635,131 shares of HNC Common Stock are outstanding under all stock option and equity incentive plans of HNC.

    4.3.3 No Other Options, Etc. Except for the HNC stock options described in
Section 4.3.2 above, options to be potentially granted to new employees pursuant to outstanding employment offer letters, and rights of HNC employees to subscribe for shares of HNC Common Stock under the HNC 1995 Employee Stock Purchase Plan, as of the Agreement Date, there are no outstanding options, warrants, convertible or other securities of HNC entitling any party to purchase or acquire shares of HNC Common Stock.

  4.4No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any HNC Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any HNC Ancillary Agreement, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a termination, breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of HNC, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which HNC or its assets or properties is subject; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which HNC is a party or by which HNC or its properties are bound.

  4.5 Disclosure. HNC has made available to the Company a disclosure package consisting of (i) HNC's annual report on Form 10-K (as subsequently amended on Form 10-K/A) for HNC's fiscal year ended December 31, 1996; (ii) all Form 10-Q's that have been filed by HNC with the SEC prior to the Agreement Date with respect to any fiscal quarter of the Company's fiscal year ending December 31, 1997; (iii) the Company's Proxy Statement for its annual meeting of stockholders held on May 22, 1997; and (iv) the Company's Registration Statement on Form S-3 dated March 4, 1997 (collectively, the "HNC DISCLOSURE PACKAGE"). As of their respective filing dates, documents filed by HNC with the SEC and included in the HNC Disclosure Package complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be. The HNC Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to the Company pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading in any material respect.

  4.6 Validity of Shares. The shares of HNC Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by HNC, and
(b) will be free and clear of any liens and encumbrances except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the 1933 Act and Rule 144 promulgated under the 1933 Act, under applicable "blue sky" state securities laws and under any Company Affiliate Agreement to be executed pursuant to this Agreement.

  4.7 No Brokers. HNC is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby for which the Company or either of the CR Stockholders will incur any liability.

  4.8 No Material Adverse Change. Since the date of HNC's Report on Form 10-Q for its fiscal quarter ended March 31, 1996, there has been no material adverse change in the business, operations or financial condition of HNC and its subsidiaries, taken as a whole.

  4.9 No Violation of Existing Agreements. HNC has not received notice from any third party that it is or would, with the passage of time, be (i) in material violation of any provision of the Certificate of Incorporation or Bylaws of HNC; or (ii) in default or violation of any material term, condition or provision of (a) any material judgment, decree, order, injunction or stipulation applicable to HNC or (b) any currently effective material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license, which default or violation would have a material adverse effect on the business, operations or financial condition of HNC and its subsidiaries, taken as a whole.

  4.10 Litigation. There is no action, claim, suit, arbitration, proceeding, claim or investigation pending against HNC before any court, administrative agency or arbitrator that, if determined adversely to HNC, is likely to have a material adverse effect on HNC's financial condition or results of operation, nor, to HNC's knowledge, has any such action, suit, proceeding, arbitration, claim or investigation been threatened.

  4.11 Customer Relationship. As of the Agreement Date, HNC has not received notification from any Significant Customer (as defined below) that such Significant Customer intends to terminate any agreement or contract that such Significant Customer has with HNC or any of HNC's subsidiaries, where such termination would have a material adverse effect on the business, operations or financial condition of HNC and its subsidiaries, taken as a whole. As used herein, a "SIGNIFICANT CUSTOMER" means any of the customers of HNC or any of its subsidiaries during HNC's fiscal year ended December 31, 1996 ("FISCAL 1996") who is among the top five customers of HNC and its subsidiaries in Fiscal 1996 in terms of the revenue derived per customer that is reflected on HNC's income statement for Fiscal 1996.

                                   ARTICLE 5

                     PRE-CLOSING COVENANTS OF THE COMPANY
                            AND THE CR STOCKHOLDERS

  During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, the Company and the CR Stockholders covenant and agree with HNC as follows:

  5.1Advice of Changes. The Company will promptly advise HNC in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Section 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in the Company's business, results of operations or financial condition. The Company will deliver to HNC within fifteen (15) days after the end of each monthly accounting period ending after the Agreement Date and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements will be prepared in the ordinary course of its business, consistent with its past practice in accordance with the Company's books and records and generally accepted accounting principles and will fairly present the financial position of the Company as of their respective dates and the results of the Company's operations for the periods then ended.

  5.2 Maintenance of Business. The Company will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it will promptly bring such information to the attention of HNC in writing and, if requested by HNC, will exert reasonable commercial efforts to promptly restore the relationship.

  5.3 Conduct of Business. The Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent and approval (which may be given verbally to be promptly followed by written confirmation) of the President or Chief Financial Officer of HNC:

    (a) borrow or lend any money other than advances to employees for travel and expenses that are incurred in the ordinary course of the Company's business consistent with the Company's past practice;

    (b) enter into any transaction or agreement not in the ordinary course of the Company's business consistent with the Company's past practice;

    (c) encumber or permit to be encumbered any of its assets;

    (d) sell, transfer or dispose of any of its assets except in the ordinary course of the Company's business consistent with the Company's past practice;

    (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible except for the lease of offices at the Millennium Center in Irving, Texas for an approximately five (5) year term, a draft of which lease has been previously delivered to HNC;

    (f) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with the Company's past practices not to exceed 5% of such officer's, employee's or consultant's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by HNC) or enter into any new employment or consulting agreement with any such person;

    (g) change any of its accounting methods;

    (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities pay or distribute any cash or property to any Company stockholder or securityholder or make any other cash payment to any shareholder or securityholders of the Company that is unusual, extraordinary, or not made in the ordinary course of the Company's business consistent with its past practice;

    (i) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of the Company's business, consistent with its past practice, and which are not material in amount or effect;

    (j) guarantee or act as a surety for any obligation of any third party;

    (k) waive or release any material right or claim except in the ordinary course of its any mortgage, deeds of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind, consistent with the Company's past practice;

    (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; provided, however, that notwithstanding the foregoing, the Company may issue shares of Company Common Stock issuable upon the exercise of the Company Options that are outstanding on the Agreement Date in accordance with their terms as now in effect;

    (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

    (n) merge, consolidate or reorganize with, or acquire, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

    (o) amend its Articles of Incorporation or Bylaws;

    (p) license any of its technology or intellectual property except in the ordinary course of its business consistent with past practice;

    (q) change any insurance coverage or issue any certificates of insurance;

    (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to HNC for its review prior to filing;

    (s) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of the Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of the Company or (ii) the vesting or release of any shares of capital stock or other securities of the Company from any repurchase options or rights of refusal held by the Company or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution of the Plan by HNC and the Company; or

    (t) purchase or otherwise acquire, or sell or otherwise dispose of: (i) any shares of HNC Common Stock or other HNC securities or (ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of HNC stock or other HNC securities.

    (u) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

  5.4 Company Stockholder Approval; Stockholder Agreements. The Company has obtained the unanimous written consent of its stockholders, in compliance with applicable law and the Company's Articles of Incorporation and Bylaws, both as amended, approving this Agreement, the Agreement of Merger, the Merger, and related matters (such Company stockholders' written consent is hereinafter referred to as the "COMPANY

STOCKHOLDER VOTE"). The Company's Board of Directors and the CR Stockholders will not take any action whatsoever to revoke, modify, invalidate, or withdraw the Company Stockholder Vote. Concurrently with the execution of this Agreement, each of the CR Stockholders has executed and delivered to HNC a Company Stockholder Agreement in the form attached hereto as Exhibit I agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

  5.5 Letter of the Company's Accountants. The Company will use its best efforts to cause to be delivered to HNC a letter of Deloitte & Touche LLP, the Company's independent accountants, addressed to HNC and dated as of a date within two (2) business days before the date on which (i) HNC's Proxy Statement is filed with the SEC and within two (2) business days before the date on which HNC (or its agent) mails the Proxy Statement to HNC's stockholders, in form and substance reasonably satisfactory to HNC and customary in scope and substance for letters delivered by independent accountants in connection with registration statements.

  5.6 Assistance With Proxy Statement. The Company will promptly provide all information relating to its business or operations necessary for inclusion in the Proxy Statement to satisfy all requirement of applicable federal and state securities laws. The Company will be solely responsible for any statement, information or omission in the Proxy Statement relating to the Company or its affiliates that is based upon (and accurately reflects) written information provided by the Company.

  5.7 Regulatory Approvals. The Company will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which HNC may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement, any Company Ancillary Agreement or any CR Stockholder Ancillary Agreement. The Company will use its best efforts to obtain, and to cooperate with HNC to promptly obtain, all such authorizations, approvals and consents.

  5.8 Necessary Consents. The Company will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this
Article 5 to allow the consummation of the transactions contemplated hereby and to allow HNC to carry on the Company's business after the Effective Time.

  5.9 Litigation. The Company will notify HNC in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

  5.10 No Other Negotiations. From the Agreement Date until the earlier of termination of this Agreement in accordance with Section 10 or consummation of the Merger, neither the Company nor any CR Stockholder will, nor will the Company or any CR Stockholder authorize, encourage or permit any officer, director, employee, stockholder or affiliate of the Company or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than HNC), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of the Company's business, assets or capital stock by merger, consolidation, sale of assets, sale of stock, tender offer or any other form of business combination ("ALTERNATIVE TRANSACTION"). The Company will promptly notify HNC orally and in writing of any such inquiries or proposals. In addition, neither the Company nor any CR Stockholder will execute, enter into or become bound by (a) any letter of intent or agreement or commitment between the Company and any third party that is related to an Alternative Transaction or (b) any agreement or commitment between the Company and a third party providing for an Alternative Transaction.

  5.11 Access to Information. Until the Closing, the Company will allow HNC and its agents reasonable access to the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Confidentiality Agreement between the Company and HNC dated as of June 15, 1997 (the "CONFIDENTIALITY AGREEMENT"). The Company will cause its accountants to cooperate with HNC and its agents in making available all financial information reasonably requested by HNC, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

  5.12 Satisfaction of Conditions Precedent. The Company and the CR Stockholders will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and the Company and the CR Stockholders will use their best efforts to cause the transactions contemplated by this Agreement to be consummated; and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Merger and all other transactions contemplated by this Agreement and the Company Ancillary Agreements. In particular, the Company and the CR Stockholders will use their best efforts to cause the Merger to become effective in accordance with this Agreement by December 31, 1997.

  5.13 Company Affiliate Agreements. Concurrently with the execution of this Agreement, the Company will deliver to HNC a letter identifying all the Company's directors, executive officers, ten percent (10%) or greater shareholders (and affiliates of such persons who are the Company stockholders) and all persons or entities who are "affiliates" of the Company within the meaning of Rule 144 or Rule 405 under the 1933 Act at the time this Agreement is executed ("COMPANY AFFILIATES"). The Company will use its best efforts to cause each Company Affiliate to execute and deliver to HNC, as promptly as practicable after the Company's signing of this Agreement, an Affiliate Agreement in substantially the form of Exhibit J (the "COMPANY AFFILIATE AGREEMENT") and each CR Stockholder shall execute and deliver a Company Affiliate Agreement to HNC concurrently with the execution of this Agreement. In addition, the Company will use its best efforts to cause each person or entity who may become a Company Affiliate after the Agreement Date and before the Effective Time to execute and deliver a Company Affiliate Agreement to HNC promptly after such person or entity becomes a Company Affiliate.

  5.14 Blue Sky Laws. The Company will use its best efforts to assist HNC to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

  5.15 Pooling. The Company will cooperate with HNC to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting and financial reporting purposes. Following the Agreement Date, the Company will not take any action if, prior to taking such action, the Company has been informed by HNC or its accountants that, in the opinion of HNC's accountants, taking such action may preclude HNC from accounting for the Merger as a "pooling of interests" for accounting and financial reporting purposes and HNC or its accountants promptly give the Company a writing that states in reasonable detail the action(s) that HNC or its accountants request the Company not to take.

  5.16 Certain Investments; Agreements. The Company does not own, and will not make any purchase or other acquisition of, or investment in, any shares of HNC Common Stock or other securities of HNC. The Company will not enter into any agreement with any holders of HNC shares calling for either the Company or HNC to retire or reacquire all or part of the HNC shares to be issued pursuant to the Merger. The Company will not enter into any financial arrangements for the benefit of any Company stockholder which, in effect, would negate the exchange of equity securities contemplated under this Agreement and the Merger, including without limitation any loan or other financial arrangement at abnormally low interest rates, or any guarantee of loans secured by HNC shares to be issued pursuant to the Merger.

  5.17 Company Dissenting Shares. As promptly as practicable after the date of the Company Stockholder Vote and prior to the Closing Date, the Company will furnish HNC with the name and address of each holder (or potential holder) of any Company Dissenting Shares (if any) and the number of Company Dissenting Shares (or potential Company Dissenting Shares) owned by each such holder.

  5.18 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements applicable to or affecting any outstanding shares or other securities of the Company will be duly terminated and canceled by no later immediately prior to the Effective Time.

  5.19 Invention Assignment and Confidentiality Agreements. The Company will use its best efforts to obtain from each employee and consultant of the Company who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by the Company, or to any other confidential or proprietary information of the Company or its clients, an invention assignment and confidentiality agreement in a form reasonably acceptable to HNC, duly executed by such employee or consultant and delivered to the Company.

  5.20 Non-Competition and Employment Agreements. Each of the CR Stockholders shall execute and deliver to HNC at the Closing a Non-Competition Agreement in the form attached hereto as Exhibit L (the "NON-COMPETITION AGREEMENT") and an Employment Agreement in the form attached hereto as Exhibit M (the "EMPLOYMENT AGREEMENT"), respectively.

  5.21 Closing of Merger. Neither the Company nor the CR Stockholders will refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to the Company's obligations to effect the Merger under
Article 8 hereof have been satisfied or waived by the Company.

                                   ARTICLE 6

                                 HNC COVENANTS

  During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, HNC covenants and agrees as follows:

  6.1 Advice of Changes. HNC will promptly advise the Company in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of HNC contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect and (b) of any material adverse change in HNC's business, results of operations or financial condition.

  6.2 Regulatory Approvals. HNC will execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which the Company may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the HNC Ancillary Agreements in accordance with the terms of this Agreement. HNC will use its best efforts to obtain all such authorizations, approvals and consents.

  6.3 Satisfaction of Conditions Precedent. HNC will use its best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and HNC will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. In particular, HNC will use its best efforts to cause the Merger to become effective in accordance with this Agreement by December 31, 1997.

  6.4 HNC Stockholder Approval. HNC will call and hold a special meeting of its stockholders as promptly as is reasonably practicable to submit for the vote, consideration and approval of HNC's stockholders a proposal to approve the issuance of shares of HNC Common Stock and the issuance of HNC Options in the Merger (such vote of HNC stockholders is hereinafter referred to as the "HNC STOCKHOLDER VOTE"). Such approval will be recommended by HNC's Board of Directors and management. Such HNC Stockholders' meeting will be called, held and conducted, and any proxies or written consents will be solicited, in compliance with HNC's Certificate of Incorporation and Bylaws and applicable law. In connection with such special stockholders' meeting, HNC will mail to its stockholders (after obtaining necessary approval or clearance from the SEC), for the purpose of soliciting the HNC Stockholder Vote, the Proxy Statement complying with the proxy regulations promulgated under the 1934 Act. HNC will be solely responsible for any statement, information or omission in the Proxy Statement relating to HNC or its affiliates.

  6.5 Blue Sky Laws. HNC will take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

  6.6 Listing of Additional Shares. HNC will file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of HNC Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the HNC Options to be issued in the Merger upon the conversion of outstanding Company Options.

                                   ARTICLE 7

                                CLOSING MATTERS

  7.1 The Closing. Subject to termination of this Agreement as provided in
Section 10 below, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time on the first business day after all of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such later day as HNC and the Company may mutually agree on (the "CLOSING DATE"). Concurrently with the Closing, the Agreement of Merger (or a Certificate of Merger) will be filed with the Delaware Secretary of State, and the Agreement of Merger (and related officers' certificates) will be filed with the California Secretary of State.

  7.2 Exchange of Certificates.

    7.2.1 At the Closing, each holder of shares of Company Stock will surrender the certificate(s) for such shares (each a "COMPANY CERTIFICATE"), duly endorsed to HNC for cancellation as of the Effective Time. Promptly after the Effective Time and receipt of such Company Certificates, HNC or its transfer agent will issue to each tendering holder of a Company Certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to Section 2.1.2 (less the Escrow Shares to be placed in escrow pursuant to Section 2.4 and the Escrow Agreement) and HNC or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with
Section 2.1.4. At the Closing, HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

    7.2.2 No dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Company Certificate until the holder of such unsurrendered Company Certificate surrenders such Company Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

    7.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of the Company or its transfer agent of the Company Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

  7.2.4 Until Company Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such Company Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which such shares of Company Common Stock will have been converted pursuant to Section 2.1.2 and the Agreement of Merger.

                                   ARTICLE 8

                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

  The Company's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company, but only in a writing signed by the Company):

  8.1 Accuracy of Representations and Warranties. The representations and warranties of HNC set forth in Section 4 (as qualified by the HNC Disclosure Letter) will be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and the Company will have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

  8.2 Covenants. HNC will have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and the Company will have received a certificate to such effect signed by HNC's President or Chief Financial Officer.

  8.3 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger will have been duly and validly approved and adopted by HNC's Board of Directors in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws and the issuance of shares of HNC Common Stock in the Merger and the grant of HNC Options upon conversion of Company Options in the Merger will have been duly and validly approved and adopted by HNC's stockholders in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws. The principal terms of the Agreement of Merger will have been approved and adopted by Sub's Board of Directors and sole stockholder in accordance with applicable law and Sub's Certificate of Incorporation and Bylaws.

  8.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of HNC. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

  8.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by HNC or the Company.

  8.6 Opinion of HNC's Counsel. the Company will have received from counsel to HNC, an opinion substantially in the form of Exhibit N.

  8.7 Nasdaq National Market Listing. The shares of HNC Common Stock issuable to the Company Stockholders in the Merger pursuant to Section 2.1.2 hereof, and the shares of HNC Common Stock issuable upon the exercise of HNC Options issued upon the assumption of Company Options in the Merger pursuant to
Section 2.2 hereof, shall be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

  8.8 Tax Status. The Company shall not have been advised in writing by Deloitte & Touche, LLP, the Company's accountants, that, by reason of any act or omission on the part of HNC, the Merger will not be eligible to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code.

                                   ARTICLE 9

                       CONDITIONS TO OBLIGATIONS OF HNC

  The obligations of HNC hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, but only in a writing signed by HNC):

  9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Section 3 (as qualified by the Company Disclosure Letter) will be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and HNC will have received a certificate to such effect executed by the Company's President and Chief Financial Officer.

  9.2Covenants. The Company will have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and HNC will have received a certificate to such effect signed by the Company's President and Chief Financial Officer.

  9.3No Material Adverse Change. There will not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of the Company and its subsidiaries, taken as a whole, and HNC will have received a certificate to such effect signed by the Company's President and Chief Financial Officer.

  9.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; (ii) HNC's payment for, or acquisition or purchase of, some or all of the shares of Company Common Stock or any material part of the assets of the Company; (iii) HNC's direct or indirect ownership or operation of all or any material portion of the business or assets of the Company; or (iv) HNC's ability to exercise full rights of ownership with respect to the Surviving Corporation or its shares, including but not limited to any restrictions on HNC's ability to vote the shares of the Surviving

Corporation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of the Company or which asserts that the Company's or HNC's negotiations regarding this Agreement, HNC's or the Company's entering into this Agreement or the Company's or HNC's consummation of the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement or any CR Stockholder Ancillary Agreement, breaches or violates any agreement or commitment of the Company or constitutes tortious conduct on the part of HNC or the Company.

  9.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by HNC or the Company.

  9.6 Opinion of Company's Counsel. HNC will have received from Phillips & Haddan, counsel to the Company, an opinion substantially in the form of Exhibit O.

  9.7 Consents. HNC will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Letter or reasonably deemed necessary by HNC's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of the Company after the Merger and the preservation of the Company's IP Rights and other assets and properties after the Merger and for HNC to consummate the Merger and the other transactions contemplated by this Agreement, the Company Ancillary Agreements and the CR Stockholder Ancillary Agreements and in form and substance reasonably satisfactory to HNC.

  9.8 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger, the Merger and the Company Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and the Company's Articles of Incorporation and Bylaws, by (a) the Company's Board of Directors and (b) the valid and affirmative vote of outstanding shares of Company Common Stock (and any other Company securities (if any) entitled to vote thereon) representing not less than one hundred percent (100%) of the voting power of all issued and outstanding Company Common Stock and all other Company voting securities (if any).

  9.9 HNC Stockholder Approval. The issuance of the shares of HNC Common Stock to be issued in the Merger and the grant of HNC Options upon conversion of Company Options in the Merger will have been duly and validly approved and adopted by HNC's stockholders in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws.

  9.10 No Dissenting Shares. No shares of the capital stock of the Company will be eligible to exercise or perfect any statutory appraisal rights of dissenting shareholders under applicable law.

  9.11 Affiliate Agreements. Each CR Stockholder and each Company Affiliate who is to receive HNC Common Stock in the Merger will have executed and delivered to HNC a Company Affiliate Agreement in the form of Exhibit J.

  9.12 Non-Competition Agreement. HNC will have received from each of the CR Stockholders a fully executed copy of a Non-Competition Agreement in the form of Exhibit L.

  9.13 Employment Agreement. HNC will have received from each of the CR Stockholders a fully executed copy of an Employment Agreement in the form of Exhibit M.

  9.14 Escrow Agreement. HNC will have received a fully executed copy of the Escrow Agreement in the form of Exhibit B executed by the Escrow Agent, the Representative and each of the Company Stockholders.

  9.15 Fairness Opinion. HNC's Board of Directors shall have received a written opinion, addressed to HNC's Board of Directors, from Robertson, Stephens & Company, that the Merger is fair to HNC and its stockholders from a financial point of view.

  9.16 Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time of the Merger (other than any such director who is designated in Section 2.5(g) to be a director of the Company immediately after the Effective Time) will have resigned as directors of the Surviving Corporation effective as of the Effective Time.

  9.17 Pooling Opinions. HNC will have been advised in writing, as of the Effective Time, by Price Waterhouse LLP that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes, and the Company will have been advised in writing, as of the Effective Time, by Deloitte & Touche LLP that, in accordance with generally accepted accounting principles, the Company is eligible to participate in a transaction that qualifies as a "pooling of interests" for accounting purposes.

  9.18 No Derivative Securities. All Company Derivative Securities, if any will have been exercised in full and thereby converted into shares of Company Common Stock in accordance with their current terms and conditions, so that no the Company Derivative Securities will be outstanding immediately prior to the Effective Time.

  9.19 Tax Allocation Agreement. HNC, the Company, and the CR Stockholders shall have entered into a Tax Allocation Agreement in form and substance reasonably satisfactory allocating items of tax significance (such as income, deductions and credits, etc.) between the short tax year of the Company ended at the Effective Time and the remaining tax year of the Company commencing immediately after the Effective Time.

  9.20 Bylaw Amendment. The authorized number of directors of the Company shall be a total of exactly five (5) directors, and the Company's Bylaws shall have been duly amended to authorize a total of exactly five (5) directors.

  9.21 Investment Letters Executed. Each of the CR Stockholders shall have executed and delivered to HNC an Investment Representation Letter and each holder of an outstanding Company Option shall have executed and delivered to HNC an Optionee Investment Representation Letter.

  9.22 No Impediment from Buy-Sell Agreement. Nothing in that certain Stock Buy-Sell Agreement dated as of April 30, 1992 among the Company and the CR Stockholders shall adversely affect HNC's ownerhip interest in the shares of the Company immediately following the Effective Time.

                                  ARTICLE 10

                           TERMINATION OF AGREEMENT

  10.1 Prior to Closing.

    10.1.1 This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and the Company.

    10.1.2 Unless otherwise agreed by the parties hereto, this Agreement will be automatically terminated at any time prior to the Effective Time without the need for action by any party hereto if all conditions to the parties' obligation to effect the Closing set forth in Sections 8 and 9 have not been satisfied or waived by the appropriate party on or before December 31, 1997 (the "TERMINATION DATE").

    10.1.3 Either party may terminate this Agreement at any time prior to the Closing if the other party has committed a material breach of (a) any of its representations and warranties under Section 3 or 4 of this Agreement, as applicable; or (b) any of its covenants under Sections 5 or 6 of this Agreement, as applicable, and has not cured such material breach prior to the earlier of (i) the Closing or (ii) thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of its intention to terminate this Agreement pursuant to this Section 10.1.3.

  10.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

    10.2.1 By HNC, if any of the conditions precedent to HNC's obligations set forth in Article 9 above have not been fulfilled or waived on or prior to the Termination Date;

    10.2.2 By the Company, if any of the conditions precedent to the Company's obligations set forth in Article 8 above have not been fulfilled or waived on or prior to the Termination Date;

    10.2.3 By the Company, if the HNC Closing Average Price Per Share is less than $26.00 per share, as presently constituted; provided that if the Company does not affirmatively exercise this right of termination at the Closing, then this Agreement will remain in effect, and the parties will be obligated to complete the Closing and consummate the Merger.

  Any termination of this Agreement under this Section 10.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

  10.3 No Liability. Any termination of this Agreement in accordance with this
Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in the Confidentiality Agreement; provided, however, that nothing herein will limit the obligation of the Company, the CR Stockholders and HNC to use their best efforts to cause the Merger to be consummated, as set forth in Sections 5.12 and 6.3 hereof, respectively.

                                  ARTICLE 11

                 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                      AND REMEDIES, CONTINUING COVENANTS

  11.1 Survival of Representations. All representations, warranties and covenants of the Company and the Company Stockholders contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of HNC, until that date (the "ESCROW RELEASE DATE") which is the earlier of (i) the termination of this Agreement or (ii) the first (1st) anniversary of the Closing Date; provided, however, that those representations and warranties respecting matters addressed by the first audited financial statements of the combined corporation, together with a report thereon from HNC's independent auditors, shall not expire later than upon the date on which such financial statements are first released to the public.

  11.2 Agreement to Indemnify. The Company Stockholders will jointly and severally indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation within the meaning of the Securities Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, demonstrable damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") incurred and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement or in the Company Disclosure Letter or any certificate delivered by or on behalf of the Company pursuant hereto, (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date). Any claim of indemnity made by an Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date. As used herein, the term "Damages" will not include any overhead costs of HNC personnel and the amount of Damages incurred by any Indemnified Person will be reduced by the amount of any insurance proceeds actually received by such Indemnified Person on account of such Damages and the amount of any direct tax savings actually recognized by such Indemnified Person that are directly attributable to such Damages, but will include any reasonable costs or expenses incurred by such Indemnified Person to recover such insurance proceeds or to obtain such tax savings. The Indemnified Persons will use reasonable efforts to mitigate their Damages.

  11.3 Limitation. Notwithstanding anything herein to the contrary, in seeking indemnification for Damages under Section 11.2, the Indemnified Persons will exercise their remedies with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. Except for intentional fraudulent conduct or other willful misconduct: (i) no Company Stockholder will have any liability to an Indemnified Person under Section 11.2 of this Agreement except to the extent of such Company Stockholder's portion of the Escrow Shares and any other assets deposited under the Escrow Agreement and
(ii) the remedies set forth in this Section 11.3 will be the exclusive remedies of HNC and the other Indemnified Persons under Section 11.2 of this Agreement against any Company Stockholder for any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement or in any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto. In addition, the indemnification provided for in
Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of Two Hundred Fifty Thousand Dollars ($250,000) (the "BASKET"), in which event the Company Stockholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Damages. The limitations on the indemnification obligations set forth in this Section 11.3 shall not be applicable to Misconduct Damages (as defined below). As used herein, "MISCONDUCT DAMAGES" means Damages resulting from intentional fraudulent conduct or other willful misconduct or breach of any provisions of the Company Affiliate Agreement or the Investment Representation Letters.

  11.4 Notice. Promptly after HNC becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from the Company Stockholders under Section 11.2, HNC will notify the Company Stockholders of such potential claim in accordance with the Escrow Agreement. Failure of HNC to give such notice will not affect any rights or remedies of an Indemnified Party hereunder with respect to indemnification for Damages except to the extent the Company Stockholders are materially prejudiced thereby. Prior to the settlement of any claim for which HNC seeks indemnity from a Company Stockholder, HNC will provide the Company Stockholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement.

  11.5 Title Indemnity. In addition to, and separate from, the foregoing agreement to indemnify set forth in Section 11.2, each Company Stockholder agrees, severally and not jointly, to defend and indemnify HNC and each other Indemnified Person from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs incurred and arising out of any failure of such Company Stockholder to have good, valid and marketable title to any issued and outstanding shares of Company Common Stock held (or asserted to have been held) by such Company Stockholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to enter into this Agreement (in the case of a CR Stockholder) and to vote such person's shares of Company Stock in favor of the Merger and any other transactions contemplated by this Agreement. A Company Stockholder's liability under the indemnification provided for in this Section 11.5 shall be in addition to any liability of such Company

Stockholder under Section 11.2 and shall not be subject to the limitations on such Company Stockholder's liability set forth in Section 11.3 and shall not be limited to such Company Stockholder's Escrow Shares.

                                  ARTICLE 12

                                 MISCELLANEOUS

  12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

  12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

  12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

  12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

  12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the stockholders of the Company, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of the Company without obtaining such further approval. At any time prior to the Effective Time, each of the Company and HNC, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

  12.7 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

  12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

  12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

    If to HNC:

      HNC Software Inc.
      5930 Cornerstone Court West
      San Diego, CA 92121
      Attention: President
      Fax Number: (619) 452-3220

    with a copy to:

      Fenwick & West, LLP
      Two Palo Alto Square, Suite 800
      Palo Alto, CA 94306
      Attention: Kenneth A. Linhares
      Fax Number: (415) 857-0361

    If to the Company:

      CompReview, Inc.
      4000 MacArthur Boulevard, Suite 800
      Newport Beach, CA 92660
      Attention: President
      Fax Number: (714) 833-5947

    with a copy to:

      Phillips & Haddan
      4675 MacArthur Court, Suite 710
      Newport Beach, CA 92660
      Attention: Jon Haddan, Esq.
      Fax Number (714) 752-6161

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

  12.10Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

  12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

  12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

  12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

  12.14 Public Announcement. Upon execution of this Agreement, HNC and the Company will issue a press release approved by both parties announcing the Merger. Thereafter, HNC may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such press release (unless this Agreement has been terminated, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby and the Company will use its reasonable efforts to prevent any trading in HNC Common Stock by its officers, directors, employees, stockholders and agents.

  12.15 Confidentiality. The Company and HNC each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that HNC will cease to be bound by the Confidentiality Agreement after the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

  12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

        [The Remainder of This Page Has Intentionally Been Left Blank]

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HNC SOFTWARE INC.                              COMPREVIEW, INC.


By: /s/ Robert L. North                       By: /s/ Robert L. Kaaren
  ------------------------------                 --------------------------------------
  Robert L. North, President                     Robert L. Kaaren, M.D., Chief Executive
                                                 Officer and Chairman


FW1 ACQUISITION CORP.                          CR STOCKHOLDERS

By: /s/ Robert L. North                        /s/ Robert L. Kaaren
  ------------------------------                  -------------------------------------
   Robert L. North, President                     Robert L. Kaaren, M.D.

                                              /s/ Mishel E. Munnayer
                                                 --------------------------------------
                                                 Mishel E. Munnayer a.k.a Michael E.
                                                 Munayyer, Trustee of the Michael
                                                 Munayyer Trust dated August 11, 1995


            [Signature Page to Agreement and Plan of Reorganization]

                                LIST OF EXHIBITS

    Exhibit A Agreement of Merger
    Exhibit B Escrow Agreement
    Exhibit C Restated Articles of Incorporation of Surviving Corporation Exhibit D Bylaws of Surviving Corporation
    Exhibit E Investment Representation Letter
    Exhibit F Optionee Investment Representation Letter
    Exhibit G Registration Rights Agreement
    Exhibit H Tax Representation Certificate of the Company
    Exhibit I Company Stockholder Agreement
    Exhibit J Company Affiliate Agreement
    Exhibit K Company Financial Statements
    Exhibit L Non-Competition Agreement
    Exhibit M Employment Agreement
    Exhibit N Matters to be Covered in the Opinion of Fenwick & West, LLP Exhibit O Matters to be Covered in the Opinion of Phillips & Haddan

                                                                     APPENDIX B

ROBERTSON
STEPHENS &
COMPANY

                                 JULY 9, 1997

PRIVILEGED AND CONFIDENTIAL

Board of Directors
HNC Software Inc.
5930 Cornerstone Court West
San Diego, CA 92121-3728

Members of the Board:

You have asked our opinion with respect to the fairness to HNC Software Inc. ("HNC"), from a financial point of view and as of the date hereof, of the Purchase Price (as defined below), in the proposed merger of ABC Software Inc. ("Merger Sub"), a subsidiary of HNC, with and into CompReview, Inc. ("CompReview" or the "Company"), pursuant to the Agreement and Plan of Merger, dated as of July 9, 1997 (the "Agreement"). Under the terms of the Agreement, Merger Sub shall be merged with and into CompReview (the "Merger"). CompReview shall be the surviving corporation and the separate existence of Merger Sub shall cease. In exchange for all outstanding Company Common Stock and Company Securities exercisable or exchangeable for, or convertible into, Company Common Stock, HNC will issue, or reserve for issuance, 5.0 million shares of HNC Common Stock plus the number of shares of HNC Common Stock obtained by dividing the retained earnings of CompReview as of the close of the last full calendar month preceding the closing of the Merger by the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market for the twenty trading days immediately preceding (but not including) the closing date of the Merger (the "Purchase Price"). Any options that are outstanding immediately prior to the Merger will be assumed by Merger Sub and converted into options to purchase shares of HNC Common Stock. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." The terms and conditions of the Merger are set out more fully in the Agreement.

For purposes of this opinion we have: (i) reviewed financial information on CompReview furnished to us by CompReview, including certain internal financial analyses and forecasts prepared by the management of CompReview; (ii) reviewed publicly available information; (iii) held discussions with the managements of CompReview and HNC concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined; (iv) reviewed the Agreement; (v) prepared a relative contribution analysis for CompReview and HNC; (vi) reviewed the valuations of publicly traded companies that we deemed comparable to CompReview; (vii) prepared discounted cash flow analyses of CompReview; (viii) compared the financial terms of the Merger with other transactions that we deemed relevant; (ix) reviewed the stock price and trading history of HNC; (x) prepared a pro-forma merger analysis for the combination of CompReview and HNC; and (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

            555 CALIFORNIA STREET SAN FRANCISCO 94104 415-781-9700
               INVESTMENT BANKERS MEMBER OF ALL MAJOR EXCHANGES
                          A LIMITED LIABILITY COMPANY

Board of Directors
HNC Software Inc.
July 9, 1997
Page Two

In connection with rendering our opinion, however, we have not independently verified any of the foregoing information and have assumed that all such information is complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of CompReview or of any its subsidiaries, nor were we furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of CompReview that we have reviewed, we have assumed that such forecasts have been reasonably prepared and reflect the best available estimates and judgments of CompReview management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of CompReview. In addition, we have relied upon estimates and judgments of CompReview management as to the future financial performance of CompReview. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. While we believe that our review, as described within, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof. Finally, we express no opinion as to the value of any employee agreements or arrangements entered into in connection with the Agreement or the Merger.

Robertson, Stephens & Company LLC ("RS&Co.") has provided certain investment banking services to HNC from time to time, including acting as transaction advisor in the acquisition of Risk Data Corporation in August 1996, as an underwriter for the initial public offering of shares of the common stock of HNC in June 1995 and maintaining a market in shares of the common stock of HNC. In the ordinary course of business, RS&Co. may trade HNC Securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in HNC Securities.

Our opinion is not intended to be and does not constitute a recommendation to any stockholder of HNC as to how such stockholder should vote on the proposed transaction. We do not express any opinion regarding the current or future value of the shares of HNC common stock to be issued in the transaction. This opinion is for the Board of Directors of HNC and may not be used, quoted or referred to except with the express prior written consent of RS&Co.

Based upon and subject to the foregoing considerations, it is our opinion, that, as of the date hereof, the Purchase Price in the proposed Merger is fair to HNC from a financial point of view.

                                 Very truly yours,

                                 ROBERTSON, STEPHENS & COMPANY, LLC

                                 By: Robertson, Stephens & Company Group, L.L.C.

                                 /s/   Edwin David Hetz
                                    --------------------------------------
                                    Authorized Signatory

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of HNC Software Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of HNC Software Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

San Diego, California
January 21, 1997

                               HNC SOFTWARE INC.
                          CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                 December 31,
                                               ----------------
                                                1996      1995
                                               ----------------
                        ASSETS
Current assets:
  Cash and cash equivalents..................  $ 7,517  $20,583
  Investments available for sale.............    7,353   14,590
  Accounts receivable, net...................   19,468    6,996
  Current portion of deferred income taxes...    6,400    1,702
  Other current assets.......................    1,869    1,561
                                               -------  -------
     Total current assets....................   42,607   45,432
Investments available for sale...............   19,375    8,336
Deferred income taxes, less current portion..   22,966      346
Property and equipment, net..................    5,966    3,991
Other assets.................................    3,305      842
                                               -------  -------
                                               $94,219  $58,947
                                               =======  =======



        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...........................  $ 3,270   $ 1,434
  Accrued liabilities........................    4,058     2,818
  Deferred revenue...........................    3,377     2,101
  Bank line of credit........................        -     2,195
  Other current liabilities..................      418       827
                                               -------   -------
     Total current liabilities...............   11,123     9,375
                                               -------   -------
Notes payable to stockholders................        -     1,000
                                               -------   -------
Other non-current liabilities................      683       659
                                               -------   -------

Commitments and contingencies (Notes 6 and 11)

Stockholders' equity:
  Preferred stock, $0.001 par value
    4,000 shares authorized:
     no shares issued or outstanding.........        -         -
  Common stock, $0.001 par value  50,000
     and 40,000 shares authorized:
     19,126 and 17,892 shares issued
        and outstanding, respectively........       19        18
  Paid-in capital............................   83,554    55,334
  Unrealized (loss) gain on investments
     available for sale......................      (59)       92
  Foreign currency translation adjustment....       54         -
  Accumulated deficit........................   (1,155)   (7,531)
                                               -------   -------
     Total stockholders' equity..............   82,413    47,913
                                               -------   -------
                                               $94,219   $58,947
                                               =======   =======


         See accompanying notes to consolidated financial statements.

                               HNC SOFTWARE INC.
                       CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Year Ended December 31,
                                                         --------------------------------
                                                            1996       1995       1994
                                                         --------------------------------
Revenues:
  License and maintenance......................           $36,014   $ 16,878     $  9,266
  Installation and implementation..............             6,691      4,648        3,757
  Contracts and other..........................            11,128      9,146        7,651
                                                          -------   --------     --------
     Total revenues............................            53,833     30,672       20,674
                                                          -------   --------     --------

Operating expenses:
  License and maintenance......................             8,697      4,509        3,593
  Installation and implementation..............             2,714      1,425        1,254
  Contracts and other..........................             7,694      6,894        5,040
  Research and development.....................            13,271      6,581        4,344
  Sales and marketing..........................            10,705      6,422        3,603
  General and administrative...................             6,634      3,699        2,591
                                                          -------   --------     --------
     Total operating expenses..................            49,715     29,530       20,425
                                                          -------   --------     --------
Operating income...............................             4,118      1,142          249
Interest and other income......................             2,128        834          156
Interest expense...............................              (478)      (428)        (312)
                                                          -------   --------     --------
       Income before income tax benefit........             5,768      1,548           93
Income tax benefit.............................            (608).       (575)        (455)
                                                          -------   --------     --------
       Net income..............................           $ 6,376   $  2,123     $    548
                                                          =======   ========     ========

Pro forma net income per share.................                     $    .13     $    .04
                                                                    ========     ========

Shares used in computing pro forma net income
  per share....................................                       16,901       13,870
                                                                    ========     ========

Net income per share...........................           $   .31
                                                          =======

Shares used in computing net income per share..            20,367
                                                          =======




          See accompanying notes to consolidated financial statements.

                               HNC SOFTWARE INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          December 31,
                                                                --------------------------------
                                                                   1996        1995       1994
                                                                ---------------------------------
Cash flows from operating activities:
  Net income...................................................  $   6,376     $  2,123   $   548
  Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
     Depreciation and amortization.............................      3,344        1,589       629
     Changes in assets and liabilities:
       Accounts receivable, net................................    (10,100)      (1,393)   (1,754)
       Other assets............................................     (1,178)        (664)   (1,348)
       Deferred income taxes...................................     (1,332)      (1,548)        -
       Accounts payable........................................      1,836          658       139
       Accrued liabilities.....................................        625        1,756       390
       Deferred revenue........................................      1,472        1,337       (92)
       Other liabilities.......................................       (402)           -       280
                                                                 ---------     --------   -------
          Net cash provided by (used in) operating activities..        641        3,858    (1,208)
                                                                 ---------     --------   -------

Cash flows from investing activities:
  Purchases of investments.....................................    (26,113)     (28,666)   (7,134)
  Maturities of investments....................................     18,125        4,182     6,000
  Proceeds from sale of investments............................      3,707        2,467         -
  Acquisitions of property and equipment.......................     (3,853)      (1,947)   (1,534)
                                                                 ---------     --------   -------
          Net cash used in investing activities................     (8,134)     (23,964)   (2,668)
                                                                 ---------     --------   -------

Cash flows from financing activities:
  Net proceeds from issuances of common stock..................      1,935       33,726        10
  Net proceeds from issuance of preferred stock................          -            -     4,949
  Tax benefit from stock options...............................        896          800         -
  Proceeds under bank line of credit...........................        309        1,085     3,255
  Repayments under bank line of credit.........................     (2,504)        (265)   (2,890)
  Proceeds from issuances of notes payable to stockholders.....          -        1,000         -
  Repayment of notes payable to stockholders...................     (1,000)           -         -
  Repayment of debt from asset purchases.......................     (4,710)           -         -
  Capital lease payments.......................................       (553)        (502)     (304)
  Proceeds from issuances of bank notes payable................      1,999            -       603
  Repayments of bank notes payable.............................     (1,999)        (687)     (348)
                                                                 ---------     --------   -------
          Net cash (used in) provided by financing activities..     (5,627)      35,157     5,275
                                                                 ---------     --------   -------

Effect of exchange rate changes on cash........................         54            -         -
                                                                 ---------     --------   -------
Net (decrease) increase in cash and cash equivalents...........    (13,066)      15,051     1,399
Cash and cash equivalents at beginning of period...............     20,583        5,532     4,133
                                                                 ---------     --------   -------

Cash and cash equivalents at end of period.....................  $   7,517     $ 20,583   $ 5,532
                                                                 =========     ========   =======

SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Assets purchased through issuance of debt..................... $   4,710     $      -          -
                                                                 =========     ========    =======
  Acquisitions of property and equipment under capital leases... $     344     $    411    $ 1,128
                                                                 =========     ========    =======
  Conversion of preferred stock................................. $       -     $ 13,518    $     -
                                                                 =========     ========    =======
  Accretion of dividends on mandatorily redeemable convertible
     preferred stock............................................ $       -     $    348    $   717
                                                                 =========     ========    =======

SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid................................................. $     448     $    390    $   305
                                                                 =========     ========    =======
  Income taxes paid............................................. $      50     $    144    $    30
                                                                 =========     ========    =======

          See accompanying notes to consolidated financial statements.

                               HNC SOFTWARE INC.
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                       Preferred Stock
                                       ----------------------------------------------
                                             Series A                  Series E               Common Stock         Paid-in
                                        Shares      Amount        Shares      Amount       Shares      Amount      capital
                                       --------    --------      --------    --------     --------    --------     --------
Balance at December 31, 1993......          380    $      -             -    $      -        3,730      $    4     $  6,302
Common stock options exercised....                                                              40                       10
Issuance of Series E preferred
  stock, net of issuance costs....                                 1,282            1                                 4,948
Accretion of dividends............                                                                                     (717)
Net income........................
                                       --------    --------      --------    --------     --------    --------     --------

BALANCE OF DECEMBER 31, 1994......          380           -         1,282           1        3,770           4       10,543
Common stock options exercised....                                                             207                       85
Accretion of dividends............                                                                                     (348)
Issuance of common stock in
  initial public offering,
  net of issuance costs...........                                                           2,376           2       14,329
Conversion of convertible preferred
  stock into common stock.........         (380)                   (1,282)         (1)       8,956           9       10,618
Issuance of common stock in secondary
  public offering, net of
  issuance costs..................                                                           1,116           2       19,184
Issuance of common stock at inception
  of Retek (Note 2)...............                                                           1,367           1           (1)
Tax benefit from stock option
  transactions....................                                                                                      800
Unrealized gain on investments available
  for sale........................                                                             100                      124
Net income........................
                                       --------    --------      --------    --------     --------    --------     --------

BALANCE AT DECEMBER 31, 1995......            -           -             -           -       17,892          18       55,334
Common stock options exercised....                                                           1,140           1        1,095
Common stock issued for Employee
  Stock Purchase Plan.............                                                              94                      839
Tax benefit from stock option
  transactions....................                                                                                    7,889
Tax benefit from Retek taxable
  pooling(Note 9).................                                                                                   18,397
Unrealized loss on investments available
  for sale........................
Foreign currency translation
  adjustment......................
Net income........................
                                       --------    --------      --------    --------     --------    --------     --------

BALANCE AT DECEMBER 31, 1996......            -    $      -             -    $      -       19,126    $     19     $ 83,554
                                       ========    ========      ========    ========     ========    ========     ========

                               HNC SOFTWARE INC.
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                           UNREALIZED
                                         (LOSS) GAIN ON            FOREIGN                                          TOTAL
                                           INVESTMENTS             CURRENCY                                      STOCKHOLDERS'
                                            AVAILABLE             TRANSLATION             ACCUMULATED               EQUITY
                                             FOR SALE             ADJUSTMENT              (DEFICIT)               (DEFICIT)
                                         --------------         --------------          --------------          --------------
Balance at December 31, 1993......         $        -             $        -              $  (13,094)             $   (6,788)
Common stock options exercised....                                                                                        10
Issuance of Series E preferred
  stock, net of issuance costs....                                                                                     4,949
Accretion of dividends............                                                                                      (717)
Net income........................                                                               548                     548
                                           ----------             ----------              ----------              ----------
BALANCE OF DECEMBER 31, 1994......                  -                      -                 (12,546)                 (1,998)
Common stock options exercised....                                                                                        85
Accretion of dividends............                                                                                      (348)
Issuance of common stock in
  initial public offering,
  net of issuance costs...........                                                                                    14,331
Conversion of convertible preferred
  stock into common stock.........                                                             2,892                  13,518
Issuance of common stock in secondary
  public offering, net of
  issuance costs..................                                                                                    19,186
Issuance of common stock at inception
  of Retek (Note 2)...............                                                                                         -
Tax benefit from stock option
  transactions....................                                                                                       800
Unrealized gain on investments available
  for sale........................                 92                                                                     92
Net income........................                                                             2,123                   2,123
                                           ----------             ----------              ----------              ----------
BALANCE AT DECEMBER 31, 1995......                 92                      -                  (7,531)                 47,913
Common stock options exercised....                                                                                     1,096
Common stock issued for Employee
  Stock Purchase Plan.............                                                                                       839
Tax benefit from stock option
  transactions....................                                                                                     7,889
Tax benefit from Retek taxable
  pooling(Note 9).................                                                                                    18,397
Unrealized loss on investments available
  for sale........................               (151)                                                                  (151)
Foreign currency translation
  adjustment......................                                        54                                              54
Net income........................                                                             6,376                   6,376
                                           ----------             ----------              ----------              ----------
BALANCE AT DECEMBER 31, 1996......         $      (59)            $       54              $   (1,155)             $   84,413
                                           ==========             ==========              ==========              ==========



         See accompanying notes to consolidated financial statements.

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


 NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

    The Company
    -----------

    HNC Software Inc. (the "Company") develops, markets and supports intelligent client-server software solutions for mission-critical decision applications in real-time environments. The Company also performs contract research and development using neural networks and other computational intelligence methods.

   Basis of Presentation
   ---------------------

   The consolidated financial statements and related notes give retroactive effect to the mergers on August 30, 1996 with Risk Data Corporation ("RDC") and on November 29, 1996 with Retek Distribution Corporation ("Retek"), for all periods presented, accounted for as poolings of interests. RDC is an insurance information technology services firm engaged in the business of developing and marketing analytical benchmarking and risk management software products primarily for insurance carriers, state insurance funds and third party administrators. Retek develops, markets and installs inventory management system software primarily for customers in the retail industry.

   The consolidated balance sheet as of December 31, 1996 and 1995 includes the accounts of RDC and Retek as of December 31, 1996 and 1995. The consolidated statements of income, of cash flows and of changes in stockholders' equity (deficit) for each of the three years in the period ended December 31, 1996 include the results of RDC and Retek for the years then ended. The term "Company" as used in these consolidated financial statements refers to HNC Software Inc. and its subsidiaries, including RDC and Retek.

   No adjustments to conform accounting methods were required. Certain amounts have been reclassified with regard to presentation of the financial information of the two companies. Revenues and net income (loss) for each of the previously separate companies for the periods prior to their acquisitions are as follows:

                                                                      YEAR ENDED DECEMBER 31,
                        Nine Months Ended      Six Months Ended      -------------------------
                        September 30, 1996       JUNE 30, 1996           1995          1994
                        ------------------     ----------------      ----------     ----------
                          (unaudited)             (unaudited)
Revenues:
   HNC.................      $31,423               $16,478             $25,174       $16,473
   RDC.................            -                 2,600               4,577         4,201
   Retek...............        5,635                 3,377                 921             -
                             -------               -------             -------       -------
                             $37,058               $22,455             $30,672       $20,674
                             =======               =======             =======       =======

Net income (loss):
    HNC.................     $   975               $ 1,780             $ 4,457       $ 1,923
    RDC.................           -                (2,184)             (1,952)       (1,375)
    Retek...............          93                    43                (382)            -
                             -------               -------             -------       -------
                            $  1,068               $  (361)            $ 2,123       $   548
                            ========               =======             =======       =======

   Principles of Consolidation
   ---------------------------

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


   Financial Statement Preparation
   -------------------------------

   The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash Equivalents
   ----------------

   Cash equivalents are highly liquid investments and consist of investments in money market accounts and commercial paper purchased with maturities of three months or less.

   Investments
   -----------

   Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. As of and for the year ended December 31, 1994 based upon the Company's intent and ability, the Company classified such securities in the held-to-maturity category and recorded these securities at amortized cost, which approximated market value. As of December 31, 1995, the Company reassessed its intent and ability with respect to these securities. As a result of this reassessment, the Company reclassified all securities as "available for sale" and accounts for them accordingly on a prospective basis. Available for sale securities are carried at fair value with unrealized gains or losses related to these securities included in stockholders' equity in the Company's consolidated balance sheet.

   Property and Equipment
   ----------------------

   Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets of three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the related leases. Repair and maintenance costs are charged to expense as incurred.

   Software Costs
   --------------

   Software costs are recorded at cost and amortized over their estimated useful lives of 36 to 42 months. Software costs are comprised of purchased software and other rights which are recorded at the lower of cost or net realizable value. At December 31, 1996 and 1995, software costs of $2,561 and $0, respectively, are included in other assets in the consolidated balance sheet net of accumulated amortization of $642 and $0, respectively.

   Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 1996, no significant amounts were expended subsequent to reaching technological feasibility.

   Long-Lived Assets
   -----------------

   The Company investigates potential impairments of long-lived assets, certain identifiable intangibles and associated goodwill, on an exception basis, when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairments of long-lived assets existed through December 31, 1996.

                               HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


   Stock-Based Compensation
   ------------------------

   The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense (Note 10).

   Revenue Recognition
   -------------------

   Revenue from long-term periodic software license agreements is generally recognized ratably over the respective license periods. Revenue from perpetual licenses of the Company's software for which there are no significant continuing obligations and collection of the related receivables is probable is recognized on delivery of the software and acceptance by the customer.

   Revenue from software installation and contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received in advance of performance under contracts are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are first identified. Unbilled receivables are stated at estimated realizable value. Contract costs under government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Through 1990, indirect government contract costs have been agreed upon with government representatives. Revenues from government contracts have been recorded in amounts that are expected to be realized upon final settlement.

   Revenue from product sales, which is included in contracts and other revenue, is recognized upon shipment to the customer.

   Income Taxes
   ------------

   Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

   Foreign Currency Translation
   ----------------------------

   The financial statements of the Company's international operations are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are included in the consolidated statement of income and are not material.

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


   Diversification of Credit Risk
   ------------------------------

   The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash equivalents, investments and trade accounts receivable which are generally not collateralized. The Company's policy is to place its cash, cash equivalents and investments with high credit quality financial institutions and commercial companies and government agencies in order to limit the amount of its credit exposure. The Company's software license and installation agreements and commercial development contracts are primarily with customers in the financial services, insurance and retail industries. The Company maintains reserves for potential credit losses.

   During 1996, 1995 and 1994, sales under prime and subcontracts with the federal government represented 3.0%, 7.3%, and 11.3%, respectively, of the Company's total revenues. One domestic customer accounted for 11.4%, 12.4% and 11.6% of total revenues in 1996, 1995 and 1994, respectively. Revenues from international operations and export sales, primarily to Western Europe and Canada, represented approximately 23.4%, 17.9%, and 11.4% of total revenues in 1996, 1995 and 1994, respectively. Export sales were $7,310, $4,595 and $2,355 in 1996, 1995 and 1994, respectively.

   Disclosures about fair value of financial instruments
   -----------------------------------------------------

   The carrying amounts of cash and cash equivalents, accrued liabilities, the bank line of credit and notes payable to stockholders approximate fair value because of the short term maturities of these financial instruments. The carrying amounts of capital lease obligations approximate their fair values based on interest rates currently available to the Company for borrowings with similar terms and maturities.

   Reincorporation and stock split
   -------------------------------

   In May 1995, the stockholders approved an Agreement and Plan of Merger whereby the Company merged with and into a newly incorporated Delaware corporation ("HNC Delaware"), which is the surviving corporation. In conjunction with the merger, each share of the Company's common stock, preferred stock and options and warrants to purchase the Company's common stock was exchanged for one-half share of HNC Delaware's common stock, preferred stock and options and warrants to purchase HNC Delaware's common stock, at twice the exercise price for options and warrants. All references to share and per share amounts of common and preferred stock and other data in these financial statements have been retroactively restated to reflect the reincorporation.

   In April 1996, the Company consummated a two-for-one stock split effected in the form of a common stock dividend. All references in these consolidated financial statements to share and per share amounts have been adjusted to give retroactive effect to the stock split.

   Pro forma net income per share
   ------------------------------

   Pro forma net income per share is computed based on the weighted average number of common shares and common stock equivalents, using the treasury stock method, outstanding during the respective periods after giving retroactive effect to the conversion, which occurred upon the closing of the Company's initial public offering, of all outstanding shares of preferred stock into 8,957 shares of common stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all stock options granted from May 5, 1994 through June 26, 1995 have been included as outstanding for all periods prior to June 26, 1995 using the treasury stock method and the $7.00 initial public offering price per share. For periods prior to 1996, historical earnings per share are not presented because such amounts are not deemed meaningful due to the significant change in the Company's capital structure that occurred in connection with the initial public offering.

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   Net income per share
   --------------------

   Net income per share is computed based on the weighted average number of common shares and common stock equivalents, using the treasury stock method, outstanding during the period.

   Reclassifications
   -----------------

   Certain prior year balances have been reclassified to conform to the current year presentation.


NOTE 2 -- ACQUISITIONS

   On August 30, 1996, the Company completed an acquisition of Risk Data Corporation ("RDC"). Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 1,891 common shares for all of the then outstanding shares of RDC preferred and common stock. All periods presented have been retroactively restated (Note 1).

   On November 29, 1996, the Company completed an acquisition of all of the outstanding shares of Retek Distribution Corporation. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 1,367 common shares for all of Retek's then outstanding shares. All periods presented have been retroactively restated (Note 1).

   Transaction costs of $563 and $515 were incurred to complete the mergers with RDC and Retek, respectively. Transaction costs were charged to income as incurred and consisted primarily of investment banker, legal and accounting fees, and printing, mailing and registration expenses.


NOTE 3 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                              December 31,
                                         ---------------------
                                            1996       1995
                                         ---------------------
 Accounts receivable, net:
     Billed............................   $10,156      $4,048
     Unbilled..........................     9,299       2,955
     Other.............................       636         496
                                          -------      ------
                                           20,091       7,499
 Less allowance for doubtful accounts..      (623)       (503)
                                          -------      ------
                                          $19,468      $6,996
                                          =======      ======

   Unbilled amounts represent revenue recorded in excess of amounts billable pursuant to contract provisions and generally become billable at contractually specified dates or upon the attainment of milestones. Unbilled amounts are expected to be realized within one year.

                                                        December 31,
                                                   ---------------------
                                                      1996       1995
                                                   ---------------------
 Property and equipment, net:
     Computer equipment..........................   $ 8,409     $ 4,934
     Furniture and fixtures......................     1,884       1,268
     Leasehold improvements......................       273         167
                                                    -------     -------
                                                     10,566       6,369
 Less accumulated depreciation and amortization..    (4,600)     (2,378)
                                                    -------     -------
                                                    $ 5,966     $ 3,991
                                                    =======     =======

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         December 31,
                                     -------------------
                                       1996       1995
                                     -------------------
 Accrued liabilities:
     Payroll and related benefits..    $1,457     $1,126
     Vacation......................       673        435
     Other.........................     1,928      1,257
                                       ------     ------
                                       $4,058     $2,818
                                       ======     ======


NOTE 4 -- INVESTMENTS

   At December 31, 1996 and 1995, the amortized cost and estimated fair value of investments available for sale were as follows:

                                                        DECEMBER 31, 1996
                                            -----------------------------------------------
                                               AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                                                 COST        GAINS        LOSSES     VALUE
                                            -------------  ----------  -----------  -------
Current:
U.S. government and federal agencies..            $ 1,999         $ -        $ (2)  $ 1,997
U.S. corporate debt...................              3,149           -          (6)    3,143
Foreign corporate debt................              2,216           -          (3)    2,213
                                                  -------         ---        ----   -------
                                                    7,364           -         (11)    7,353
                                                  -------         ---        ----   -------
Non-current:
U.S. government and federal agencies..            $16,213         $ -        $(36)  $16,177
Foreign government debt...............              1,006           -          (2)    1,004
U.S. corporate debt...................              1,702           -          (8)    1,694
Foreign corporate debt................                502           -          (2)      500
                                                  -------         ---        ----   -------
                                                   19,423           -         (48)   19,375
                                                  -------         ---        ----   -------
                                                  $26,787         $ -        $(59)  $26,728
                                                  =======         ===        ====   =======


                                                        DECEMBER 31, 1996
                                            -----------------------------------------------
                                               AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                                                 COST        GAINS        LOSSES     VALUE
                                            -------------  ----------  -----------  -------
Current:
U.S. government and federal agencies..            $ 1,481         $ 9        $  -   $ 1,490
Foreign government debt...............              1,017           2           -     1,019
U.S. corporate debt...................              8,870          45           -     8,915
Foreign corporate debt................              3,164           2           -     3,166
                                                  -------         ---        ----   -------
                                                   14,532          58           -    14,590
                                                  -------         ---        ----   -------
Non-current:
Foreign government debt...............            $ 1,019           2           -     1,021
U.S. corporate debt...................              7,077          32           -     7,109
Foreign corporate debt................                206           -           -       206
                                                  -------         ---        ----   -------
                                                    8,302          34           -     8,336
                                                  -------         ---        ----   -------
                                                  $22,834         $92        $  -   $22,926
                                                  =======         ===        ====   =======

  Maturities for non-current investments in securities range from one to two years. Included in the Company's 1995 income statement is a realized gain in the amount of $3 related to the sale of held-to-maturity securities with an aggregate amortized cost in the amount of $2,464. No significant gains or losses were recognized during the year ended December 31, 1996. The cost of securities sold is determined by the specific identification method.

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5 -- NOTES PAYABLE

  The Company has a Loan and Security Agreement with a bank which provides for a $5,000 revolving line of credit through July 10, 1997. The agreement requires that the Company maintain certain financial ratios and levels of tangible net worth and also restricts the Company's ability to pay cash dividends and repurchase stock without the bank's consent. At December 31, 1996 and 1995, the Company had $0 outstanding under the revolving line of credit. Any borrowings under the agreement will be collateralized by substantially all of the Company's assets. Interest is payable monthly at the bank's prime rate, which was 8.25% at December 31, 1996.

  The RDC credit facility was comprised of a revolving line of credit secured by eligible accounts receivable as well as a bridge loan which was secured by the guarantees of certain stockholders. The revolving line of credit matured on January 5, 1997. The bridge loan matured on September 5, 1996. All outstanding amounts were repaid during 1996 and neither credit facility was renewed.

  During 1995, the preferred stockholders of RDC loaned the Company $1,000 under subordinated note agreements (secured by the assets of RDC but subordinated to borrowings under the RDC line of credit) bearing interest at 9%. All outstanding amounts were repaid during 1996.


NOTE 6 -- LEASES

  At December 31, 1996, the Company is obligated under noncancelable operating leases for its facilities and certain equipment through 2003 as follows:


                       NET FUTURE
                     FUTURE MINIMUM  LESS SUBLEASE  MINIMUM LEASE
                     LEASE PAYMENTS      INCOME        PAYMENTS
                    ----------------  -------------  -------------

     1997                 $1,943           $212          $1,731
     1998                  1,539            192           1,347
     1999                  1,189            149           1,040
     2000                  1,211              -           1,211
     2001                  1,249              -           1,249
     thereafter            1,787              -           1,787

  The lease for the Company's corporate headquarters provides for scheduled rent increases and an option to extend the lease for five years with certain changes to the terms of the lease agreement and a refurbishment allowance. Rent expense under operating leases for the years ended December 31, 1996, 1995, and 1994 was approximately $1,340, $1,192, and $898, respectively, net of sublease income of $125, $83 and $40, respectively.

  RDC maintains a lease line of credit with a leasing company for the acquisition of equipment under capital lease arrangements. Future minimum payments are as follows:


1997................................  $ 475
1998................................    232
1999................................     66
                                      -----
                                        773
Less amounts representing interest..   (110)
                                      -----
Capital lease obligations...........    663
Less current portion................   (399)
                                      -----
                                      $ 264
                                      =====

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  The gross value of assets under capital leases at December 31, 1996 and 1995 was $1,481 and $2,186 and accumulated amortization was $599 and $572, respectively. Amortization expense for assets acquired under capital leases is included in depreciation expense.


NOTE 7 -- LICENSE OF CHARACTER RECOGNITION TECHNOLOGY

  In November 1992, the Company entered into an agreement that granted Mitek a license to use certain character recognition technology developed by the Company. The agreement provided for the Company to receive an initial license and support fee payment of $1,350 and an additional license and support fee based on a percentage of Mitek's revenue from the sale of character recognition products through November 1995. The agreement also required that the Company sell certain proprietary computer boards to Mitek at a substantial discount from normal sales prices, but in excess of cost, and provide ongoing engineering and technical support over the agreement period, which ended during November 1995. As the Company had a significant continuing obligation under this agreement, the initial license and support fee received thereunder was deferred on receipt and recognized as revenue over the performance period based on estimated sales of proprietary computer boards. The additional license and support fees were recognized as a percentage of actual Mitek revenues pursuant to the agreement.

  Revenue recognized pursuant to this agreement, which is included in "contracts and other" in the consolidated statement of income, is summarized as follows:


                                      Year Ended December 31,
                                      -----------------------
                                           1995     1994
                                          ------   ------

     Initial license fee.................  $  47  $  295
     Additional license and support fee..    314     476
     Computer board sales................    527     657
                                           -----  ------
                                           $ 888  $1,428
                                           =====  ======

NOTE 8 -- CAPITAL STOCK

  During June 1995, the Company completed its initial public offering for sale of 5,175 shares of common stock (of which 2,375 shares were sold by the Company and 2,800 shares were sold by certain selling stockholders) at a price to the public of $7.00 per share, which resulted in net proceeds to the Company of $15,461 after the payment of underwriters' commissions but before the deduction of offering expenses. Upon the closing of the Company's initial public offering, all outstanding shares of Series A, B, C, D, and E convertible preferred stock were automatically converted into shares of common stock at their then effective conversion prices. Upon conversion, the preferred stockholders were no longer entitled to any undeclared cumulative dividends and all class voting rights terminated.

  During December 1995, the Company completed a secondary public offering for sale of 3,000 shares of common stock (of which 1,116 shares were sold by the Company and 1,884 shares were sold by certain selling stockholders) at a price to the public of $18.50 per share, which resulted in net proceeds to the Company of $19,606 after the payment of underwriters' commissions but before the deduction of offering expenses.

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  The Board of Directors is authorized to issue up to 4,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to the rights of the holders of any Preferred Stock that may be issued in the future.


NOTE 9 -- INCOME TAXES

 Income (loss) before income tax benefit was taxed under the following jurisdictions:


                                                                         Year Ended December 31,
                                                                       ----------------------------
                                                                         1996      1995      1994
                                                                       --------  --------  --------

       Domestic................................................        $ 3,008   $ 1,746   $    93
       Foreign.................................................          2,760      (198)        -
                                                                       -------   -------   -------
                                                                       $ 5,768   $ 1,548   $    93
                                                                       =======   =======   =======

 The income tax provision (benefit) is summarized as follows:

                                                                          Year Ended December 31,
                                                                        --------------------------
                                                                          1996      1995     1994
                                                                        -------   -------  -------
     Current:
       Federal.................................................        $ 1,132   $    97   $    17
       State...................................................            137        76        28
       Foreign.................................................             51         -         -
     Deferred:
       Federal.................................................         (1,569)     (521)     (425)
       State...................................................            (63)     (183)      (75)
       Foreign.................................................           (296)      (44)        -
                                                                       -------   -------   -------
                                                                       $  (608)  $  (575)  $  (455)
                                                                       =======   =======   =======

 Deferred tax assets are summarized as follows:


                                                                                   December 31,
                                                                              ----------------------
                                                                                 1996        1995
                                                                              ---------    ---------
     Taxable pooling basis difference..........................                  $18,397   $     -
     Net operating loss carryforwards..........................                    8,587     2,902
     Tax credit carryforwards..................................                    1,878     1,370
     Other.....................................................                      504       493
                                                                                 -------   -------
     Gross deferred tax assets.................................                   29,366     4,765
     Deferred tax asset valuation allowance....................                        -    (2,717)
                                                                                 -------   -------
       Net deferred tax asset..................................                  $29,366   $ 2,048
                                                                                 =======   =======

At December 31, 1994, the Company provided a deferred tax asset valuation allowance for deferred tax assets which management determined were "more likely than not" unrealizable based on trends in operating results after eliminating the effects of non-recurring revenue (Note 7). During 1995, the Company released the valuation allowance related to HNC's deferred tax assets based on management's assessment that it was more likely than not that the Company would realize a portion of those assets in future periods due to improvements in HNC's operating results. During 1996, the Company released the valuation allowances related to RDC and Retek deferred tax assets

                               HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


based on management's assessment that it was more likely than not that the Company would realize those assets in future periods due to improvements in the operating results of those subsidiaries.

  During 1996 and 1995, the Company realized certain tax benefits related to stock option plans in the amount of $7,889 and $800, respectively. The benefit from the stock option tax deduction is credited directly to paid-in capital.

  In connection with the acquisition of Retek, the Company made an Internal Revenue Code Section 338 election for federal and state tax purposes, resulting in the treatment of the acquisition as a taxable transaction, whereby the tax bases of the acquired assets and liabilities were adjusted to their fair values as of the date of the acquisition. As the purchase price exceeded the carrying value of the net assets acquired by approximately $46,000, the Company recorded a deferred tax asset in the amount of $18,397.

  A reconciliation of the income tax benefit to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows:

                                                                                Year Ended December 31,
                                                                             -----------------------------
                                                                                1996      1995     1994
                                                                             ---------  --------  --------
     Amounts computed at statutory federal rate..........                    $ 1,961   $   526   $    32
     Release of valuation allowance......................                     (2,717)   (2,223)   (1,008)
     Tax credit carryforwards generated..................                       (334)      (68)      (51)
     Losses without tax benefit..........................                          -       794       468
     Separate return impact of acquired businesses.......                       (154)        -         -
     Acquisition expenses not tax deductible.............                        367         -         -
     State income tax expense............................                        480       401        28
     Foreign net operating loss carryforwards generated..                       (296)      (44)        -
     Other...............................................                         85        39        76
                                                                             -------   -------   -------
       Income tax benefit................................                    $  (608)  $  (575)  $  (455)
                                                                             =======   =======   =======

  At December 31, 1996, the Company had federal, state and foreign net operating loss carryforwards of approximately $22,300, $10,800 and $800, respectively.
The Company's net operating loss carryforwards expire as follows:

                         1997...........  $   278
                         1998...........      240
                         1999...........        2
                         2001...........    9,148
                         2003...........      833
                         2004...........    1,240
                         2005...........    1,216
                         2006...........    1,670
                         2007...........       17
                         2008...........    1,692
                         2009...........    1,370
                         2010...........    1,840
                         2011...........   14,086
                         No expiration..      268
                                          -------

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  The Company also has approximately $1,400 of federal research and development credit carryforwards, which expire from 2000 to 2011, $400 of state research and development credit carryforwards, which have no expiration date, and $100 of foreign tax credit carryforwards, which expire from 1999 to 2000. Certain of these net operating loss and research and development credit carryforwards generated by RDC and Retek prior to their acquisitions by HNC are subject to annual limitations on their utilization and also are limited to utilization solely by the Company which generated them. Should a substantial change in HNC's ownership occur, as defined by the Tax Reform Act of 1986, there will be an annual limitation on the utilization of net operating loss and research and development credit carryforwards.


NOTE 10 -- EMPLOYEE BENEFIT PLANS

  During 1987, the Company adopted the 1987 Stock Option Plan whereby 2,500 shares of the Company's common stock were reserved for issuance pursuant to nonqualified and incentive stock options to its officers, directors, key employees and consultants. The plan, as amended, is administered by the Board of Directors or its designees and provides generally that, for incentive stock options and nonqualified stock options, the exercise price must not be less than the fair market value of the shares as determined by the Board of Directors at the date of grant. The options expire no later than ten years from the date of grant and may be exercised in installments based upon stipulated timetables (not in excess of seven years). At December 31, 1996, options to purchase 545 shares were exercisable.

  During 1995, the Company adopted the 1995 Directors Stock Option Plan (the "Directors Plan"), the 1995 Equity Incentive Plan (the "Incentive Plan") and the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). For purposes of the discussion contained in the three paragraphs below, "fair market value" means the closing price of the Company's Common Stock on the Nasdaq National Market on the grant date.

  The Directors Plan provides for the issuance of up to 300 nonqualified stock options to the Company's outside directors. Under the provisions of the Directors Plan, options to purchase 25 shares of the Company's common stock are granted to outside directors upon their respective dates of becoming members of the Board of Directors and 10 additional options will be granted on each anniversary of such dates. Options under the Directors Plan are granted at the fair market value of the stock at the grant date and vest at specific times over a four-year period. At December 31, 1996, options to purchase 40 shares were exercisable.

  The Incentive Plan provides for the issuance of up to 2,800 shares of the Company's common stock in the form of nonqualified or incentive stock options, restricted stock or stock bonuses. In addition, any shares remaining unissued under the 1987 Stock Option Plan on the effective date of the Incentive Plan, and any shares issuable upon exercise of options granted pursuant to the 1987 Stock Option Plan that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for issuance under the 1987 Stock Option Plan but will be available for issuance under the Incentive Plan. Nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of fair market value for awards to more than 10% stockholders. Options granted under the Incentive Plan may have a term of up to 10 years. The Company has the discretion to provide for restrictions and the lapse thereof in respect of restricted stock awards, and options typically vest at the rate of 25% of the total grant per year over a four-year period. However, the Company may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 1996, 58 shares were exercisable under the Incentive Plan.

                               HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  The Purchase Plan provides for the issuance of a maximum of 400 shares of common stock. Each purchase period, eligible employees may designate between 2% and 10% of their cash compensation, subject to certain limitations, to be deducted from their pay for the purchase of common stock under the Purchase Plan. The purchase price of the shares under the Purchase Plan is equal to 85% of the lesser of the fair market value per share, as defined by the Purchase Plan, on the first day of the twelve-month offering period or the last day of each six-month purchase period. Approximately 65% of eligible employees have participated in the Plan in the last two years. Under the Purchase Plan, the Company sold 94 shares to employees in 1996.

  RDC's stock option plan is administered by HNC's Board of Directors. All outstanding RDC options were converted into options to purchase HNC common stock and adjusted to give effect to the exchange ratio (Note 2). No changes were made to the terms of the RDC options in connection with the exchange. Options granted under the RDC stock option plan generally vest at the rate of 25% of the total grant per year over a four-year period and expire 10 years after the date of grant. At December 31, 1996, 63 shares were exercisable under the RDC plan.

  Retek's stock options are administered by HNC's Board of Directors. All outstanding Retek options were converted into options to purchase the Company's common stock and adjusted to give effect to the exchange ratio (Note 2). No changes were made to the terms of the Retek options in connection with the exchange. Options granted vest ratably over periods from one to four years and have a term of up to 10 years. At December 31, 1996, options to purchase 28 shares were exercisable.

  Transactions under the Company's stock option and purchase plans during the years ended December 31, 1996 and 1995, including options under the RDC stock option plan and options under the Retek stock option plan but excluding options to purchase stock of a subsidiary of the Company, Aptex Software Inc. ("Aptex"), are summarized as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                     1996                            1995
                                                            --------------------------     ---------------------------
                                                                      WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                                            SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                                            ------    ----------------     -------  ------------------
 Outstanding at beginning of year................             2,722       $  2.87             2,081        $  0.49
     Options granted.............................             1,591         28.84             1,101           6.67
     Options exercised...........................            (1,140)          .96              (207)          0.41
     Options canceled............................              (150)        17.77              (253)          1.75
                                                            -------       -------           -------        -------
 Outstanding at end of year......................             3,023         16.53             2,722           2.87
                                                            =======       =======           =======        =======
 Options exercisable at end of year..............              734                            1,427
 Weighted average fair value of options granted
     during the year.............................           $16.94                           $ 4.64

                               HNC SOFTWARE INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


  The following table summarizes information about employee stock options outstanding at December 31, 1996:

                               OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                 -------------------------------------------------------   ------------------------------
                      NUMBER        WEIGHTED AVERAGE         WEIGHTED         NUMBER           WEIGHTED
    RANGE OF       OUTSTANDING AT       REMAINING             AVERAGE      OUTSTANDING AT       AVERAGE
 EXERCISE PRICES  DECEMBER 31, 1996  CONTRACTUAL LIFE     EXERCISE PRICE  DECEMBER 31, 1996  EXERCISE PRICE
 ---------------  -----------------  ----------------  -----------------  -----------------  --------------
 $ 0.02 $ 0.92          554             4.66 years          $ 0.35             475             $ 0.30
   1.00 to 3.00         607             8.10                  2.67             157               2.67
   4.50 to 21.38        505             8.73                 13.06              92              10.91
  21.50 to 30.25        510             9.38                 26.64               1              22.55
  30.50 to 30.75        568             9.73                 30.68               9              30.75
  30.81 to 49.50        279             9.47                 37.81               -                  -
                      -----                                                    ---
 $0.02 to $49.50      3,023             8.23                 16.53             734               2.55
                      =====                                                    ===

  During 1996, Aptex adopted the 1996 Equity Incentive Plan (the "Aptex Plan") whereby 2,000 shares of Aptex common stock were reserved for issuance pursuant to nonqualified and incentive stock options and restricted stock awards. The plan is administered by the Board of Directors of Aptex or its designees and provides generally that nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of fair market value for awards to more than 10% stockholders. Options granted under the Incentive Plan may have a term of up to 10 years. The Company has the discretion to provide for restrictions and the lapse thereof in respect of restricted stock awards, and options typically vest at the rate of 25% of the total grant per year over a four-year period. However, the Company may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. During 1996, Aptex issued 1,000 shares of common stock under the Aptex Plan at an issuance price of $0.03 per share. No options granted under the Aptex Plan were exercisable at December 31, 1996.

  The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation. No compensation expense has been recognized for its employee stock option grants, which are fixed in nature, as the options have been granted at fair market value. No compensation expense has been recognized for the Purchase Plan. Had compensation cost for the Company's stock-based compensation awards issued during 1996 and 1995 been determined based on the fair value at the grant dates of awards consistent with the method of Financial Accounting Standards Board Statement No. 123, the Company's net income and pro forma net income per share would have been reduced to the pro forma amounts indicated below:

                          Year Ended December 31,
                          -----------------------
                                1996    1995
                              ------- -------
     Net income:
       As reported..........   $6,376  $2,123
       Pro forma............    2,137   1,549
     Net income per share:
       As reported..........   $  .31  $  .13
       Pro forma............      .11     .09

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1996 and 1995, respectively: dividend yield of 0.0% for both years, risk-free interest rates of 6.03% and 6.29%, expected volatility of 70% and 75%, and expected lives of
3.5 years for both years.  The fair value of the employees'

                               HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


purchase rights pursuant to the Purchase Plan is estimated using the Black-Scholes model with the following assumptions: dividend yield of 0.0% for both years, risk-free interest rates of 5.36% and 5.66%, expected volatility of 70% and 75%; and an expected life of 6 months for both years. The weighted-average fair value of those purchase rights granted in 1996 and 1995 was $9.61 and $2.75, respectively.

  The fair value of each option granted under the Aptex Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the year ended December 31, 1996: dividend yield of 0.0%, risk-free interest rate of 6.42%, expected volatility of 90%, and an expected life of 9.25 years. Options to purchase 704 shares were granted during 1996 at a weighted average exercise price of $0.03 per share. The weighted average fair value of options granted during the year was $0.03 per share. At December 31, 1996, there were 704 options outstanding under the Aptex Plan with a weighted average exercise price of $0.03 per share and a weighted average remaining contractual life of 9.74 years.


NOTE 11 -- CONTINGENCIES

  Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims, cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.


NOTE 12 - SUBSEQUENT EVENT (UNAUDITED)

In July 1997, the Company signed a definitive agreement to acquire all of the outstanding shares and options of CompReview, an insurance information technology product and services company located in Costa Mesa, California, in return for the issuance of approximately 5,000,000 shares of HNC common stock and options to purchase common stock. This transaction has not yet been consummated and remains subject to certain conditions, including stockholder approval and qualification of the transaction for `pooling of interests' accounting treatment.

                               HNC SOFTWARE INC.


                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                               November 25, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF HNC SOFTWARE INC.


        The undersigned hereby appoints Robert L. North and Raymond V. Thomas, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent the undersigned at the Special Meeting of Stockholders of HNC Software Inc. (the "Company") to be held at 10:00 a.m. on Tuesday, November 25, 1997 at the Embassy Suites Hotel located at 4550 La Jolla Village Drive, San Diego, California, and at any adjournments or postponements thereof, and to vote, as designated on the reverse side, the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters set forth on the reverse side:

          (Continued and to be signed and dated on the reverse side.)
--------------------------------------------------------------------------------
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends that you vote FOR Proposal 1 and FOR Proposal
2.                                              ---                ---

        1. ISSUANCE OF SHARES OF HNC COMMON STOCK AND OPTIONS TO PURCHASE SHARES OF HNC COMMON STOCK TO THE STOCKHOLDERS AND OPTIONHOLDERS, RESPECTIVELY, OF COMPREVIEW PURSUANT TO THE AGREEMENT AND THE MERGER.

                        [_]     FOR     [_]     AGAINST         [_]     ABSTAIN

        2. AMENDMENT TO THE COMPANY'S 1995 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 750,000 SHARES.

                        [_]     FOR     [_]     AGAINST         [_]     ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]
MARK HERE IF YOU PLAN TO ATTEND THE MEETING [_]

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

        Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Signature: ________________ Date: ____  Signature: _________________ Date: ____

                                       2